Exhibit 99.1
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and the Board of Directors of Complete Solaria, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Complete Solaria, Inc. (formerly Complete Solar, Inc.) and subsidiaries (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ equity (deficit), and cash flows, for each of the three years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1(c) to the financial statements, the Company has been incurring net losses, accumulated deficit, and cash outflows from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1(c). The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Deloitte & Touche LLP
San Francisco, California
April 7, 2023 (December 22, 2023, as to the effects of the reverse recapitalization described in Note 3 and the divestiture described in Note 5)
We have served as the Company’s auditor since 2022.

COMPLETE SOLARIA, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(
in thousands except number of shares
)

	As of December 31,
	2022	2021
Assets
Current assets:

Cash and cash equivalents	$4,409	$5,276
Accounts receivable, net	27,717	9,037
Inventories	13,059	4,409
Prepaid expenses and other current assets	10,071	4,955

Total current assets	55,256	23,677
Long-term deposits	—	70
Restricted cash	3,907	—
Property and equipment, net	3,476	1,758
Operating lease right-of-use assets	2,182	826
Intangible assets, net	—	72
Other noncurrent assets	1,330	—
Long-term assets held for sale - discontinued operations	162,032	—

Total assets	$228,183	$26,403

Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities
Accounts payable	$14,474	$5,190
Accrued expenses and other current liabilities	19,830	9,347
SAFE agreements	—	6,397
Convertible notes, net	—	1,890
Convertible notes, net due to related parties	—	6,820
Notes payable, net	20,403	9,507
Deferred revenue	5,407	3,852

Total current liabilities	60,114	43,003
Warranty provision, noncurrent	3,214	1,681
Warrant liability	14,152	1,129
Derivative liability	—	1,481
Long-term debt with CS Solis	25,204	—
Convertible notes, net, noncurrent	3,434	—
Convertible notes, net due to related parties, noncurrent	15,510	—
Operating lease liabilities, net of current portion	1,274	499

Total liabilities	122,902	47,793

Commitments and contingencies (Note 17)
Stockholders’ equity (deficit):
Common stock, $0.0001 par value. Authorized 28,978,185 and 13,547,943 shares as of
December 31, 2022 and 2 0 21, respectively; issued and outstanding 19,932,429 and 9,806,143 shares as of December 31, 2022 and 2021, respectively	3	1
Additional paid-in capital	190,624	34,504
Accumulated other comprehensive income	27	—
Accumulated deficit	(85,373)	(55,896)

Total stockholders’ equity (deficit)	105,281	(21,390)

Total liabilities and stockholders’ deficit	$228,183	$26,403

The accompanying notes are an integral part of these consolidated financial statements.

COMPLETE SOLARIA, INC. AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Loss
(
in thousands except number of shares
)

	For the Years Ended December 31,
	2022	2021	2020
Revenues	$66,475	$68,816	$29,378
Cost of revenues	46,647	40,123	17,097

Gross profit	19,828	28,693	12,281
Operating expenses:
Sales commissions	21,195	25,061	10,410
Sales and marketing	6,156	5,179	3,185
General and administrative	13,634	5,780	3,801

Operating expenses	40,985	36,020	17,396

Loss from operations	(21,157)	(7,327)	(5,115)
Interest expense 1	(4,986)	(1,712)	(523)
Interest income	5	—	—
Other income (expense), net 2	(1,858)	(240)	(41)

Loss from continuing operations before income taxes	(27,996)	(9,279)	(5,679)
Income tax provision	(27)	(3)	(3)

Net loss from continuing operations	$(28,023)	$(9,282)	$(5,682)
Loss on discontinued operations, net of tax	(1,454)	—	—

Net loss	$(29,477)	$(9,282)	$(5,682)

Comprehensive income (loss):
Foreign currency translation adjustment	27	—	—

Comprehensive loss (net of tax)	$(29,450)	$(9,282)	$(5,682)

Net loss from continuing operations per share attributable to common stockholders, basic and diluted	$(1.24)	$(0.77)	$(0.58)

Net loss from discontinued operations per share attributable to common stockholders, basic and diluted	$(0.07)	$—	$—

Net loss per share attributable to common stockholders, basic and diluted	$(1.31)	$(0.77)	$(0.58)

Weighted-average shares used to compute net loss per share attributable to common stockholders’, basic and diluted	22,524,400	11,990,015	9,760,018

1.	Includes interest expense to related parties of $0.3 million, $0.7 million and $0.2 million during the years ended December 31, 2022, 2021 and 2020, respectively.
2.	Other income (expense), net includes other income from related parties of $1.4 million, zero and zero during the years ended December 31, 2022, 2021 and 2020, respectively.
The accompanying notes are an integral part of these consolidated financial statements.

COMPLETE SOLARIA, INC. AND SUBSIDIARIES
Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)
(
in thousands except number of shares
)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in-Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance at January 1, 2020	13,090,720	$22,788	1,103,289	$—	$180	$(40,932)	$—	$(40,752)
Retroactive application of recapitalization (Note 3)	(13,090,720)	(22,788)	5,751,955	2	22,786	—	—	22,788

Balance at January 1, 2020, as adjusted	—	—	6,855,244	2	22,966	(40,932)	—	(17,964)
Issuances of Series C-1 redeemable convertible preferred Stock upon conversion of 2017-A convertible note and 2019 SAFE	2,800,283	7,419	—	—	—	—	—	—
Issuance of Series C redeemable convertible preferred stock upon conversion of convertible notes	2,322,150	3,661	—	—	—	—	—	—
Conversion of redeemable convertible preferred stock to common stock	(1,648,783)	(2,330)	1,648,783	—	2,330	—	—	2,330
Issuance of common stock warrant	—	(137)	—	—	137	—	—	137
Exercise of common stock options	—	—	942,500	—	84	—	—	84
Stock-based compensation	—	—	—	—	109	—	—	109
Net loss	—	—	—	—	—	(5,682)	—	(5,682)

Balance as of December 31, 2020, as previously reported	3,473,650	8,613	2,591,893	—	2,660	(5,682)	—	(3,022)
Retroactive application of recapitalization (Note 3)	(3,473,650)	(8,613)	2,929,165	—	8,613	—	—	8,613

Balance as of December 31, 2020	—	$—	9,784,409	$2	$34,239	$(46,614)	$—	$(12,373)
Issuance of common stock upon asset acquisition of assembled workforce	—	—	30,000	—	17	—	—	17
Issuance of common stock warrant	—	—	—	—	42	—	—	42
Exercise of common stock options	—	—	15,000	—	6	—	—	6
Stock-based compensation	—	—	—	—	200	—	—	200
Net loss	—	—	—	—	—	(9,282)	—	(9,282)

Balance as of December 31, 2021, as previously reported	—	—	45,000	—	265	(9,282)	—	(9,017)
Retroactive application of recapitalization (Note 3)	—	—	21,734	—	—	—	—	—

Balance as of December 31, 2021	—	$—	9,806,143	$2	$34,504	$(55,896)	$—	$(21,390)
Issuance of Series D-1, D-2, and D-3 redeemable convertible preferred stock upon conversion of convertible notes and SAFEs 1	2,771,551	11,558	—	—	—	—	—	—
Issuance of Series D-4, D-5, D-6 and D-7 redeemable convertible preferred stock upon acquisition 2	6,803,550	52,201	—	—	—	—	—	—
Issuance of Series D-8 redeemable convertible preferred stock upon conversion of SAFE 3	8,171,662	60,470	—	—	—	—	—	—
Issuance of common stock in connection with business combination	—	—	2,884,550	—	27,295	—	—	27,295
Issuance of common stock warrants	—	—	—	—	3,589	—	—	3,589
Exercise of common stock options	—	—	335,496	—	105	—	—	105
Stock-based compensation	—	—	—	—	903	—	—	903
Net loss	—	—	—	—	—	(29,477)	—	(29,477)
Foreign currency translation adjustment	—	—	—	—	—	—	27	27

Balance as of December 31, 2022, as previously reported	17,746,763	124,229	3,220,046	—	31,892	(29,477)	27	27
Retroactive application of recapitalization (Note 3)	(17,746,763)	(124,299)	10,126,286	1	124,228	—	—	—

Balance as of December 31, 2022	—	$—	19,932,429	$3	$190,624	$(85,373)	$27	$105,281

(1)	Includes 1,315,287 shares of Series D-1 redeemable convertible preferred stock with a carrying value of $6.3 million, issued to related parties.
(2)
Includes 2,007,556 shares of Series
D-4
redeemable convertible preferred stock with a carrying value of $14.3 million, 127,472 shares of Series
D-5
redeemable convertible preferred stock with a carrying value of $1.0 million, and 3,105,837 shares of Series
D-7
redeemable convertible preferred stock with a carrying value of $24.9 million, respectively, issued to related parties.

(3)	Includes 4,426,320 shares of Series D-8 redeemable convertible preferred stock with a carrying value of $32.8 million issued to related parties.
The accompanying notes are an integral part of these consolidated financial statements.

COMPLETE SOLARIA, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(
in thousands except number of shares
)

	For the Years Ended December 31,
	2022	2021	2020
Cash flows from operating activities
Net loss	$(29,477)	$(9,282)	$(5,682)
Less: Net loss from discontinued operations, net of tax	$(1,454)	$—	$—

Net loss from continuing operations, net of tax	$(28,023)	$(9,282)	$(5,682)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash interest expense (1)	4,810	1,330	462
Gain on extinguishment of convertible notes and SAFEs (2)	(3,235)	—	—
Stock-based compensation expense	433	200	109
Provision for doubtful accounts	2,074	364	337
Change in reserve for excess and obsolete inventory	3,631	798	100
Depreciation and amortization	648	463	298
Change in fair value of warrant liability	5,211	330	(24)
Change in fair value of derivative liability	—	336	50
Change in fair value of convertible notes	—	1,306	15
Forgiveness of Paycheck Protection Plan loans	—	(1,754)	—
Non-cash lease expense	468	334	—
Changes in operating assets and liabilities:
Accounts receivable, net	(9,683)	(4,789)	(2,044)
Inventories	(4,953)	(3,047)	(1,315)
Prepaid expenses and other current assets	1,600	(3,038)	(930)
Long-term deposits	(15)	19	(29)
Other noncurrent assets	(1,132)	—	—
Accounts payable	3,252	3,009	(1,062)
Accrued expenses and other current liabilities	(1,154)	2,946	2,472
Operating lease right-of-use assets and lease liabilities	(617)	(409)	—
Warranty provision, noncurrent	157	526	(484)
Deferred revenue	1,311	(637)	1,521
Deferred rent	—	—	17

Net cash used in operating activities from continuing operations	(25,217)	(10,995)	(6,189)

Net cash used in operating activities from discontinued operations	(6,296)	—	—

Net cash used in operating activities	(31,513)	(10,995)	(6,189)

Cash flows from investing activities
Purchase of property and equipment	—	(9)	(61)
Capitalization of internal-use software costs	(1,513)	(1,054)	(523)
Payments for acquisition of business, net of cash acquired	4,848	—	—

Net cash provided by (used in) investing activities from continuing operations	3,335	(1,063)	(584)

Cash flows from financing activities
Proceeds from exercise of common stock options	128	6	84
Proceeds from issuance of convertible notes, net, noncurrent	3,400	1,150	510
Proceeds from issuance of convertible notes to related parties, net, noncurrent	8,600	3,600	3,274
Proceeds from issuance of SAFE agreements	—	5,000	—
Proceeds from issuance of notes payable, net	5,501	7,239	3,987
Payments for issuance costs of Series D-1, D-2 and D-3 redeemable convertible preferred stock	(1,431)	—	—
Proceeds from issuance of long-term debt with CS Solis, net of issuance costs	25,000	—	—
Principal repayment of notes payable	(9,507)	—	—
Principal repayment of convertible notes	—	(100)	(1,500)
Repayment of convertible notes to related parties	(500)	—	—

Net cash provided by financing activities from continuing operations	31,191	16,895	6,355

	For the Years Ended December 31,
	2022	2021	2020
Effect of exchange rate changes	27	—	—

Net increase (decrease) in cash, cash equivalents and restricted cash	3,040	4,837	(418)
Cash, cash equivalents and restricted cash at beginning of period	5,276	439	857

Cash, cash equivalents and restricted cash at end of period	$8,316	$5,276	$439

Supplemental disclosures of cash flow information:
Cash paid during the year for income taxes	6	—	—
Cash paid during the year for interest	162	365	150
Supplemental schedule of noncash investing and financing activities:
Issuance of common stock warrants	3,589	42	137
Issuance of Series C redeemable convertible preferred stock upon conversion of convertible debt	—	—	1,330
Issuance of Series C-1 redeemable convertible preferred stock upon conversion of convertible debt	—	—	7,420
Fair value of debt derivative liabilities related to issuance of convertible notes	—	1,754	—
Common stock issued in asset purchase	—	17	—
Notes payable issued in asset purchase	—	120	—
Operating lease right-of-use assets obtained in exchange for new operating lease liabilities	245	1,157	—
Issuance of Series D-1, D-2 and D-3 redeemable convertible preferred stock upon conversion of convertible debt, net of issuance costs of $1,431	11,558	—	—
Acquisition of business through issuance of common stock and stock options	27,295	—	—
Acquisition of business through issuance of Series D redeemable convertible preferred stock	52,201	—	—
Acquisition of business through issuance of Series D redeemable convertible preferred stock warrants	7,812	—	—
Issuance of Series D redeemable convertible preferred stock upon conversion of SAFE	60,470	—	—

1.	Non-cash interest expense to related parties of $0.3 million, $0.7 million and $0.2 million during the years ended December 31, 2022, 2021 and 2020, respectively.
2.	Gain on extinguishment of convertible notes and SAFEs includes other income from related parties of $1.4 million, zero and zero during the years ended December 31, 2022, 2021 and 2020, respectively.
The accompanying notes are an integral part of these consolidated financial statements.

COMPLETE SOLARIA, INC. AND SUBSIDIARIES
Notes to Financial Statements

(1)	Organization

(a)	Description of Business
Complete Solaria, Inc. (the “Company” or “Complete Solaria”) is a residential solar installer headquartered in Fremont, California, which was formed through Complete Solar Holding Corporation’s acquisition of The Solaria Corporation (“Solaria).
Complete Solar, Inc. (“Complete Solar”) was incorporated in Delaware on February 22, 2010. Through February 2022, the Company operated as a single legal entity as Complete Solar, Inc. In February 2022, the Company implemented a holding company reorganization (the “Reorganization”) in which the Company created and incorporated Complete Solar Holding Corporation (“Complete Solar Holdings”). As a result of the Reorganization, Complete Solar Holdings became the successor entity to Complete Solar, Inc. The capitalization structure was not changed because of the Reorganization as all shares of Complete Solar, Inc common stock and preferred stock were exchanged on a one for one basis with shares of Complete Solar Holdings common stock and preferred stock. The Reorganization was accounted for as a change in reporting entity for entities under common control. The historical assets and liabilities of Complete Solar, Inc. are transferred to Complete Solar Holdings at their carrying value, and there is no change to net income, other comprehensive income, or any related per share amounts reported in the consolidated financial statements requiring retrospective application.
In October 2022, the Company entered into a business combination agreement, as amended on December 26, 2022 and January 17, 2023 (“Original Business Combination Agreement”) and as amended on May 26, 2023 (“Amended and Restated Business Combination Agreement”), with Jupiter Merger Sub I Corp., a Delaware corporation and a wholly owned subsidiary of Freedom Acquisition I Corp. (“FACT”) (“First Merger Sub”), Jupiter Merger Sub II LLC, a Delaware limited liability company and a wholly owned subsidiary of FACT (“Second Merger Sub”), Complete Solar Holding Corporation, a Delaware corporation, and Solaria, a Delaware corporation.
The transactions contemplated by the Amended and Restated Business Combination Agreement were consummated on July 18, 2023 (“Closing Date”). Following the consummation of the Merger on the Closing Date, FACT changed its name to “Complete Solaria, Inc.”
As part of the transactions contemplated by the Amended and Restated Business Combination Agreement, FACT affected a deregistration under the Cayman Islands Companies Act and a domestication under Section 388 of the Delaware’s General Corporation Law (the “DGCL” or “Domestication”). On the Closing Date, following the Domestication, First Merger Sub merged with and into Complete Solaria, with Complete Solaria surviving such merger as a wholly owned subsidiary of FACT (the “First Merger”), and immediately following the First Merger, Complete Solaria merged with and into Second Merger Sub, with Second Merger Sub surviving as a wholly owned subsidiary of FACT (the “Second Merger”), and Second Merger Sub changed its name to CS, LLC, and immediately following the Second Merger, Solaria merged with and into a newly formed Delaware limited liability company and wholly-owned subsidiary of FACT and changed its name to The Solaria Corporation LLC (“Third Merger Sub”), with Third Merger Sub surviving as a wholly-owned subsidiary of FACT (the “Additional Merger”, and together with the First Merger and the Second Merger, the “Mergers”).
In connection with the closing of the Mergers:

•
Each share of the Company’s capital stock, inclusive of shares converted from 2022 Convertible Notes, issued and outstanding immediately prior to the Closing (“Legacy Complete Solaria Capital Stock”) were cancelled and exchanged into an aggregate of 25,494,332 shares of Complete Solaria Common Stock.

•	In July 2023, (i) Meteora Special Opportunity Fund I, LP (“MSOF”), Meteora Capital Partners, LP (“MCP”) and Meteora Select Trading Opportunities Master, LP (“MSTO”) (with MSOF, MCP, and

MSTO collectively as “Meteora”); (ii) Polar Multi-Strategy Master Fund (“Polar”), and (iii) Diametric True Alpha Market Neutral Master Fund, LP, Diametric True Alpha Enhanced Market Neutral Master Fund, LP, and Pinebridge Partners Master Fund, LP (collectively, “Sandia”) (together, the “FPA Funding PIPE Investors”) entered into separate subscription agreements (the “FPA Funding Amount PIPE Subscription Agreements”) pursuant to which, the FPA Funding PIPE Investors subscribed for on the Closing Date, an aggregate of 6,300,000 shares of FACT Class A Ordinary Shares, less, in the case of Meteora, 1,161,512 FACT Class A Ordinary Shares purchased by Meteora separately from third parties through a broker in the open market (“Recycled Shares”) in connection with the Forward Purchase Agreements (“FPAs”). Subsequent to the Closing Date, Complete Solaria entered into an additional FPA Funding PIPE Subscription Agreement with Meteora, to subscribe for and purchase, and Complete Solaria agreed to issue and sell, an aggregate of 420,000 shares of Complete Solaria Common Stock. The Company issued shares of Complete Solaria Common Stock underlying the FPAs as of the latter of the closing of the Mergers or execution of the FPAs.

•
All certain investors (the “PIPE Investors”) purchased from the Company an aggregate of 1,570,000 shares of Complete Solaria Common Stock (the “PIPE Shares”) for a purchase price of $10.00 per share, for aggregate gross proceeds of $15.7 million (the “PIPE Financing”), including $3.5 million that was funded prior to the Closing Date, pursuant to subscription agreements (the “Subscription Agreements”). At the time of the PIPE Financing, Complete Solaria issued an additional 60,000 shares to certain investors as an incentive to participate in the PIPE Financing.

•
On or around the Closing Date, pursuant to the New Money PIPE Subscription Agreements, certain investors affiliated with the New Money PIPE Subscription Agreements (“New Money PIPE Investors”) agreed to subscribe for and purchase, and Complete Solaria agreed to issue and sell to the New Money PIPE Investors an aggregate of 120,000 shares of Complete Solaria Common Stock for a purchase price of $5.00 per share, for aggregate gross proceeds of $0.6 million. Pursuant to its New Money PIPE Subscription Agreement, Complete Solaria issued an additional 60,000 shares of Complete Solaria Common Stock in consideration of certain services provided by it in the structuring of its FPA and the transactions described therein.

•
Subsequent to the Closing, Complete Solaria issued an additional 193,976 shares of Complete Solaria Common Stock to the sponsors for reimbursing sponsors’ transfer to certain counterparties and issued an additional 150,000 shares of Complete Solaria Common Stock to an FPA investor for services provided in connection with the Mergers.

•
In March 2023, holders of 23,256,504 of the originally issued 34,500,000 FACT Class A Ordinary shares exercised their rights to redeem those shares for cash, and immediately prior to the Closing there were 11,243,496 FACT Class A Ordinary Shares that remained outstanding. At the Closing, holders of 7,784,739 shares of Class A common stock of FACT exercised their rights to redeem those shares for cash, for an aggregate of approximately $82.2 million which was paid to such holders at Closing. The remaining FACT Class A Ordinary Share converted, on a one-for-one basis, into one share of Complete Solaria Common Stock.

•	Each issued and outstanding FACT Class B Ordinary Share converted, on a one-for-one basis, into one share of Complete Solaria Common Stock.
In November 2022, Complete Solar Holdings acquired Solaria (as described in Note 4 – Business Combination) and changed its name to Complete Solaria, Inc. On August 18, 2023, the Company entered into a Non-Binding Letter of Intent to sell certain of Complete Solaria’s North American solar panel assets to Maxeon, Inc. (“Maxeon”). In October 2023, the Company completed the sale of its solar panel business to Maxeon. The disposition met the criteria for held for sale and discontinued operations classification. Refer to Note 1(b) – Divestiture and Note 5 – Divestiture.

(b)	Divestiture
On August 18, 2023, the Company entered into a Non-Binding Letter of Intent to sell certain of Complete

Solaria’s North American solar panel assets to Maxeon. Subsequent to the execution of the Non-Binding Letter of Intent, on September 20, 2023, the Company and Maxeon entered into an Asset Purchase Agreement (the “Disposal Agreement”) for the sale of certain assets, inclusive of certain intellectual property and customer contracts, to Maxeon. On October 6, 2023, the Company completed the sale of certain of Complete Solaria’s North American solar panel assets, inclusive of certain intellectual property and customer contracts, to Maxeon, pursuant to the terms of the Disposal Agreement. Under the terms of the Disposal Agreement, Maxeon agreed to acquire certain assets and employees of Complete Solaria, for an aggregate purchase price consisting of 1,100,000 shares of Maxeon common stock.
This divestiture represents a strategic shift in Complete Solaria’s business and qualifies as held for sale and as a discontinued operation. As a result, the Company classified the results of its solar panel business in discontinued operations in its consolidated statements of operations and comprehensive income (loss) for all periods presented. The cash flows related to discontinued operations have been segregated and are included in the consolidated statements of cash flows for all periods presented. Unless otherwise noted, discussion within the notes to the consolidated financial statements relates to continuing operations only and excludes the historical activities of the North American panel business. See Note 5 – Divestiture for additional information.

(c)	Liquidity and Going Concern
Since inception, the Company has incurred recurring losses and negative cash flows from operations. The Company incurred net losses of $29.5 million, $9.2 million and $5.6 million during the years ended December 31, 2022, 2021 and 2020, respectively, and had an accumulated deficit of $85.4 million as of December 31, 2022. The Company had cash and cash equivalents of $4.4 million as of December 31, 2022. Historically, the Company’s activities have been financed through private placements of equity securities and debt. The Company expects to incur significant operating expenses as it continues to grow its business. The Company believes that its operating losses and negative operating cash flows will continue into the foreseeable future. The Company’s history of recurring losses, negative operating cash flows since inception and the need to raise additional funding to meet its obligations and finance its operations raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern requires that the Company obtains sufficient funding to meet its obligations and finance its operations. These actions could materially impact the Company’s business, results of operations and future prospects. While the Company has been able to raise multiple rounds of financing, there can be no assurance that in the event the Company requires additional financing, such financing will be available on terms that are favorable, or at all. Failure to generate sufficient cash flows from operations, raise additional capital or reduce certain discretionary spending would have a material adverse effect on the Company’s ability to achieve its intended business objectives.
Therefore, there is substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued. The accompanying financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business. They do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to its ability to continue as a going concern.

(d)	Basis of Presentation
The financial statements and accompanying notes have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

(2)	Summary of Significant Accounting Policies

(a)	Use of Estimates
The
preparation
of the Company’s financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses, as well as related disclosure of contingent assets and liabilities. Significant estimates and assumptions made by management include, but are not limited to, the determination of:

•	The allocation of the transaction price to identified performance obligations;

•	Fair value of warrant liabilities;

•	The fair value of assets acquired and liabilities assumed for business combination;

•	The reserve methodology for inventory obsolescence;

•	The reserve methodology for product warranty;
To the extent that there are material differences between these estimates and actual results, the Company’s financial condition or operating results will be affected. The Company bases its estimates on past experience and other assumptions that the Company believes are reasonable under the circumstances, and the Company evaluates these estimates on an ongoing basis. The Company has assessed the impact and are not aware of any specific events or circumstances that required an update to the Company’s estimates and assumptions or materially affected the carrying value of the Company’s assets or liabilities as of the date of issuance of this report. These estimates may change as new events occur and additional information is obtained.

(b)	Supply Chain Constraints and Risk; COVID-19
The Company relies on a very small number of suppliers of solar energy systems and other equipment. If any of Company’s suppliers was unable or unwilling to provide the Company with contracted quantities in a timely manner at prices, quality levels and volumes acceptable to the Company, the Company would have very limited alternatives for supply, and the Company may not be able find suitable replacements for the Company’s customers, or at all. Such an event could materially adversely affect the Company’s business, prospects, financial condition and results of operations.
The ongoing
COVID-19
pandemic has resulted and may continue to result in widespread adverse effects on the global and U.S. economies. Ongoing government and business responses to
COVID-19,
along with
COVID-19
variants and the resurgence of related disruptions, could have a continued material adverse impact on economic and market conditions and trigger a period of continued global and U.S. economic slowdown.
In addition, the global supply chain and the Company’s industry have experienced significant disruptions in recent periods. The Company have seen supply chain challenges and logistics constraints increase, including shortages of panels, inverters, batteries and associated component parts for inverters and solar energy systems available for purchase. In certain cases, this has caused delays in critical equipment and inventory, longer lead times, and has resulted in cost volatility. These shortages and delays can be attributed in part to the
COVID-19
pandemic and resulting government action, broader macroeconomic conditions, and have been exacerbated by the ongoing conflict in Russia and Ukraine. While the Company believes that a majority of the Company’s suppliers have secured sufficient supply to permit them to continue delivery and installations through the end of 2023, if these shortages and delays persist into 2024, they could adversely affect the timing of when battery energy storage systems can be delivered and installed, and when (or if) the Company can begin to generate revenue from those systems. In addition, the Company has experienced and is experiencing varying levels of volatility in costs of equipment and labor resulting in part from disruptions caused by general global economic conditions, including inflationary pressures and the
COVID-19
pandemic.

The Company cannot predict the full effects these events will have on the Company’s business, cash flows, liquidity, financial condition and results of operations at this time due to numerous uncertainties. In the event the Company is unable to mitigate the impact of delays or price volatility in solar energy systems, raw materials, and freight, it could materially adversely affect the Company’s business, prospects, financial condition and results of operations. For additional information on risk factors that could impact the Company’s results, please refer to “Risk
Factors
” located elsewhere in this prospectus.

(c)	Segment Information
The Company conducts its business in one operating segment that provides custom solar solutions through a standardized platform to its residential solar providers and companies to facilitate the sale and installation of solar energy systems under a single product group. The Company’s Chief Executive Officer (“CEO”) is the Chief Operating Decision Maker (“CODM”). The CODM allocates resources and makes operating decisions based on financial information presented on a consolidated basis. The profitability of the Company’s product group is not a determining factor in allocating resources and the CODM does not evaluate profitability below the level of the consolidated company. All the Company’s long-lived assets are maintained in the United States of America. Disaggregated revenue by primary geographical market for the Company’s single segment is included in the discussion of revenue recognition within this Note 2, below.

(d)	Concentration of Risks
Concentration of credit risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company’s cash and cash equivalents are on deposit with major financial institutions. Such deposits may be in excess of insured limits. The Company believes that the financial institutions that hold the Company’s cash are financially sound, and accordingly, minimum credit risk exists with respect to these balances. The Company has not experienced any losses due to institutional failure or bankruptcy. The Company performs credit evaluations of its customers and generally does not require collateral for sales on credit. The Company reviews accounts receivable balances to determine if any receivables will potentially be uncollectible and includes any amounts that are determined to be uncollectible in the allowance for doubtful accounts. As of December 31, 2022, three single customers had outstanding balances that represented 27%, 18%, and 14%, respectively, of the total accounts receivable balance, compared to December 31, 2021, as a single customer had an outstanding balance that represented 50%, of the total accounts receivable balance.
Concentration of customers
The Company defines major customers as those customers who generate revenues that exceed 10% of the Company’s annual net revenues. For the years ended December 31, 2022, 2021 and 2020, one customer represented 47%, 63% and 81% of gross revenues, respectively.
Concentration of suppliers
For the year ended December 31, 2022, three suppliers represented 74% of the Company’s inventory purchases. For the year ended December 31, 2021, four supplier represented 87% of the Company’s inventory purchases. For the year ended December 31, 2020, two suppliers represented 89% of the Company’s inventory purchases.

(e)	Cash and Cash Equivalents
The
Company considers all highly liquid securities that mature within three months or less from the original date of purchase to be cash equivalents. The Company maintains the majority of its cash balances with commercial banks in interest bearing accounts. Cash and cash equivalents include cash held in checking and savings accounts and money market accounts consisting of highly liquid securities with original maturity dates of three months or less from the original date of purchase.

(f)	Restricted Cash
The Company classifies all cash for which usage is limited by contractual provisions as restricted cash. Restricted cash balance as of December 31, 2022 and 2021, was $3.9 million, and zero, respectively. The restricted cash consists of deposits in money market accounts, which is used as cash collateral backing letters of credit related to customs duty authorities’ requirements. The Company has presented these balances under restricted cash, as a long term asset, in the consolidated balance sheets.
Total cash, cash equivalents and restricted cash is presented in the table below (in thousands):

	As of December 31,
	2022	2021
Cash and cash equivalents	$4,409	$5,276
Restricted cash	3,907	—

Total cash, cash equivalents and restricted cash	$8,316	$5,276

(g)	Accounts Receivable, Net
Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company maintains an allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio. In establishing the required allowance, management considers historical losses adjusted to take into account current market conditions and customers’ financial condition, the amount of receivables in dispute, the current receivables aging and customer payment patterns. Account balances are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. Recoveries of accounts receivable previously written off are recorded when received.
The following table summarizes the allowance for doubtful accounts as of December 31, 2022, 2021, and 2020 (in thousands):

	As of December 31,
	2022	2021	2020
Balance at beginning of period	$(2,569)	$(2,288)	$(1,965)
Provision charged to earnings	(2,243)	(364)	(337)
Amounts written off, recoveries and other adjustments	—	83	14

Balance at end of period	$(4,812)	$(2,569)	$(2,288)

The Company does
not
have any
off-balance
sheet credit exposure related to its customers.

(h)	Inventories
Inventories consists of solar panels and the components of solar energy systems which the Company classifies as finished goods. Costs are computed under the average cost method. The Company identifies inventory which is considered obsolete or in excess of anticipated demand based on a consideration of marketability and product life cycle stage, component cost trends, demand forecasts, historical revenues, and assumptions about future demand and market conditions to state inventory at the lower of cost or net realizable value.

(i)	Revenue Recognition
Revenue is recognized when a customer obtains control of promised products and services and the Company has satisfied its performance obligations. The amount of revenue recognized reflects the consideration which the Company expects to be entitled to receive in exchange for the products and services. To achieve this core principle, the Company applies the following five steps:
Step 1. Identification of the contract(s) with a customer;
Step 2. Identification of the performance obligations in the contracts(s);
Step 3. Determination of the transaction price;
Step 4. Allocation of the transaction price to the performance obligations;
Step 5. Recognition of the revenue when, or as, the Company satisfies a performance obligation.
Service Revenues – Solar Energy System Installations
The Company generates revenue primarily from the design and installation of a solar energy system and performing post-installation services. The Company’s contracts with customers include three primary contract types:

•
Cash agreements
– The Company contracts directly with homeowners who purchase the solar energy system and related services from the Company. Customers are invoiced on a billing schedule, where the majority of the transaction price is due upon installation with an additional payment due when the system passes inspection by the authority having jurisdiction.

•
Financing partner agreements
– In its financing partner agreements, the Company contracts directly with homeowners for the purchase of the solar energy system and related services. The Company refers the homeowner to a financing partner to finance the system, and the homeowner makes payments directly to the financing partner. The Company receives consideration from the financing partner on a billing schedule where the majority of the transaction price is due upon installation with an additional payment due when the system passes inspection by the authority having jurisdiction.

•
Power purchase agreements
– The Company contracts directly with a distribution partner to perform the solar energy system installation, and the homeowner will finance the system through a power purchase agreement, which is signed with the Company’s distribution partner. The Company considers the distribution partner to be its customer, as the Company does not contract directly with the homeowner. The Company receives consideration from the distribution partner on a billing schedule where the majority of the transaction price is due upon installation with an additional payment due when the system passes inspection by the authority having jurisdiction.

In each of the Company’s customer contract types, the Company’s revenue consists of two performance obligations, which include the performance of the installation of the solar energy system and post-installation services.
Installation includes the design of a solar energy system, the delivery of the components of the solar energy system (i.e., photovoltaic system, inverter, battery storage, etc.), installation services and services facilitating the connection of the solar energy system to the power grid. The Company accounts for these services as inputs to a combined output, resulting in a single service-based performance obligation. The Company recognizes revenue upon the completion of installation services, which occurs upon the transfer of control of the solar energy system and title of the related hardware components to the homeowner or distribution partner.
Post-installation services consist primarily of administrative services and customer support, which the Company performs between the completion of installation and the date of inspection of the solar energy system by the authority having jurisdiction. The Company recognizes revenue at a point in time, which is when the inspection occurs.

As the Company’s contracts with customers contain multiple performance obligations, the transaction price is allocated to each performance obligation based on its standalone selling price. The Company generally determines the standalone selling price based on the estimated costs incurred in the delivery of each performance obligation, relative to the total costs to be incurred under the contract.
The Company records deferred revenue for amounts invoiced that are not subject to refund upon termination. In certain contracts with customers, the Company arranges for a third-party financing partner to provide financing to the customer. The Company collects upfront from the financing partner and the customer will provide installment payments to the financing partner. The Company records revenue in the amount received from the financing partner, net of any financing fees charged to the homeowner, which the Company considers to be a customer incentive. None of the Company’s contracts contain a significant financing component.
The Company guarantees to customers certain specified minimum solar energy production output of the solar energy system for
10-years
after the installation. The Company monitors the solar energy systems to determine whether these specified minimum outputs are being achieved. The Company will issue payments to customers if the output falls below contractually stated thresholds over the performance guarantee period. Revenue is recognized to the extent it is probable that a significant reversal of such revenue will not occur.
Revenues – Software Enhanced Services
The Company generates revenue from software enhanced services through the provision of design and proposal services. The Company’s customers for design services are solar installers who leverage the Company’s expertise and software platforms to obtain structural letters, computer aided designs and electrical reviews. The Company charges the customer a per design fixed fee for each type of service that is performed, and the Company recognizes revenue in the period the services are performed. The customer contracts contain the customer right to terminate the contract each month and are therefore enforceable only for the contracted services purchased each month. Revenue is recognized for design services in the month the services are performed.
The Company’s customers for proposal services for solar sales organizations who contract with the Company to develop proposals for their potential residential solar customers. The Company generates proposals for the customer using the HelioQuote platform. Customers may purchase a fixed number of proposals for a given month or may contract on a pay as you go basis, and the performance obligation is defined by the number of proposals purchased by the customer each month. The customer contracts contain the customer right to terminate the contract each month and are therefore enforceable only for the services purchased each month. Revenue is recognized for proposal services in the month the services are performed.
Warranties
The Company typically provides a
10-year
warranty on its solar energy system installations, which provides assurance over the workmanship in performing the installation, including roof leaks caused by the Company’s performance. For solar panel sales recognized prior to the Disposal Transaction, the Company provides a
30-year
warranty that the products will be free from defects in material and workmanship.
When the revenues are recognized for the solar energy systems installations services, the Company accrues liabilities for the estimated future costs of meeting its warranty obligations. The Company makes and revises these estimates based primarily on the volume of new sales that contain warranties, historical experience with and projections of warranty claims, and estimated solar energy system and panel replacement costs. The Company records a provision for estimated warranty expenses in cost of revenues within the accompanying consolidated statements of operations and comprehensive loss.

Shipping and handling costs and certain taxes
Revenues are recognized net of taxes collected from customers and remitted to governmental authorities. Shipping and handling costs associated with outbound freight are accounted for as a fulfillment cost and are included in both revenues and cost of revenues in the accompanying consolidated statements of operations and comprehensive loss.
Deferred revenue
The Company typically invoices its customers upon completion of set milestones, generally upon installation of the solar energy system with the remaining balance invoiced upon passing final building inspection. Standard payment terms to customers range from 30 to 60 days. When the Company receives consideration, or when such consideration is unconditionally due, from a customer prior to delivering goods or services to the customer under the terms of a customer agreement, the Company records deferred revenue. As installation projects are typically completed within
12-months,
the Company’s deferred revenue is reflected in current liabilities in the accompanying consolidated balance sheets. The amount of revenue recognized during the years ended December 31, 2022 and 2021 that was included in deferred revenue at the beginning of each period was $3.9 million and $4.5 million, respectively.
Disaggregation of revenue
Refer to the table below for the Company’s revenue recognized by product and service type (in thousands):

	Years Ended December 31,
	2022	2021	2020
Solar energy system installations	$62,896	$66,958	$29,378
Software enhanced services	3,579	1,858	—

Total revenue	$66,475	$68,816	$29,378

For the years ended December 31, 2022, 2021 and 2020, all revenue recognized was generated in the United States.
Remaining performance obligations
The Company has elected the practical expedient not to disclose remaining performance obligations for contracts that are less than one year in length. As of December 31, 2022, the Company has deferred $1.3 million associated with a long-term service contract, which will be recognized evenly through 2028.
Incremental costs of obtaining customer contracts
Incremental costs of obtaining customer contracts consist of sales commissions, which are costs paid to third-party vendors who source residential customer contracts for the sale of solar energy systems by the Company. The Company defers sales commissions and recognizes expense in accordance with the timing of the related revenue recognition. Amortization of deferred commissions is recorded as sales commissions in the accompanying consolidated statements of operations and comprehensive loss. As of December 31, 2022 and December 31, 2021, deferred commissions were $2.8 million and $4.8 million, respectively, which included in prepaid expenses and other current assets in the accompanying consolidated balance sheets.

(j)	Property and Equipment, Net
Property and equipment are stated at cost less accumulated depreciation and amortization. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is included in the current period. Repair and maintenance costs are expensed as incurred. Depreciation and amortization are calculated using the straight-line method over the following estimated useful lives of the assets:

Useful Lives
Manufacturing equipment	1-3 years
Developed software	5 years
Furniture & equipment	3-5 years
Leasehold improvements	3-5 years

(k)	Internal-Use Software
The Company capitalizes costs to develop its
internal-use
software when preliminary development efforts are successfully completed, management has authorized and committed project funding, it is probable that the project will be completed, and the software will be utilized as intended. These costs include personnel and related employee benefits and expenses for employees who are directly associated with and who devote time to software projects, and external direct costs of materials and services consumed in developing or obtaining software. Costs incurred prior to meeting these criteria, together with costs incurred for training and maintenance, are expensed as incurred. Costs incurred for enhancements that are expected to provide additional material functionality are capitalized and amortized over the estimated useful life of the related upgrade. During the years ended December 31, 2022, 2021 and 2020, the Company capitalized $1.5 million, $1.1 million and $0.5 million, respectively, of internal-use
software development costs. The remaining unamortized balance as of December 31, 2022 and December 31, 2021 of $2.7 million and $1.7 million, respectively, is included in property and equipment, net within the accompanying consolidated balance sheets.

(l)	Cost of Revenues
Cost of revenues includes actual cost of material, labor and related overhead incurred for revenue-producing units, and includes associated warranty costs, freight and delivery costs, depreciation, and amortization of internally developed software.

(m)	Advertising and Promotional Expenses
Advertising
and promotional costs are expensed as incurred and included in sales and marketing expense in the accompanying consolidated statements of operations and comprehensive loss. Advertising costs were not material for the years ended December 31, 2022, 2021 and 2020..

(n)	Income Taxes
Income taxes are accounted for under the
asset-and-liability
method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company recognizes the effect of income tax positions only if those positions are more likely than not to be sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company recognizes accrued interest and penalties, if any, related to unrecognized tax benefits in income tax provision.

(o)	Foreign Currency
The Company’s reporting currency is the US dollar. The functional currency for each of the Company’s foreign subsidiaries is the local currency, as it is the monetary unit of account of the principal economic environments in which the Company’s foreign subsidiaries operate. Assets and liabilities of the foreign subsidiaries are translated at the current exchange rate as of the end of the period, and revenue and expenses are translated at the average exchange rates in effect during the period. The gain or loss resulting from the process of translating foreign currency financial statements into US dollar financial statements is accounted for as a foreign currency cumulative translation adjustment and is reported as a component of accumulated other comprehensive loss. Foreign currency transaction gains and losses resulting from transactions denominated in a currency other than the functional currency are recognized in Other Income (expense), net in the consolidated statements of operations and comprehensive loss.

(p)	Comprehensive Loss
Comprehensive loss consists of two components, net loss and other comprehensive income (loss), net. The Company’s other comprehensive loss consists of foreign currency translation adjustments that result from the consolidation of its foreign entities and is reported net of tax effects.

(q)	Impairment of Long-Lived Assets
Long-lived assets, such as property and equipment, ROU assets, and intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, and quoted market values, as considered necessary.
There were no impairment charges for the years ended December 31, 2022, 2021 and 2020.

(r)	Business Combinations
The Company allocates the fair value of purchase consideration to the tangible assets acquired, liabilities assumed, and intangible assets acquired based on their estimated fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. Such valuations require management to make significant estimates and assumptions, especially with respect to intangible assets. Significant estimates in valuing certain intangible assets include, but are not limited to, future expected cash flows from customer relationships, acquired technology, trade names from a market participant perspective, useful lives and discount rates. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, which is one year from the acquisition date, the Company may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period, any subsequent adjustments are recorded in the consolidated statements of operations and comprehensive loss.

(s)	Intangibles Assets, Net
Intangible assets are recorded at the cost, less accumulated amortization. Amortization is recorded using the straight-line method. All intangible assets that have been determined to have definite lives are amortized over their estimated useful life as indicated below:

Estimated Useful Life
Assembled workforce	2 years

(t)	Deferred Transaction Costs
Deferred transaction costs, which consist of direct incremental legal, consulting and accounting fees related to the merger with Freedom, are capitalized until they are recorded against proceeds upon the consummation of the transaction. As of December 31, 2022, the Company has recorded $1.1 million of deferred transaction costs in other noncurrent assets on the consolidated balance sheets.

(u)	Redeemable Convertible Preferred Stock Warrants
The Company has issued redeemable convertible preferred stock warrants exercisable into shares of the Company’s redeemable convertible preferred stock. The Company classifies warrants to purchase shares of convertible preferred stock that are redeemable or include an antidilution feature as liabilities. Such redeemable convertible preferred stock warrants are measured and recognized at fair value, and subject to remeasurement at each balance sheet date. At the end of each reporting period, changes in fair value during the period are recognized as a component of other income (expense), net in the accompanying consolidated statements of operations and comprehensive loss. The Company will continue to adjust the redeemable convertible preferred stock warrant liability for changes in the fair value until the earlier of the exercise or expiration of such warrants or the completion of a liquidation event, including completion of an initial public offering (“IPO”), at which time all such redeemable convertible preferred stock warrants will be converted into warrants to purchase shares of common stock, and the liability will be reclassified to additional paid-in
capital. See Note 10 – Fair Value Measurements for details on the valuation methodology. Also see Note 14 – Warrants.

(v)	Stock-Based Compensation
The Company recognizes stock-based compensation expense over the requisite service period on a straight-line basis for all stock-based payments that are expected to vest to employees, non-employees
and directors, including grants of employee stock options and other stock-based awards. Equity-classified awards issued to employees, non-employees
such as consultants and
non-employee
directors are measured at the grant-date fair value of the award. Forfeitures are recognized as they occur. For accounting purposes, the Company estimates grant-date fair value of stock options using the Black-Scholes option pricing model. The
Black-Scholes
option pricing model requires the input of highly subjective assumptions, including the fair value of the underlying common stock prior to the Mergers, the expected term of the option the expected volatility of the price of the Company’s common stock and expected dividend yield. The Company determines these inputs as follows:
Expected Term
—Expected term represents the period that the Company’s stock-based awards are expected to be outstanding and is determined using the simplified method.
Expected Volatility
—Expected volatility is estimated by studying the volatility of comparable public companies for similar terms.
Expected Dividend
—The Black-Scholes valuation model calls for a single expected dividend yield as an input. The Company has never paid dividends and has no plans to pay dividends.
Risk-free Interest Rate
—The Company derives the risk-free interest rate assumption from the U.S. Treasury’s rates for the U.S. Treasury zero-coupon
bonds with maturities similar to those of the expected term of the awards being valued.
Forfeitures
—The Company recognizes forfeitures as they occur.

(w)	Fair Value Measurements
The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market.

When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•	Level 1 inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•
Level 2 inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•
Level 3 inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

The Company’s financial instruments include cash, accounts receivable, accounts payable, accrued expenses, convertible notes, SAFE agreements, notes payable, common stock warrants and redeemable convertible preferred stock warrants. The carrying amounts of cash, accounts receivable, accounts payable, accrued expenses, convertible notes and notes payable approximate their fair value because of their short- term nature (classified as level 1). The Company measures and discloses the fair value of SAFE agreements, common stock warrants and redeemable convertible preferred stock warrants under the provisions of ASC Topic 820—Fair Value Measurement (classified as level 3).

(x)	Net Loss Per Share
The Company computes net loss per share in accordance with ASC 260, Earnings Per Share (“ASC 260”). Basic net loss per share is measured as the income or loss available to common stockholders divided by the weighted-average common shares outstanding for the period. Diluted net loss per share presents the dilutive effect on a per-share basis from the potential exercise of options and/or warrants. The potentially dilutive effect of options or warrants are computed using the treasury stock method. Securities that potentially have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the diluted loss per share calculation.

(y)	Convertible Debt Embedded Derivative Liabilities
The Company evaluates the embedded conversion feature within its convertible debt instruments under ASC
815-15
and ASC
815-40
to determine if the conversion feature meets the definition of a liability and, if so, whether to bifurcate the conversion feature and account for it as a separate derivative liability. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued
at each reporting date, with changes in the fair value reported in the consolidated statements of operations and comprehensive loss. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the consolidated balance sheets as current or non-current
based on whether
net-cash
settlement of the derivative instrument could be required within twelve months after the balance sheet date. The derivative is subject to re-measurement
at the end of each reporting period, with changes in fair value recognized as a component of other income (expense), net, in the consolidated statements of operations and comprehensive loss. The Company’s embedded derivative liabilities were extinguished in the first quarter of 2022.

(z)	Leases
Effective January 1, 2021, the Company early adopted Accounting Standards Update (“ASU”)
No. 2016-02,
Leases (Topic 842), as amended (“ASC 842”). The Company determines if a contract is a lease or contains a lease at the inception of the contract and reassesses that conclusion if the contract is modified. The Company’s lease agreements generally contain lease and non-lease
components. Payments under lease

arrangements are primarily fixed. The Company combines lease and non-lease
components and accounts for them together as a single lease component. All leases are assessed for classification as an operating lease or a finance lease. Operating lease right-of-use
(“ROU”) assets are presented separately on the Company’s consolidated balance sheets. Operating lease liabilities are separated into a current portion and non-current
portion and are presented separately on the Company’s consolidated balance sheets. The Company does not have finance lease ROU assets or liabilities.
ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent its obligation to make lease payments arising from the lease. The Company does not obtain and control its right to use the identified asset until the lease commencement date.
The Company’s lease liabilities are recognized at the later of January 1, 2021 and applicable lease commencement date based on the present value of the lease payments required to be paid over the lease term. Because the rate implicit in the lease is not readily determinable, the Company generally uses its incremental borrowing rate to discount the lease payments to present value. The estimated incremental borrowing rate is derived from information available at the lease commencement date. The Company’s lease terms include periods under options to extend or terminate the lease when it is reasonably certain that we will exercise that option. We generally use the base, non-cancelable,
lease term when determining the lease assets and liabilities. The Company also records a corresponding right-of-use
asset at the later of January 1, 2021 and applicable lease commencement date, which is calculated based on the amount of the lease liability, adjusted for any advance lease payments made, lease incentives received, and initial direct costs incurred.
Right-of-use
assets are subject to evaluation for impairment or disposal on a basis consistent with other long-lived assets.
The Company has elected, for all classes of underlying assets, not to recognize ROU assets and lease liabilities for leases with a term of twelve months or less. Lease cost for short-term leases is recognized on a straight-line basis over the lease term.
Before the adoption of ASU
2016-02
on January 1, 2021, the Company categorizes leases at their inception as either operating or capital leases, with the Company’s current lease portfolio only consisting of operating leases for office spaces. In certain lease agreements, it may receive rent holidays and other incentives. For operating leases, the Company recognizes lease costs on a straight-line basis once control of the space is achieved, without regard to deferred payment terms such as rent holidays that defer the commencement date of required payments. Additionally, incentives received are treated as a reduction of costs over the term of the agreement.

(aa)	Recently Adopted Accounting Pronouncements
In December 2019, the FASB issued ASU
2019-12,
Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes
. ASU
2019-12
removes certain exceptions to the general principles in Topic 740 and clarifies and amends existing guidance to improve consistent application. ASU
2019-12
will be effective for public entities for interim and annual periods beginning after December 15, 2020, with early adoption permitted. ASU
2019-12
will be effective for private entities for annual periods beginning after December 15, 2021, and interim periods beginning after December 15, 2020, with early adoption permitted. The Company adopted ASU
2019-12
under the private company transition guidance beginning January 1, 2022, and the adoption did not have an impact on the Company’s consolidated financial statements.
In May 2021, the FASB issued ASU
2021-04,
Earnings Per Share (Topic 260), Debt—Modifications and Extinguishments (Subtopic
470-50),
Compensation—Stock Compensation (Topic 718), and Derivatives and
Hedging—Contracts in Entity’s Own Equity (Subtopic
815-40):
Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options (a consensus of the FASB Emerging Issues Task Force)
. This guidance clarifies certain aspects of the current guidance to promote consistency among reporting of an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (for example, warrants) that remain equity classified after modification or exchange. The amendments in this update are effective for all entities for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted for all entities, including adoption in an interim period. The Company adopted ASU
2021-04
under the private company transition guidance beginning January 1, 2022, the adoption did not have an impact on the Company’s consolidated financial statements.
In August 2020, the FASB issued ASU
2020-06,
Debt—Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic
815-40):
Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for convertible instruments by reducing the number of accounting models available for convertible debt instruments. This guidance also eliminates the treasury stock method to calculate diluted earnings per share for convertible instruments and requires the use of the if-converted
method. ASU
2020-06
is effective for public and private companies’ fiscal years beginning after December 15, 2021, and December 15, 2023, respectively, and interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company adopted ASU
2020-06
under the private company transition guidance on January 1, 2022, and the adoption did not have an impact on the Company’s consolidated financial statements.

(ab)	Accounting Pronouncements Not Yet Adopted
In June 2016, the FASB issued ASU
2016-13,
Financial instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments
, and subsequent related ASUs, which amends the guidance on the impairment of financial instruments by requiring measurement and recognition of expected credit losses for financial assets held. ASU
2016-13
is effective for public and private companies’ fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2019, and December 15, 2022, respectively. The Company expects to adopt ASU
2016-13
under the private company transition guidance beginning January 1, 2023 and is currently evaluating the impact on the Company’s consolidated financial statements.

(3)	Reverse Recapitalization
As discussed in Note 1 – Organization, on July 18, 2023, the Company consummated the Mergers pursuant to the Amended and Restated Business Combination Agreement. The Mergers was accounted for as a reverse recapitalization, rather than a business combination, for financial accounting and reporting purposes. Accordingly, Complete Solaria was deemed the accounting acquirer (and legal acquiree) and FACT was treated as the accounting acquiree (and legal acquirer). Complete Solaria has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	Complete Solaria’s pre-combination stockholders have the majority of the voting power in the post-merged company;

•	Legacy Complete Solaria’s stockholders have the ability to appoint a majority of the Complete Solaria Board of Directors;

•	Legacy Complete Solaria’s management team is considered the management team of the post-merged company;

•	Legacy Complete Solaria’s prior operations is comprised of the ongoing operations of the post-merged company;

•	Complete Solaria is the larger entity based on historical revenues and business operations; and

•	the post-merged company has assumed Complete Solaria’s operating name.
Under this method of accounting, the reverse recapitalization was treated as the equivalent of Complete Solaria issuing stock for the net assets of FACT, accompanied by a recapitalization. The net assets of FACT are stated at historical cost, with no goodwill or other intangible assets recorded. The consolidated assets, liabilities, and results of operations prior to the Mergers are those of Legacy Complete Solaria. All periods prior to the Mergers have been retrospectively adjusted in accordance with the Amended and Restated Business Combination Agreement for the equivalent number of preferred or common shares outstanding immediately after the Mergers to effect the reverse recapitalization.
Upon the closing of the Mergers and the PIPE Financing in July 2023, the Company received net cash proceeds of $19.7 million. Immediately upon closing of the Mergers, the Company had 45,290,553 shares issued and outstanding of Class A Common Stock. The following table presents the number of shares of Complete Solaria Common Stock outstanding immediately following the consummation of the Mergers:

Recapitalization
FACT Class A Ordinary Shares, outstanding prior to Mergers	34,500,000
FACT Class B Ordinary Shares, outstanding prior to Mergers	8,625,000
Bonus shares issued to sponsor	193,976
Bonus shares issued to PIPE investors	120,000
Bonus shares issued to FPA investors	150,000
Shares issued from PIPE financing	1,690,000
Shares issued from FPA agreements, net of recycled shares	5,558,488
Less: redemption of FACT Class A Ordinary Shares	(31,041,243)

Total shares from the Mergers and PIPE Financing	19,796,221
Legacy Complete Solaria shares	20,034,257
2022 Convertible Note Shares	5,460,075

Shares of Complete Solaria Common stock immediately after Mergers	45,290,553

In
connection
with the Mergers, the Company incurred direct and incremental costs of approximately $15.8 million related to legal, accounting, and other professional fees, which were offset against the Company’s additional paid-in capital. Of the $15.8 million, $5.2 million was incurred by Legacy Complete Solaria and $10.6 million was incurred by FACT. As a result of the Closing, outstanding 2022 Convertible Notes were converted into shares of Complete Solaria Common Stock.

(4)	Business Combination
Solaria Acquisition
On November 4, 2022, Complete Solar Holdings acquired Solaria for aggregate consideration paid of $89.1 million, comprising of $0.1 million in cash, 2,884,550 shares of common stock with an aggregate fair value of $17.3 million, 6,803,549 shares of preferred stock with an aggregate fair value of $52.2 million, 78,962 common stock warrants for an aggregate value of $0.2 million, 1,376,414 preferred stock warrants for an aggregate fair value of $7.8 million, 5,382,599 stock options with an aggregate fair value of $10.0 million attributable to services provided prior to the acquisition date, and the payment of seller incurred transaction expenses of $1.5 million. In addition, the Company assumed $14.1 million of unvested Solaria stock options, which will be recorded as stock-based expense over the remaining service period. Solaria designs, develops, manufactures, and generates revenue from the sale of silicon photovoltaic solar panels and licensing of its technology to third parties. This transaction was accounted for as a business combination in accordance with ASC 805,
Business Combinations
. Subsequent to the acquisition as discussed above, the Company sold certain intangible assets constituting the Solaria business in October of 2023, resulting in the Solaria business to be reflected as discontinued operations and certain intangible assets and goodwill to be recognized as held-for-sale. Refer to Note 5 – Divestitures for further details.

Acquisition costs of $1.3 million were expensed by the Company and are included in general and administrative expenses within the consolidated statements of operations and comprehensive loss for the year ended December 31, 2022.
The fair value of assets acquired and liabilities assumed was based upon a preliminary valuation and the Company’s estimates and assumptions are subject to change within the measurement period. The following table summarized the provisional fair value of identifiable assets acquired and liabilities assumed (in thousands):

Cash, cash equivalents and restricted cash	$5,402
Accounts receivable	4,822
Inventories	5,354
Prepaid expenses and other current assets	8,569
Property and equipment	830
Operating lease right-of-use asset	1,619
Intangible assets	43,100
Other non-current assets	112

Total identifiable assets acquired	69,808
Accounts payable	4,210
Accrued expenses and other current liabilities	11,845
Notes payable	20,823
Deferred revenue	73
Operating lease liabilities, net of current portion	1,132
Warranty provision, noncurrent	1,566
SAFE agreements	60,470

Total identifiable liabilities assumed	100,119

Net identifiable liabilities assumed	30,311
Goodwill	119,422

Total aggregate consideration paid	$89,111

Goodwill represents the excess of the preliminary estimated consideration transferred over the fair value of the net tangible and intangible assets acquired and has been allocated to the Company’s single reporting unit. Goodwill was subsequently reclassified to long-term assets held-for-sale – discontinued operations, on the Company’s balance sheet as of December 31, 2022, stemming from the sale of the Solaria business discussed in Note 5 below.
Intangible assets acquired and subsequently disposed of as part of the Solaria disposition discussed in Note 5 below are as follows (in thousands):

Trademarks	$5,700
Developed technology	12,700
Customer relationships	24,700

Total intangible asset	$43,100

The income approach, using the relief from royalty method, was used to value trademarks and developed technology. Significant assumptions included in the valuation of trademarks and developed technology include projected revenues, the selected royalty rate and the economic life of the underlying asset.
The income approach, using the multi-period excess earning method, was used to value customer relationships. Significant assumptions included in the valuation of customer relationships include projected revenues, customer attrition and expense growth over the forecasted period.

As a result of the Solaria acquisition, the Company recognized $45.9 million of deferred tax assets. Due to the uncertainty surrounding the Company’s ability to realize such deferred income tax assets, a full valuation allowance has been established. Refer to Note 18 – Income Taxes for additional details.

(5)	Divestiture
Discontinued
operations
As previously described in Note 1 – Organization, on August 18, 2023, the Company entered into a Non-Binding Letter of Intent to sell certain of Complete Solaria’s North American solar panel assets, inclusive of intellectual property and customer contracts, to Maxeon. In October 2023, the Company completed the sale of its solar panel business to Maxeon. The assets sold to Maxeon were the assets that allowed for the Solaria business to operate as a product manufacturer of solar panels. As such, the Company determined that the sale of these assets in effect represented a disposition of the Solaria business and constituted a strategic shift in the Company’s operations, therefore qualifying as a discontinued operation. Accordingly, the results of operations and cash flows relating to Solaria have been reflected as discontinued operations in the consolidated statements of operations and comprehensive income (loss) for the year ended December 31, 2022 and the consolidated statements of cash flows for the year ended December 31, 2022.
Components of amounts reflected in the consolidated statements of operations and comprehensive income (loss) related to discontinued operations are presented in the table, as follows (in thousands):

December 31, 2022
Revenues	$13,325
Cost of revenues	12,847

Gross profit	478
Operating expenses:
Sales and marketing	1,315
General and administrative	617

Total operating expenses	1,932

Net loss from discontinued operations	$(1,454)

Held for sale
As previously described in Note 1 – Organization, certain assets of the Solaria, Inc. have been reflected as assets held for sale in the periods preceding the divestiture.
The following is a summary of the major categories of assets and liabilities held for sale (in thousands):

December 31, 2022
Intangible assets, net	$42,610
Goodwill	119,422

Long-term assets held for sale	$162,032

In October 2023, in conjunction with the divestiture, the Company recorded impairment expense of $119.4 million and $28.1 million associated with the goodwill and intangible assets, respectively, assigned to Solaria and a loss on disposal of $1.8 million.
Cash flows from discontinued operations included depreciation and amortization of $0.5 million and stock-based compensation expense of $0.5 million for year ended December 31, 2022.

(6)	Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consists of the following (in thousands):

	As of December 31,
	2022	2021
Inventory deposits. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$6,255	$—
Prepaid sales commissions . . . . . . . . . . . . . . . . . . . . . . .	2,838	4,771
Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	978	184

Total prepaid expenses and other current assets . . .	$10,071	$4,955

(7)	Property and Equipment, Net
Property and equipment, net consists of the following (in thousands):

	As of December 31,
	2022	2021
Developed software	$5,054	$3,540
Manufacturing equipment.	102	70
Furniture & equipment	90	—
Leasehold improvements	708	—

Total property and equipment	5,954	3,610
Less accumulated depreciation and amortization	(2,478)	(1,852)

Total property and equipment, net	$3,476	$1,758

Depreciation and amortization expense totaled $0.6 million, $0.5 million and $0.3 million for the years ended December 31, 2022, 2021 and 2020, respectively.

(8)	Intangible Assets, Net
Intangible assets consisted of the following (in thousands, except years data):

	As of December 31, 2022				As of December 31, 2021
	Weighted- Average Remaining Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net Amount	Gross Carrying Amount	Accumulated Amortization	Net Amount
Assembled workforce	0.1	$137	$(133)	$4	$137	$(65)	$72
Amortization expense related to intangible assets for the years ended December 31, 2022, 2021, and 2020 was $0.1 million, $0.1 million and zero, respectively.
For the year ended December 31, 2022, amortization expense related to intangible assets of $0.1 million and $0.1 million, respectively, was recorded in general and administrative expense on the accompanying consolidated statements of operations and comprehensive loss.
For the year ended December 31, 2020, amortization expense related to intangible assets was zero.
As of December 31, 2022, amortization expense for intangible assets for 2023 is expected to be $0.1 million. Amortization expense for intangible assets is not
expected to be material for periods subsequent to 2023.

Assembled workforce
On January 21, 2021, the Company entered into an agreement to purchase the business assets of Current Insight, an engineering firm that develops designs for residential solar installations in a cost-effective manner for its customers. Consideration for the asset acquisition amounted to an aggregate purchase price of $0.2 million, comprised of a promissory note for $0.1 million and 30,000 shares of the Company’s common stock with an aggregate fair value of less than $0.1 million. The transaction was accounted for as an asset purchase in accordance with ASC 805,
Business Combinations
.
The Company concluded that tangible and other assets acquired in the transaction did not have material value and, as such, ascribed no consideration to them. The total purchase price was allocated exclusively to the acquired assembled workforce, which is amortized on a straight-line basis over an estimated useful life of two years.

(9)	Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consist of the following (in thousands):

	December 31,
	2022	2021
Accrued compensation and benefits	$3,940	$3,498
Accrued term loan and revolving loan amendment and final payment fees	2,400	—
Uninvoiced contract costs	1,914	2,180
Accrued legal settlements	1,853	—
Accrued taxes	1,245	—
Accrued rebates and credits	1,076	—
Inventory received but not invoiced	972	—
Operating lease liabilities, current	958	390
Customer deposits	930	1,375
Warranty provision, current	767	600
Other accrued liabilities	3,775	1,304

Total accrued expenses and other current liabilities	$19,830	$9,347

(10)	Fair Value Measurements
The following table sets forth the Company’s financial assets and liabilities that were measured at fair value, on a recurring basis (in thousands):
The following table presents a reconciliation of the Company’s financial liabilities measured at fair value as of December 31, 2022 using significant unobservable inputs (Level 3), and the change in fair value recorded in other income (expense), net in the accompanying consolidated statements of operations and comprehensive loss (in thousands):

	Warrant	Convertible Debt Embedded Derivatives	SAFEs
Balance as of December 31, 2020	$799	$579	$91
Issuance of 2021-A Convertible Notes	—	566	—
Issuance of 2021-Rogers SAFE	—	—	5,000
Change in fair value	330	336	1,306

Balance as of December 31, 2021	$1,129	$1,481	$6,397
Conversion of debt into preferred shares	—	(1,481)	—
Conversion of SAFEs into preferred shares	—	—	(6,397)
Assumption of SAFEs in Solaria acquisition	—	—	60,470
Conversion of SAFEs from Solaria acquisition into preferred shares	—	—	(60,470)
Issuance of Series D Warrants Tranche A	6,527	—	—
Issuance of Series D Warrants Tranche B	1,285	—	—
Change in fair value	5,211	—	—

Balance as of December 31, 2022	$14,152	$—	$—

The fair value of accounts receivable, accounts payable, and accrued expenses approximated their carrying values as of December 31, 2022 and December 31, 2021, due to their short-term nature. As of December 31, 2022, all of the Company’s outstanding debit is carried at an amortized cost basis.
There were no transfers between Level 1, Level 2 or Level 3 fair value hierarchy categories of financial instruments for the years ended December 31, 2022 and December 31, 2021.

	As of December 31, 2022
	Level 1	Level 2	Level 3	Total
Financial Liabilities
Redeemable convertible preferred stock warrant liability	$—	$—	$14,152	$14,152

Total	$—	$—	$14,152	$14,152

	As of December 31, 2021
	Level 1	Level 2	Level 3	Total
Financial Liabilities
Redeemable convertible preferred stock warrant liability	$—	$—	$1,129	$1,129
Convertible debt embedded derivatives	—	—	1,481	1,481
SAFE agreements	—	—	6,397	6,397

Total	$—	$—	$9,007	$9,007

Redeemable Convertible Preferred Stock Warrant Liability
The Company historically issued redeemable convertible warrants to a bank to purchase shares of Series B preferred stock in February 2016 and issued redeemable convertible warrants to an investor to purchase shares of Series C preferred stock. Refer to Note 14 - Warrants. The Company issued Series D preferred stock warrants in conjunction with the merger agreement with Solaria. Refer to
Note 3-Business
Combination. The exercise prices for the two tranches of Series D preferred stock warrants are based on a future round of stock price, with an assumption of $2.50 and $5.00 upon consummation of a deSPAC acquisition and $2.04 and $4.09 upon remaining private, respectively. As the warrants have a contingent exercise price, the Company valuated the warrants based on a Black Scholes option pricing model, using a probability weighted estimate of the warrant valuations, given a deSPAC exist scenario and a stay private scenario, weighted at 70% and 30%, respectively. The following assumptions were used to calculate the fair value of the redeemable convertible preferred stock warrant liability:
Series B Redeemable Convertible Preferred Stock Warrant

	December 31,
	2022	2021
Expected term	3.1 years	4.1 years
Expected volatility	72.5%	73.0%
Risk-free interest rate	4.2%	1.1%
Expected dividend yield	0.0%	0.0%
Series C Redeemable Convertible Preferred Stock Warrant

	December 31,
	2022	2021
Expected term	3.6 years	4.6 years
Expected volatility	72.5%	73.0%
Risk-free interest rate	4.0%	1.2%
Expected dividend yield	0.0%	0.0%
Series D Redeemable Convertible Preferred Stock Warrant

	December 31,
	2022	2021
Expected term	1.5 years	—
Expected volatility	78.5%	—
Risk-free interest rate	4.7%	—
Expected dividend yield	0.0%	—
The redeemable convertible preferred stock warrant liabilities were measured at fair value at the issuance date and as of each subsequent fiscal year end with changes in the fair value recorded within other income (expense), net in the accompanying consolidated statements of operations and comprehensive loss.

The table below reconciles the change in value of the redeemable convertible preferred stock warrant liability from each warrant to the total redeemable convertible preferred stock warrant liability recorded within the accompanying consolidated balance sheets (amounts in thousands):

	Series B Warrants	Series C Warrants	Series D Tranche A Warrants	Series D Tranche B Warrants	Total
Balance as of December 31, 2020	$5	$794	$—	$—	$799
Change in fair value	3	327	—	—	330

Balance as of December 31, 2021	8	1,121	—	—	1,129
Change in fair value	42	5,169	—	—	5,211
Issuance of warrants in connection with acquisition of Solaria (Note 3)	—	—	6,527	1,285	7,812

Balance as of December 31, 2022	$50	$6,290	$6,527	$1,285	$14,152

Convertible Debt Embedded Derivatives
2019-A
Notes
The Company recorded a convertible debt embedded derivative liability associated with the issuance of the 2019-A Convertible Notes. The derivative liability is recorded within derivative liability on the accompanying consolidated balance sheets. See Note 13 – Borrowing Arrangements. The fair value of the convertible debt embedded derivative liability was computed as the difference between the estimated value of the convertible debt with and without features that allow the holders to convert the notes at a discount upon the Company’s subsequent equity financing (“Next Equity Financing”). The 2019-A Convertible Notes also contain a feature to convert the notes at a price of $75.0 million divided by the fully diluted capitalization table (“2019-A Valuation Cap Conversion”), which is not bifurcated as an embedded derivative.
The fair value of the convertible notes with the embedded derivative is estimated based on a probability- weighted analysis of the discounted value of the notes converting under a Next Equity Financing, a change in control, default, or maturity. The significant assumptions included in the fair value of the
2019-A
Convertible Notes with the embedded derivative liability include the time until a Next Equity Financing, the probabilities of the notes settling under each scenario, and a discount rate that reconciles the amount paid for the debt at issuance date, adjusted to reflect market changes subsequent to issuance. The fair value of the convertible notes without the embedded derivative liability is estimated based on the same methodology other than the settlement value upon a Next Equity Financing being set as the principal plus accrued interest, excluding the value of the conversion at a discount to the Next Equity Financing.
The embedded derivative liabilities in the convertible notes were measured at fair value at the issuance date and as of each subsequent fiscal year end with changes in the fair value recorded within other income (expense), net in the accompanying consolidated statements of operations and comprehensive loss.
The fair value of the
2019-A
Convertible Notes was approximately $0.1 million as of December 31, 2021. The
2019-A
Convertible notes and related derivative liability were extinguished in FY22 as part of the Series D redeemable convertible preferred stock issuance.
2020-A
Convertible Notes
The Company recorded a convertible debt embedded derivative liability associated with the issuance of the
2020-A
Convertible Notes. The derivative liability is recorded within derivative liability on the accompanying consolidated balance sheets. See Note 13 – Borrowing Arrangements. The fair value of the convertible debt embedded derivative liability was computed as the difference between the estimated value of the convertible debt with and without features that allow the holders to convert the notes at a discount upon the Company’s subsequent equity financing (“Next Equity Financing”).

The fair value of the convertible notes with the embedded derivative is estimated based on a probability- weighted analysis of the discounted value of the notes converting under a Next Equity Financing, a change in control, default, or maturity. The significant assumptions included in the fair value of the
2020-A
Convertible Notes with the embedded derivative liability include the time until a Next Equity Financing, the probabilities of the notes settling under each scenario, and a discount rate that reconciles the amount paid for the debt at issuance date, adjusted to reflect market changes subsequent to issuance. The fair value of the convertible notes without the embedded derivative liability is estimated based on the same methodology other than the settlement value upon a Next Equity Financing being set as the principal plus accrued interest, excluding the value of the conversion at a discount to the Next Equity Financing.
The embedded derivative liabilities in the convertible notes were measured at fair value at the issuance date and as of each subsequent fiscal year end with changes in the fair value recorded within other income (expense), net in the accompanying consolidated statements of operations and comprehensive loss.
The fair value of the
2020-A
Convertible Notes was approximately $4.6 million as of December 31, 2021. The
2020-A
Convertible notes and related derivative liability were extinguished as part of the Series D redeemable convertible preferred stock issuance.
2021-A
Convertible Notes
The Company recorded a convertible debt embedded derivative liability associated with the issuance of the
2021-A
Convertible Notes. The embedded derivative liability is recorded within derivative liability on the accompanying consolidated balance sheets. See Note 13 – Borrowing Arrangements. The fair value of the convertible debt embedded derivative liability was computed as the difference between the estimated value of the convertible debt with and without features that allow the holders to convert the notes at a discount upon the Company’s subsequent equity financing (“Next Equity Financing”). Certain of the notes from the
2021-A
Convertible Notes also contain a feature to convert the notes at a price of $200.0 million divided by the fully diluted capitalization table
(“2021-A
Valuation Cap Conversion”), which is not bifurcated as an embedded derivative.
The fair value of the convertible notes with the embedded derivative is estimated based on a probability- weighted analysis of the discounted value of the notes converting under a Next Equity Financing, a change in control, default, or maturity. The significant assumptions included in the fair value of the
2021-A
Convertible Notes with the embedded derivative liability include the time until a Next Equity Financing, the probabilities of the notes settling under each scenario, and a discount rate that reconciles the amount paid for the debt at issuance date, adjusted to reflect market changes subsequent to issuance. The fair value of the convertible notes without the embedded derivative liability is estimated based on the same methodology other than the settlement value upon a Next Equity Financing being set as the principal plus accrued interest, excluding the value of the conversion at a discount to the Next Equity Financing.
The embedded derivative liabilities in the convertible notes were measured at fair value at the issuance date and as of each subsequent fiscal year end with changes in the fair value recorded within other income (expense), net in the accompanying consolidated statements of operations and comprehensive loss.
The fair value of the
2021-A
Convertible Notes was approximately $4.8 million as of December 31, 2021, respectively. The
2021-A
Convertible notes and related derivative liability were extinguished as part of the Series D redeemable convertible preferred stock issuance.

The table below reconciles the embedded derivative liability from each of the series of convertible notes to the total derivative liability recorded on the accompanying consolidated balance sheets (amounts in thousands)

	2019-A Convertible Notes	2020-A Convertible Notes	2021-A Convertible Notes	Totals
Balance as of December 31, 2020	$18	$561	$—	$579
Issuance of 2021-A Convertible Notes	—	—	566	566
Change in fair value	17	234	85	366

Balance as of December 31, 2021	35	795	651	1,481
Extinguishment upon Series D issuance	(35)	(795)	(651)	(1,481)

Balance as of December 31, 2022	$—	$—	$—	$—

Simple Agreement for Future Equity (“SAFE”)
2019 SAFE
In July 2019, the Company entered into a SAFE agreement (“2019 SAFE”) with an investor. At the issuance date, the Company received $0.1 million in cash. The SAFE is classified as a liability in the scope of Accounting Standards Codification Topic 480 (“ASC 480”),
Distinguishing Liabilities from Equity
, as the SAFE is redeemable upon events that are outside the control of the issuer. The 2019 SAFE converts to equity at the lower of $50.0 million divided by the fully diluted capitalization table (“2019 SAFE Valuation Cap Conversion”) and a 20% discount from the share price paid by other investors upon the Next Equity Financing. The SAFE also contains features that allow for cash settlement at the $0.1 million purchase price in the event of a liquidation or dissolution event.
The fair value of the 2019 SAFE was determined based on the probability-weighted expected return method (“PWERM”), which assigns value to the multiple settlement scenarios based on the probability of occurrence. The significant assumptions included in the fair value of the 2019 SAFE include the probability of conversion under a next equity financing (estimated between 60% at issuance and 80% as of December 31, 2022) and the realizable value upon a Next Equity Financing. The realizable value upon the Next Equity Financing was determined based on the following inputs that were included in a Black-Scholes model, which contains the following inputs:

	December 31,
	2022	2021
Expected fair value of preferred stock	N/A	$4.84
Expected term	N/A	0.2 years
Volatility	N/A	76.4%
Risk-free interest rate	N/A	0.1%
The 2019 SAFE was measured at fair value at the issuance date and as of each subsequent fiscal year end with changes in the fair value recorded within other income (expense), net in the consolidated statements of operations and comprehensive loss.
In March 2022, as part of the Company’s Series D preferred stock financing, the 2019 SAFE converted into shares of Series
D-3
preferred stock. As part of the extinguishment of the 2019 SAFE, the Company recorded a gain of less than $0.1 million in other income (expense), net in the consolidated statements of operations and comprehensive loss.
2021 SAFE
In December 2021, the Company entered into a SAFE agreement (“2021 SAFE”) with an investor. At the issuance date, the Company received $5.0 million in cash. The SAFE is classified as a liability in the scope of

Accounting Standards Codification Topic 480 (“ASC 480”),
Distinguishing Liabilities from Equity
, as the SAFE is redeemable upon events that are outside the control of the issuer. The 2021 SAFE converts to equity at the lower of $175.0 million divided by the fully diluted capitalization table (“2021 SAFE Valuation Cap Conversion”) and a 20% discount from the share price paid by other investors upon the Next Equity Financing. At the time of negotiating the SAFE, the Company was in advanced negotiations to raise its next equity financing. As such, the Company recorded the fair value of the 2021 SAFE based on the value to be received upon a conversion at a 20% discount from the Next Equity Financing. As a result, the Company recorded $1.3 million to other income (expense), net for the increase in the fair value of the 2021 SAFE over its issuance price.
In March 2022, as part of the Company’s Series D preferred stock financing, the 2021 SAFE converted into shares of Series
D-1
preferred stock. As part of the extinguishment of the 2021 SAFE, the Company recorded a gain of $1.4 million in other income (expense), net in the consolidated statements of operations and comprehensive loss.
2022 SAFE
In connection with the Solaria acquisition, Complete Solar Holdings entered into the SAFE Amendment, Assignment and Assumption Agreement whereby Complete Solar Holdings assumed the rights and interests in and obligations under the SAFE from Solaria immediately at the effective time of the acquisition of Solaria. In accordance with the terms and conditions of the Merger Agreement, the SAFE was required to be converted into redeemable convertible preferred stock of the Company within 10 business days of the close of the acquisition. Immediately subsequent to acquisition close, the SAFE converted into 8,171,662 shares of series
D-8
redeemable convertible preferred stock.

(11)	Employee Benefit Plan
The Company sponsors a 401(k) defined contribution and profit-sharing plan (“401(k) Plan”) for its eligible employees. This 401(k) Plan provides for tax-deferred
salary deductions for all eligible employees. Employee contributions are voluntary. Employees may contribute the maximum amount allowed by law, as limited by the annual maximum amount as determined by the Internal Revenue Service. The Company may match employee contributions in amounts to be determined at the Company’s sole discretion. The Company made no contributions to the 401(k) Plan for the years ended December 31, 2022, 2021 and 2020.

(12)	Other Income (Expense), Net
Other income (expense), net consists of the following (in thousands):

	Years Ended December 31,
	2022	2021	2020
Change in fair value of SAFE agreements	$—	$(1,306)	$(15)
Change in fair value of derivative liabilities	—	(336)	(50)
Change in fair value of warrant liabilities	(5,211)	(330)	24
Gain on extinguishment of convertible notes and SAFE agreements (1)	3,235	—	—
Forgiveness of Paycheck Protection Plan loan	—	1,754	—
Other, net	118	(22)	—

Total other income (expense), net	$(1,858)	$(240)	$(41)

(1)	Includes $1.4 million of other income recognized upon the conversion of related party convertible notes and SAFEs

(13)	Common Stock
The Company has authorized the issuance of 28,978,046 and 13,547,878 shares of common stock as of December 31, 2022 and December 31, 2021, respectively.

The Company has reserved shares of common stock for issuance related to the following redeemable convertible preferred stock, stock options, common stock warrants, redeemable convertible preferred stock warrants, and future grants:

	As of December 31,
	2022	2021
Common stock warrants	3,389,005	690,236
Stock options, issued and outstanding	4,970,395	2,135,454
Stock options, authorized for future issuance	369,907	141,644
SAFE agreement	—	341,604
Convertible notes	—	1,621,299

Total shares reserved	8,729,307	4,930,237

(14)	Warrants
Series B Warrants (Converted to Common Stock Warrants)
In February 2016, the Company issued a warrant to purchase 5,054 shares of Series B preferred stock (the “Series B warrant”) in connection with the 2016 Credit Facility. The Series B warrant is immediately exercisable at an exercise price of $4.30 per share and has an expiration date of February 2026. The fair value of the Series B warrant, as determined in accordance with the methodology described in Note 10 – Fair Value Measurements, was less than $0.1 million as of December 31, 2022 and December 31, 2021, respectively. The relative fair value of the Series B warrant at issuance was recorded into debt issuance costs and other non-current liabilities on the accompanying consolidated balance sheets, and changes in fair value have been recorded in other income (expense), net on the accompanying consolidated statements of operations and comprehensive loss for the years ended December 31, 2022, 2021 and 2020.
Series C Warrants (Converted to Common Stock Warrants)
In July 2016, the Company issued a warrant to purchase 148,477 shares of Series C preferred stock (the “Series C warrant”) in connection with the Series C financing. The Series C warrant agreement also provided for an additional number of Series C shares calculated on a monthly basis commencing on June 2016 based on the principal balance outstanding of the notes payable outstanding. The maximum number of shares exercisable under the Series C warrant agreement is 482,969 shares of Series C preferred stock. The Series C warrant was immediately exercisable at an exercise price of $1.00 per share and has an expiration date of July 2026. The fair value of the Series C warrant, as determined in accordance with the methodology described in Note 10 – Fair Value Measurements, was $6.3 million and $1.1 million as of December 31, 2022 and December 31, 2021, respectively. The relative fair value of the Series C warrant at issuance as recorded as Series C preferred stock issuance costs and other non-current liabilities on the accompanying consolidated balance sheets, and changes in fair value have been recorded in other income (expense), net on the accompanying consolidated statements of operations and comprehensive loss for the years ended December 31, 2022, 2021 and 2020.
Series C-1 Warrants (Converted to Common Stock Warrants)
In January 2020, the Company issued a warrant to purchase 173,067 shares of common stock in conjunction with the Series
C-1
preferred stock financing. The warrant is immediately exercisable at an exercise price of $0.01 per share and has an expiration date of January 2030. The warrant remains outstanding as of December 31, 2022. At issuance, the relative fair value of the warrant was determined to be $0.1 million using the Black-Scholes model, which was recorded within additional paid-in
capital on the consolidated balance sheets. The warrant is not remeasured in future periods as it meets the conditions for equity classification.

SVB Common Stock Warrants
In May and August 2021, the Company issued warrants to purchase 2,472 and 2,525 shares of common stock, respectively, in conjunction with the Fifth and Sixth Amendments to the Loan and Security Agreement with Silicon Valley Bank. The warrants are immediately exercisable at exercise prices of $0.38 and $0.62 per share, respectively, and have expiration dates in 2033. The warrants remain outstanding as of December 31, 2022. At issuance, the relative fair value of the warrants were determined to be less than $0.1 million in aggregate using the Black-Scholes model, which was recorded within additional paid-in-capital
on the accompanying consolidated balance sheets. The warrants are not remeasured in future periods as they meet the conditions for equity classification.
Promissory Notes Common Stock Warrants
In October 2021, the Company issued a warrant to purchase 24,148 shares of common stock in conjunction with the issuance of a short-term promissory note. The warrant is immediately exercisable at an exercise price of $0.01 per share and has an expiration date of October 2031. The warrant remains outstanding as of December 31, 2022. At issuance, the relative fair value of the warrant was determined to be less than $0.1 million using the Black-Scholes model, which was recorded within additional paid-in
capital on the consolidated balance sheets. The warrant is not remeasured in future periods as it meets the conditions for equity classification.
Carlyle Warrants
In February 2022, as part of a debt financing from CRSEF Solis Holdings, LLC (“Carlyle”) (refer to Note 13 – Borrowing Arrangements), the Company issued a warrant to purchase 2,887,643 shares of common stock in conjunction with the redeemable investment in CS Solis. The warrant contains two tranches, the first of which is immediately exercisable for 1,995,870 shares. The second tranche, which was determined to be a separate unit of account, was exercisable upon a subsequent investment from Carlyle in CS Solis. No subsequent investment was made and investment period expired on December 31, 2022 and the second tranche of warrants expired prior to becoming exercisable. The vested warrant has an exercise price of $0.01 per share and has an expiration date of February 2029. The warrant remains outstanding as of December 31, 2022. At issuance, the relative fair value of the warrant was determined to be $3.4 million using the Black-Scholes model, which was recorded within additional paid-in
capital and as a discount on the long-term debt in CS Solis on the consolidated balance sheets. The warrant is not remeasured in future periods as it meets the conditions for equity classification.
Series D-7 Warrants (Converted to Common Stock Warrants)
In November 2022, the company issued warrants to purchase 656,630 shares of Series D-7 preferred stock (the “Series D-7 warrants”) in conjunction with the merger agreement with Solaria. The warrant contains two tranches. The first tranche of 518,752 shares of Series D-7 preferred stock is exercisable at an exercise price of $2.50 per share upon consummation of a deSPAC transaction, or at an exercise price of $2.04 per share upon remaining private and has an expiration date of April 2024. The second tranche of 137,878 shares of Series D-7 preferred stock is exercisable at an exercise price of $
5.00
per share upon consummation of a deSPAC transaction, or at an exercise price of $
4.09
per share upon remaining private and has an expiration date of April 2024. The warrants remain outstanding as of December 31, 2022. The fair value of the Series D-7 warrants, as determined in accordance with the methodology described in Note 10 – Fair Value Measurements, was $
7.8
million as of December 31, 2022. All of the Series B, Series C, and Series D preferred stock warrants remained outstanding as of December 31, 2022 and December 31, 2021.
November 2022 Common Stock Warrants
In November 2022, the Company issued a warrant to a third-party service provider to purchase 38,136 shares of common stock in conjunction with the Business Combination. The warrant is immediately exercisable at an exercise price of $8.00 per share and has an expiration date of April 2024. The warrant remains outstanding as of December 31, 2022. At issuance, the relative fair value of the warrant was determined to be $0.1 million using the Black-Scholes model, which was recorded within additional paid-in
capital on the consolidated balance sheets. The warrant is not remeasured in future periods as it meets the conditions for equity classification.
The following assumptions were used to calculate the fair value of the common stock warrants issued:

	Years Ended December 31,
	2022	2021
Expected term	1.5 - 7.0 years	10.0 - 12.0 years
Expected volatility	73.0 - 78.5%	73.0%
Risk-free interest rate	1.9 - 4.7%	1.3% - 1.7%
Expected dividends	0.0%	0.0%

(15)	Borrowing Arrangements
Convertible notes, net and convertible notes, net due to related parties
As of December 31, 2022 and December 31, 2021, the Company’s convertible notes consisted of the following (in thousands):

	As of December 31,
	2022	2021
Convertible notes, net
2019-A Convertible Notes	$—	$115
2020-A Convertible Notes	—	630
2021-A Convertible Notes	—	1,145

Convertible notes, net	—	1,890

Convertible notes, net due to related parties
2020-A Convertible Notes	—	3,260
2021-A Convertible Notes	—	3,050
Convertible Promissory Notes with Ecosystem Integrity Fund II, LP.	—	510

Convertible notes, net due to related parties	—	6,820

Convertible notes, net, noncurrent
2022 Convertible Notes	3,434	—

Convertible notes, net, noncurrent	3,434	—

Convertible notes, net due to related parties, noncurrent
2022 Convertible Notes	15,510	—

Convertible notes, net due to related parties, noncurrent	15,510	—

Total convertible notes	$18,944	$8,710

Convertible Promissory Notes with Ecosystem Integrity Fund II, LP.
On April 30, 2021, the Company issued a short-term Subordinated Convertible Promissory Note to Ecosystem Integrity Fund II, LP (“EIF”) for a total principal of $0.5 million plus accrued interest of 3.0% per annum due on June 30, 2021. The Note included a conversion feature which allows the holder to convert any portion of the note plus any unpaid accrued interest (“Conversion Amount”) into shares of Series
C-1
Preferred Stock on the maturity date of June 30, 2021 or thereafter. As of December 31, 2021 the principal and accrued interest remained outstanding and the holder did not elect to covert the note into Series
C-1
Preferred shares. The principal and accrued interest of $0.5 million was repaid in February 2022.

2019-A
Convertible Notes
In 2019, the Company issued a series of convertible notes
(“2019-A
Convertible Notes”) for $0.1 million in proceeds, with immaterial debt issuance costs, and which were due and payable on demand by the holders after August 2020. The notes carried simple interest of 6.0% and contained a conversion feature whereby the notes would convert at 80% of the issuance price of the preferred shares in the next equity financing. The notes also contained other embedded features such as conversion options that were exercisable upon the occurrence of various contingencies. All of the embedded features were analyzed to determine whether they should be bifurcated and separately accounted for as a derivative. Pursuant to such analysis, the Company valued and bifurcated the share-settled redemption feature, which enabled the holders to convert the notes to the preferred shares at a predefined discount from the issuance price and recorded its initial fair value of less than $0.1 million as a discount on the convertible notes face amount. The debt discount was amortized to interest expense at a weighted-average effective interest rate of 17.6% through the maturity dates of the notes.
The fair value of the share-settled redemption feature was determined in accordance with the methodology described in Note 8 – Fair Value Measurements, and the changes in fair value were recognized as a component of other income (expense), net in the accompanying consolidated statements of operations and comprehensive loss. The Company recorded zero, less than $0.1 million, and less than $0.1 million in expense during the years ended December 31, 2022, 2021 and 2020, respectively, related to the change in the fair value of the convertible notes embedded derivative liability. The convertible notes were carried within the accompanying consolidated balance sheets at their original issuance value, net of unamortized debt discount and issuance costs. In March 2022, as part of the Company’s Series D Preferred Stock issuance, the
2019-A
Convertible Notes converted into 62,500 shares of Series
D-2
redeemable convertible preferred stock. The Company recognized a loss on the conversion of less than $0.1 million in other income (expense), net on the consolidated statements of operations and comprehensive loss.
The net carrying amount of the convertible notes was as follows (in thousands):

	As of December 31,
	2022	2021
Principal	$100	$100
Unamortized debt discount	—	—
PIK interest added to principal balance	16	15
Conversion to Series D-2 redeemable convertible preferred stock	(116)	—

Net carrying amount	$—	$115

Interest expense related to the convertible notes was as follows (in thousands):

	As of December 31,
	2022	2021	2020
Amortization of debt discount	$—	$—	$4
PIK interest	1	12	3

Total non-cash interest expense	$1	$12	$7

2020-A
Convertible Notes
In 2020, the Company issued a series of convertible notes
(“2020-A
Convertible Notes”) for $3.8 million in proceeds, with immaterial debt issuance costs, and which are due and payable on demand by the holders after April 2021. The notes carried simple interest of 2.0% and contained a conversion feature whereby the notes would convert at 80% of the issuance price of the preferred shares in the next equity financing. The notes also contained other embedded features such as conversion options that were exercisable upon the occurrence of various contingencies. All of the embedded features were analyzed to determine whether they should be bifurcated and separately accounted for as a derivative. Pursuant to such analysis, the Company valued and bifurcated the share-settled redemption feature, which enables the holders to convert the notes to the preferred shares at a predefined discount from the issuance price and recorded its initial fair value of $0.5 million as a discount on the convertible notes face amount. The debt discount was amortized to interest expense at a weighted-average effective interest rate of 25.6% through the maturity dates of the notes.
The fair value of the share-settled redemption feature was determined in accordance with the methodology described in Note 8 – Fair Value Measurements, and the changes in fair value were recognized as a component of other income (expense), net in the accompanying consolidated statements of operations and comprehensive loss. The Company recorded zero, less than $0.1 million, and less than $0.1 million in expense during the years ended December 31, 2022, 2021 and 2020 respectively, related to the change in the fair value of the convertible notes embedded derivative liability. The convertible notes were carried within the accompanying consolidated balance sheets at their original issuance value, net of unamortized debt discount and issuance costs. In March 2022, as part of the Company’s Series D Preferred Stock issuance, the
2020-A
Convertible Notes converted into 785,799 shares of Series
D-1
redeemable convertible preferred stock. The Company recognized a gain on the conversion of $0.9 million in other income (expense), net on the consolidated statements of operations and comprehensive loss.
The net carrying amount of the convertible notes was as follows (in thousands):

	As of December 31,
	2022	2021
Principal	$3,784	$3,784
Unamortized debt discount	—	—
PIK interest added to principal balance	122	106
Conversion to Series D-1 redeemable convertible preferred stock	(3,906)	—

Net carrying amount	$—	$3,890

Interest expense related to the convertible notes was as follows (in thousands):

	As of December 31,
	2022	2021	2020
Amortization of debt discount . . . . . . . . . . . . . . . . . . . . . . . . .	$—	$281	$235
PIK interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	16	74	32

Total non-cash interest expense . . . . . . . . . . . . . . . . . . . . . . . .	$16	$355	$267

2021-A
Convertible Notes
In 2020, the Company issued a series of convertible notes
(“2021-A
Convertible Notes”) for $4.3 million in proceeds, with immaterial debt issuance costs, and which are due and payable on demand by the holders after February 2022. The holders are existing investors and are not expected to demand cash settlement, as the Company expects to raise additional preferred financing under which the notes will convert into preferred shares. The notes carry simple interest of 2.0% and contained a conversion feature whereby the notes would convert at 80% of the issuance price of the preferred shares in the next equity financing. The notes also contained other embedded features such as conversion options that were exercisable upon the occurrence of various contingencies. All of the embedded features were analyzed to determine whether they should be bifurcated and separately accounted for as a derivative. Pursuant to such analysis, the Company valued and bifurcated the share-settled redemption feature, which enables the holders to convert the notes to the preferred shares at a predefined discount from the issuance price and recorded its initial fair value of $0.6 million as a discount on the convertible notes face amount. The debt discount is amortized to interest expense at a weighted-average effective interest rate of 18.1% through the maturity dates of the notes.
The fair value of the share-settled redemption feature was determined in accordance with the methodology described in Note 10 – Fair Value Measurements, and the changes in fair value were recognized as a component of other income (expense), net in the consolidated statements of operations and comprehensive loss. The Company recorded zero and $0.2 million and in expense during the year ended December 31, 2022 and December 31, 2021, respectively, related to the change in the fair value of the convertible notes embedded derivative liability. The convertible notes were carried on the consolidated balance sheets at their original issuance value, net of unamortized debt discount and issuance costs. In March 2022, as part of the Company’s Series D Preferred Stock issuance, the
2021-A
Convertible Notes converted into 869,640 shares of Series
D-1
redeemable convertible preferred stock. The Company recognized a gain on the conversion of $0.8 million in other income (expense), net on the consolidated statements of operations and comprehensive loss.
The net carrying amount of the convertible notes was as follows (in thousands):

	As of December 31,
	2022	2021
Principal	$4,250	$4,250
Unamortized debt discount	—	(112)
PIK interest added to principal balance	74	57
Conversion to Series D-1 redeemable convertible preferred stock	(4,324)	—

Net carrying amount	$—	$4,195

Interest expense related to the convertible notes was as follows (in thousands):

	As of December 31,
	2022	2021	2020
Amortization of debt discount . . . . . . . . . . . . . . . . . . . . . . . . .	$112	$454	$—
PIK interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	17	57	—

Total non-cash interest expense . . . . . . . . . . . . . . . . . . . . . . . .	$129	$511	$—

As part of the
2021-A
Convertible Notes financing, the Company entered into an additional convertible note with an existing investor for $0.5 million. The note carries PIK interest of 3.0% and is due and payable on demand at any time after June 30, 2021. The note contains an embedded conversion feature, which allows the holder to convert the note into a fixed number of shares of Series
C-1
preferred stock at any time after
June 30, 2021. The Company concluded the conversion feature is not required to be bifurcated as an embedded derivative liability, and the note is carried at its principal plus accrued PIK interest.
The net carrying amount of the
2021-A
convertible note without an embedded derivative liability was as follows (in thousands):

	As of December 31,
	2022	2021
Principal	$500	$500
Unamortized debt discount	—	—
PIK interest added to principal balance	10	10
Repayment of principal and accrued interest	(510)	—

Net carrying amount	$—	$510

Interest expense related to the note was as follows (in thousands):

	As of December 31,
	2022	2021	2020
Amortization of debt discount	$—	$—	$—
PIK interest	—	10	—

Total non-cash interest expense	$—	$10	$—

2022 Convertible Notes
In connection with the Business Combination Agreement, the Company has raised a series of convertible notes (“2022 Convertible Notes”) in November 2022, December 2022, and February 2023 with additional investors, with an aggregate purchase price of $12.0 million. Additionally, as part of the acquisition of Solaria, the Company assumed a note from an existing investor for its fair value of $6.7 million. The note contains the same terms as the other 2022 Convertible Notes. The Company did not incur significant issuance costs associated with the 2022 Convertible Notes. The 2022 Convertible Notes will convert to common shares of Complete Solaria, Inc. at the close of the deSPAC transaction. The 2022 Convertible Notes accrue interest at a rate of 5% per annum. Immediately prior to the closing of the expected deSPAC transaction, the 2022 Convertible Notes will be converted into that number of shares of common stock of Complete Solaria equal to (x) the principal amount together with all accrued interest of the 2022 Convertible Notes divided by 0.75, divided by (y) the price of a share of common stock of Complete Solaria used to determine the conversion ratio in the Business Combination Agreement. As of December 31, 2022, the 2022 Convertible Notes have accrued $0.2 million. The carrying values of $15.5 million and $3.4 million are recorded within convertible notes, net due to related parties and convertible notes, net on the consolidated balance sheets, respectively, as of December 31, 2022. As of December 31, 2022, the total estimated fair value of the Company’s 2022 Convertible Notes was $19.8 million, which was estimated based on Level 3 inputs.
SAFE Agreements
2019 SAFE
In September 2019, the Company issued the 2019 SAFE for $0.1 million in proceeds, with immaterial debt issuance costs. No interest was accrued on the 2019 SAFE. The 2019 SAFE contained conversion features that allowed the holder to convert the 2019 SAFE into shares of preferred stock upon the next equity financing, subject to a valuation cap. The 2019 SAFE was reported at fair value in accordance with the methodology described in Note 8 – Fair Value Measurements. The fair value of the 2019 SAFE was $0.2 million as of December 31, 2021 which is recorded in SAFE Agreements in the accompanying consolidated balance sheets. In March 2022, the Company converted the 2019 SAFE into 48,258 shares of Series
D-3
redeemable convertible preferred stock. The Company recognized a gain on the conversion of the 2019 SAFE of less than $0.1 million in other income (expense), net on the consolidated statements of operations and comprehensive loss.
2021 SAFE
In December 2021, the Company issued the 2021 SAFE for $5.0 million in proceeds, with immaterial debt issuance costs. No interest is accrued on the 2021 SAFE. The 2021 SAFE contained conversion features that allowed the holder to convert the 2021 SAFE into shares of preferred stock upon the next equity financing, subject to a valuation cap. The 2021 SAFE was reported at fair value in accordance with the methodology described in Note 10 – Fair Value Measurements. The fair value of the 2021 SAFE was $6.3 million as of December 31, 2021 which is recorded in SAFE Agreements in the accompanying consolidated balance sheets. In

March 2022, the Company converted the 2021 SAFE into 1,005,366 shares of Series
D-1
redeemable convertible preferred stock. The Company recognized a gain on the conversion of the 2021 SAFE of $1.4 million in other income (expense), net on the consolidated statements of operations and comprehensive loss.
Solaria SAFE
As part of the acquisition of Solaria (refer to Note 4 – Business Combination) the Company acquired the Solaria SAFEs. The number of shares to be issued upon conversion of the SAFE notes contained various features to convert or redeem the Solaria SAFEs in the event of an equity financing, public offering, change of control or a dissolution event.
The Company historically elected to account for all of the SAFE notes at estimated fair value pursuant to the fair value option and recorded the change in estimated fair value as other income (expense), net in the consolidated statements of operations and comprehensive loss until the notes are converted or settled. The SAFE notes were amended through the SAFE Assumption Amendment, Assignment and Assumption Agreement on November 4, 2022, as part of the merger with Complete Solar, whereby all the SAFE notes were assumed by Complete Solar. As part of the purchase price accounting discussed in Note 4 - Business Combination, the estimated fair value of the SAFE notes was determined to be $60.5 million. Post consummation of the merger the SAFE notes were converted to 8,171,662 shares of Series
D-8
preferred stock as discussed in Note 4 - Business Combination.
Notes Payable
Loan and Security Agreement
In January 2020, the Company entered into a Loan and Security Agreement (the “Loan Agreement”) with Silicon Valley Bank (“SVB”). The Loan Agreement, as amended, provided for a line of credit up to $7.0 million and has a maturity date of February 2022. Advances under the line of credit bore interest at the greater of 5.25% or the prime rate (as published in the Wall Street Journal) plus 3.5% per annum. All borrowings under the line of credit were to be secured by substantially all of the Company’s assets. As of December 31, 2021, the Company had outstanding borrowings under the line of credit of $7.0 million.
During 2021, the Company entered into several amendments to the Loan Agreement, and in May and August 2021 in connection with the Fifth and Sixth Amendments, the Company issued warrants to purchase 5,122 shares and 5,229 shares of common stock at exercise prices of $0.38 per share and $0.62 per share, respectively. The fair value of the warrants were recorded as deferred issuance costs and amortized to interest expense. As of December 31, 2022 and December 31, 2021, there were no unamortized debt issuance costs.
Under the Loan Agreement, the Company was subject to certain reporting covenants, such as a requirement for the Company’s monthly unaudited financial statements and Compliance Certificate, as well as a financial covenant to maintain a minimum liquidity ratio of 1.75 to 1.00. In 2021, the Loan Agreement was amended to add a new financial covenant, requiring the Company to obtain new equity of at least $15.0 million by a specified date, which the Company did not meet; however, the default was later waived by SVB. The Company was in compliance with all reporting and financial covenants as of December 31, 2021.
In February 2022, as part of the transaction to raise long-term debt in CS Solis, the Company repaid the principal and accrued interest of the Loan Agreement of $6.7 million, which terminated the agreement with SVB.
2021 Promissory Notes
In July 2021, the Company issued a
short-term
promissory note for $0.5 million in proceeds, with immaterial debt issuance costs. The promissory note carried simple interest of 2.0% and were due and payable after February 2022. As of December 31, 2021, the carrying value of the promissory note was

$0.5 million and was recorded in Notes Payable in the accompanying consolidated balance sheets. In February 2022, the Company repaid the 2021 Promissory Note, and no amounts remain outstanding as of December 31, 2022.
In October 2021, the Company issued a short-term promissory note for $2.0 million in proceeds, with immaterial debt issuance costs. The promissory note contained a financing fee of $0.3 million, which was due and payable along with the principal amount in January 2022. In connection with the promissory note, the Company issued a warrant to purchase 50,000 shares of common stock at an exercise price of $0.01 per share. The fair value of the warrant was recorded as a debt discount and amortized to interest expense. As of December 31, 2021, the carrying value of the promissory note was $2.0 million, which was recorded in Notes Payable in the accompanying consolidated balance sheets, and the remaining unamortized debt discount was nil. The principal and accrued interest of the note payable was repaid in January 2022, and no amounts remain outstanding as of December 31, 2022.
Paycheck Protection Program Loan
In April 2020 and April 2021, the Company received loans in principal amounts of $0.9 million and $0.9 million, respectively, under the Paycheck Protection Program (the “PPP Loans”), which was established under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) administered by the U.S. Small Business Administration (the “SBA”). The PPP Loans were evidenced by promissory notes and bore interest at 1% with no payments for the first 6 months. The PPP Loans were subject to partial or full forgiveness if the Company used all proceeds for eligible purposes, maintained certain employment levels and maintained certain compensation levels in accordance with and subject to the CARES Act and the rules, regulations and guidance. In June and October 2021, the principal and accrued interest on the PPP Loans were forgiven.
Current Insight Promissory Note
In January 2021, the Company issued a promissory note for principal of $0.1 million in connection with the purchase of Current Insight, with immaterial debt issuance costs. The promissory note bears interest at 0.14% per annum and has equal monthly installments due and payable through the maturity date of January 2022. As of December 31, 2021, the carrying value of the promissory note was less than $0.1 million. The principal and accrued interest was repaid in January 2022 and no amounts remain outstanding as of December 31, 2022.
The following table summarizes the Company’s outstanding notes payable (in thousands):

	As of December 31,
	2022	2021
Loan and Security Agreement	$—	$6,987
2021 Promissory Notes	—	2,500
Current Insight Promissory Note	—	20

	—	9,507
Less: Unamortized debt issuance costs and discounts	—	—

	$—	$9,507

2018 Bridge Notes
In December 2018, Solaria Corporation issued senior subordinated convertible secured notes (“2018 Notes”) totaling approximately $3.4 million in exchange for cash. The notes bear interest at the rate of 8% per annum and the investors are entitled to receive twice of the face value of the notes at maturity. The 2018 Notes are secured by substantially all of the assets of Solaria Corporation. In 2021, the 2018 Notes were amended extending the maturity date to December 13, 2022. In connection with the 2021 amendment,

Solaria had issued warrants to purchase shares of
Series E-1
redeemable convertible preferred stock of Solaria. The warrants were exercisable immediately in whole or in part at and expire on December 13, 2031. As part of the merger with Complete Solar, all the outstanding warrants issued to the lenders were assumed by the parent company, Complete Solaria as discussed in Note 4 – Business Combination.
As part of the purchase price accounting discussed in Note 4 – Business Combination, the estimated fair value of the 2018 Notes was determined to be $9.1 million.
In December 2022, the Company entered into an amendment to the 2018 Notes extending the maturity date from December 13, 2022 to December 13, 2023. In connection with the amendment, the notes will continue to bear interest at 8% per annum and are entitled to an increased repayment premium from 110% to 120% of the principal and accrued interest at the time of repayment.
The Company concluded that the modification was a troubled debt restructuring as the Company was experiencing financial difficulty and the amended terms resulted in a concession to the Company. As the future undiscounted cash payments under the modified terms exceeded the carrying amount of the Solaria 2018 Notes on the date of modification, the modification was accounted for prospectively. The incremental repayment premium is being amortized to interest expense using the effective interest rate method. As of December 31, 2022, the carrying value of the 2018 Notes was $9.8 million. Interest expense recognized from the date of the acquisition through December 31, 2022 was $0.7 million. As of December 31, 2022, the total estimated fair value of the Company’s 2018 Bridge Notes was $9.1 million, which was estimated based on Level 3 inputs.
SCI Term Loan and Revolver Loan
In October 2020, Solaria entered into a loan agreement (“Loan Agreement”) with Structural Capital Investments III, LP (“SCI”).
The Loan Agreement with SCI comprises of two facilities, a term loan (the “Term Loan”) and a revolving loan (the “Revolving Loan”) (together “Original Agreement”) for $5.0 million each with a maturity date of October 31, 2023. Both the Term Loan and the Revolving Loan were fully drawn upon closing. The Term Loan was repaid prior to the acquisition of Solaria by Complete Solar and was not included in the business combination.
The Revolving Loan also has a term of
thirty-six
months, principal repayments at the end of the term and an annual interest rate of 7.75% or Prime rate plus 4.5%, whichever is higher. The Loan Agreement required the Company to meet certain financial covenants relating to maintenance of specified restricted cash balance, achieving specified revenue target and maintaining specified contribution margin (“Financial covenants”) over the term of each of the Revolving Loan. The Revolving Loan is collateralized substantially by all assets and property of the Company.
In the years ended December 31, 2022 and December 31, 2021, Solaria entered into several Amended and Restated Loan and Security Agreements as a forbearance agreement for SCI to forbear from exercising any rights and remedies available to it as a result of Company not meeting certain Financial Covenants required by the Original Agreement. As a result of these amendment changes were made to the financial covenants and Solaria recorded a total of $1.9 million amendment fees in Other Liabilities and was included in the acquired liabilities for purchase price accounting.
Solaria had historically issued warrants to purchase shares of Series
E-1
redeemable convertible preferred stock of Solaria (“SCI Series
E-1
warrants”). The warrants were fully exercisable in whole or in part at any time during the term of the Original agreement. As part of the merger with Complete Solar, all the outstanding SCI Series
E-1
warrants were assumed by the parent company, Complete Solaria as discussed in Note 4 – Business Combination.
The Revolving loan outstanding on the date of merger was fair valued at $5.0 million for the purpose of purchase price accounting discussed in Note 3. The revolving loan principal balance at December 31, 2022 amounted to $5.0 million and is due on October 2023. Interest expense recognized from the date of merger to December 31,

2022 amounted to $0.1 million. The Company was in compliance with all the covenants as of December 31, 2022. As of December 31, 2022, the fair value of the Revolving Loan approximates its carrying value.
Secured Credit Facility
In December 2022, the Company entered into a secured credit facility agreement with Kline Hill Partners IV SPV LLC and Kline Hill Partners Opportunity IV SPV LLC. The secured credit facility agreement matures in April 2023, which allows the Company to borrow up to 70% of the net amount of its eligible vendor purchase orders with a maximum amount of $10.0 million at any point in time. The purchase orders are backed by relevant customer sales orders which serves as a collateral. The amounts drawn under the secured credit facility may be reborrowed provided that the aggregate borrowing does not exceed $20.0 million. The repayment under the secured credit facility is the borrowed amount multiplied by 1.15x if repaid within 75 days and borrowed amount multiplied by 1.175x if repaid after 75 days. The Company may prepay any borrowed amount without premium or penalty.
In December 2022, the Company borrowed an amount of $5.5 million against the secured credit facility. In February 2023, the Company made a repayment of $6.3 million which included aggregate financing cost amounting to $0.8 million. At December 31, 2022, the outstanding net Debt amounted to $5.6 million, including accrued financing cost of $0.1 million. As of December 31, 2022, the fair value of the Secured Credit Facility approximates its carrying value.
Long-term debt in CS Solis
As described above, as part of the reorganization in February 2022 of the Company, the Company received an investment from CRSEF. The investment was made pursuant to a subscription agreement, under which Carlyle contributed $25.6 million in exchange for 100 Class B Membership Units of CS Solis and the Company contributed the net assets of Complete Solar, Inc. in exchange for 100 Class A Membership. The Class B Membership Units are mandatorily redeemable by the Company on the three-year anniversary of the effective date of the CS Solis amended and restated LLC agreement (February 14, 2025). The Class B Membership Units accrue interest that is payable upon redemption at a rate of 10.5% (which is structured as a dividend payable based on 25% of the investment amount measured quarterly), compounded annually, and subject to increases in the event the Company declares any dividends. In connection with the investment, the Company issued a warrant to purchase 5,978,960 shares of the Company’s common stock at a price of $0.01 per share, of which, 4,132,513 shares are immediately exercisable. The Company has accounted for the mandatorily redeemable investment from Carlyle in accordance with ASC 480,
Distinguishing Liabilities from Equity
, and has recorded the investment as a liability, which is accreted to its redemption value under the effective interest method. The Company has recorded the warrants as a discount to the liability. Refer to Note 13 – Common Stock, for further discussion of the warrants issued in connection with the Class B Membership Units. As of December 31, 2022, the Company has recorded a liability of $25.2 million included in long-term debt in CS Solis on the consolidated balance sheets. For the year ended December 31, 2022, the Company has recorded accretion of the liability as interest expense of $2.4 million, and the Company has recorded the amortization of issuance costs as interest expense of $1.2 million. As of December 31, 2022, the total estimated fair value of the Company’s 2018 long-term debt in CS Solis was $24.0 million, which was estimated based on Level 3 inputs.

(16)	Stock-Based Compensation
In 2011, the Company’s Board of Directors and stockholders approved the adoption of the 2011 Stock Plan (the “2011 Plan”). The 2011 Plan provides for the granting of incentive stock options, nonstatutory stock options, and restricted stock to employees, non-employee
directors, and consultants of the Company. Options may be granted at a price per share not less than 100% of the fair market value at date of grant. If an incentive stock option is granted to a 10% stockholder, then the purchase or exercise price per share shall not be less than 110% of the fair market value per share of common stock on the grant date. Options granted under the 2011 Plan continue to vest until the last day of employment and generally vest over four years and expire 10 years from the date of grant. A total of 2,596,764 shares of common stock was reserved for the 2011 Plan, as amended, as of December 31, 2022 and December 31, 2021.
In 2021, the Company’s Board of Directors and stockholders approved the adoption of the 2021 Stock Plan (the “2021 Plan”). The 2021 Plan provides for the granting of incentive stock options, nonstatutory stock options, and restricted stock to employees, non-employee
directors, and consultants of the Company. Options may be granted at a price per share not less than 100% of the fair market value at date of grant. If an incentive stock option is granted to a 10% stockholder, then the purchase or exercise price per share shall not be less than 110% of the fair market value per share of common stock on the grant date. Options granted under the 2021 Plan continue to vest until the last day of employment and generally vest over four years and expire 10 years from the date of grant. A total of 241,484 shares of common stock was initially reserved for the 2021 Plan. Any shares of common stock that would have otherwise been returned to the Company’s 2011 Plan as a result of forfeiture, expiration, cancellation, termination or net issuances of awards thereunder shall be returned to the share reserve under the 2021 Plan.
In 2022, the Company’s Board of Directors and stockholders approved the adoption of the 2022 Stock Plan (the “2022 Plan”). The 2022 Plan provides for the granting of incentive stock options, nonstatutory stock options, and restricted stock to employees, non-employee
directors, and consultants of the Company. Options may be granted at a price per share not less than 100% of the fair market value at date of grant. If an incentive stock option is granted to a 10% stockholder, then the purchase or exercise price per share shall not be less than 110% of the fair market value per share of common stock on the grant date. Options granted under the 2022 Plan continue to vest until the last day of employment and generally vest over four years and expire 10 years from the date of grant. A total of 3,225,237 shares of common stock was initially reserved for the 2022 Plan. Any shares of common stock that would have otherwise been returned to the Company’s 2011 Plan and 2021 Plan as a result of forfeiture, expiration, cancellation, termination or net issuances of awards thereunder shall be returned to the share reserve under the 2022 Plan. The 2011 Plan, 2021 Plan, and 2022 Plan are collectively referred to as the “Plans” in the notes to the financial statements, unless otherwise noted.
A summary of stock option activity for the years ended December 31, 2022 and December 31, 2021 under the Plans is as follows:

	Options outstanding
	Number of shares	Weighted average exercise price per share	Weighted average contractual term (in years)	Aggregate intrinsic value (in thousands)
Outstanding—January 1, 2021	1,968,580	$0.58	7.87	$1,044
Options granted	212,434	0.89
Options exercised	(7,245)	0.83
Options canceled	(38,315)	0.62

Outstanding—December 31, 2021	2,135,454	$0.62	6.99	$2,263
Options granted	3,088,350	7.45
Options exercised	(162,034)	0.48
Options canceled	(91,376)	0.83

Outstanding—December 31, 2022	4,970,395	$4.87	6.99	$34,180

Vested and expected to vest—December 31, 2022	4,970,395	$4.87	6.99	$34,180

Vested and exercisable—December 31, 2022	2,794,862	$4.35	6.29	$22,204

The weighted-average grant-date fair value of options granted for the years ended December 31, 2022 and December 31, 2021, was $7.99 per share and $0.72 per share, respectively. The total fair value of options vested for the years ended December 31, 2022 and December 31, 2021, was $10.5 million and $0.2 million, respectively. The aggregate intrinsic value of options exercised for the years ended December 31, 2022 and December 31, 2021, was $0.2 million and less than $0.1 million, respectively.

Determination of Fair Value
Prior to the Mergers, the Company estimated grant-date fair value of stock options using the Black-Scholes-Merton option- pricing model. The determination of the fair value of each stock award using this option-pricing model is affected by the Company’s assumptions regarding a number of complex and subjective variables. These variables include, but are not limited to, the expected stock price volatility over the term of the awards. Stock-based compensation is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which is generally the vesting period of the respective award.
The following assumptions were used to calculate the fair value of stock-based compensation:

	Years Ended December 31,
	2022	2021
Expected term	1.0 – 7.5 years	5.0 – 6.1 years
Expected volatility	60.0% – 78.5%	52.6% – 56.7%
Risk-free interest rate	3.4% – 4.8%	0.8% – 1.3%
Expected dividends	0.0%	0.0%
Expected term
— The Company has opted to use the “simplified method” for estimating the expected term of options, whereby the expected term equals the arithmetic average of the vesting term and the original contractual term of the option (generally
10
years).
Expected volatility
— Due to the Company’s limited operating history and a lack of company specific historical and implied volatility data, the Company has based its estimate of expected volatility on the historical volatility of a group of peer companies that are publicly traded. The historical volatility data was computed using the daily closing prices for the selected companies’ shares during the equivalent period of the calculated expected term of the stock-based awards.
Risk-free interest rate
— The risk-free rate assumption is based on U.S. Treasury instruments with maturities similar to the expected term of the Company’s stock options.
Expected dividends
— The Company has not issued any dividends in its history and does not expect to issue dividends over the life of the options and therefore has estimated the dividend yield to be zero.
Fair value of common stoc
k — The fair value of the shares of common stock underlying the stock-based awards has historically been determined by the Board of Directors, with input from management. Because there has been no public market for the Company’s common stock, the Board of Directors has determined the fair value of the common stock on the grant-date of the stock-based award by considering a number of objective and subjective factors. Such factors include a valuation of the Company’s common stock performed by an unrelated third-party specialist, valuations of comparable companies, sales of the Company’s redeemable convertible preferred stock to unrelated third-parties, operating and financial performance, the lack of liquidity of the Company’s capital stock, as well as general and industry-specific economic outlooks. For financial reporting purposes, the Company considers the amount of time between the valuation date and the grant date to determine whether to use the latest common stock valuation or a straight-line interpolation between the two valuation dates. The determination included an evaluation of whether the subsequent valuation indicated that any significant change in valuation had occurred between the previous valuation and the grant date.

Stock-based compensation expense
The following table summarizes stock-based compensation expense and its allocation within the accompanying consolidated statements of operations and comprehensive loss (in thousands):

	Years Ended December 31,
	2022	2021	2020
Cost of revenues	$22	$19	$8
Sales and marketing	168	68	37
General and administrative	243	113	64
Loss from discontinued operations, net of tax	470	—	—

Total stock-based compensation expense	$903	$200	$109

As of December 31, 2022 there was a total of $
5.4
 million of unrecognized stock-based compensation costs related to non-vested
stock option awards, which is expected to be recognized over a weighted-average period of approximately
2.2
years.

(17)	Commitments and Contingencies
Operating Leases
The Company leases its facilities under
non-cancelable
operating lease agreements. The Company’s leases have remaining terms of 0.3 years to 3.8 years. Options to renew or extend leases beyond their initial term have been excluded from measurement of the ROU assets and lease liabilities as exercise is not reasonably certain. Operating leases are reflected on the consolidated balance sheets within operating lease ROU assets and the related current and non-current
operating lease liabilities. ROU assets represent the right to use an underlying asset for the lease term, and lease liabilities represent the obligation to make lease payments arising from lease agreement. Operating lease ROU assets and liabilities are recognized at the commencement date, or the date on which the lessor makes the underlying asset available for use, based upon the present value of the lease payments over the respective lease term. Lease expense is recognized on a straight-line basis over the lease term, subject to any changes in the lease or expectation regarding the terms. Variable lease costs such as common area maintenance, property taxes and insurance are expensed as incurred. Variable lease cost was $0.2 million for the year ended December 31, 2022 and immaterial for the year ended December 31, 2021. Total operating lease expense for the years ended December 31, 2022 and December 31, 2021 was $0.7 million and $0.4 million, respectively.
The Company made $1.0 million and $0.4 million of cash payments related to operating leases during the years ended December 31, 2022 and December 31, 2021, respectively. New operating lease right-of-use
assets obtained in exchange for operating lease liabilities were $1.9 million and $1.2 million during the years ended December 31, 2022 and December 31, 2021, respectively, including the impact of adopting ASC 842. On the date of adoption, January 1, 2021, the Company recognized right-of-use assets of approximately $1.1 million and lease liabilities of approximately $1.2 million, of which $0.4 million was included in accrued and other current liabilities and $0.8 million was included in operating lease liabilities, net of current portion on the consolidated balance sheets.
The weighted average remaining lease term and the discount rate for the Company’s operating leases are as follows:

December 31, 2022
Remaining average remaining lease term (years)	3.24
Weighted average discount rate	14.47%

Future minimum lease payments under
non-cancelable
operating leases, and future payments under the Lease Termination Agreement, as of December 31, 2022 are as follows (in thousands):

2023	$1,048
2024	743
2025	592
2026	477
2027 and thereafter	—

Total undiscounted liabilities	2,860

Less imputed interest	(628)

Present value of operation lease liabilities	$2,232

Accounting under ASC 840
Prior to the adoption of ASC 842, rent expense on operating leases was recognized on a straight-line basis over the term of the lease. In addition, certain of the Company’s operating lease agreements for facilities also include rent escalations or rent abatements during the initial lease term. The Company recorded the rent escalations as deferred rent, net of current portion on the accompanying balance sheets. The Company recognized the deferred rent liability on a straight-line basis into rent expense over the lease term commencing on the date the Company took possession of the leased space. Rent expense was $0.3 million for the year ended December 31, 2020.
Warranty Provision
The Company accrues warranty costs when revenue is recognized for solar energy systems sales and panel sales, based on the estimated future costs of meeting its warranty obligations. Warranty costs primarily consist of replacement materials and equipment and labor costs for service personnel.
Activity by period relating to the Company’s warranty provision was as follows:

	Years Ended December 31,
	2022	2021	2020
Warranty provision, beginning of period	$2,281	$1,652	$1,816
Warranty liability from the Business Combination	1,943
Accruals for new warranties issued	1,492	1,516	607
Settlements	(1,735)	(887)	(771)

Warranty provision, end of period	$3,981	$2,281	$1,652

Warranty provision, current	$767	$600	$497
Warranty provision, noncurrent	$3,214	$1,681	$1,155
Indemnification Agreements
From time to time, in its normal course of business, the Company may indemnify other parties, with which it enters into contractual relationships, including customers, lessors, and parties to other transactions with the Company. The Company may agree to hold other parties harmless against specific losses, such as those that could arise from breach of representation, covenant or third-party infringement claims. It may not be possible to determine the maximum potential amount of liability under such indemnification agreements due to the unique facts and circumstances that are likely to be involved in each particular claim and indemnification provision. Historically, there have been no such indemnification claims. In the opinion of management, any liabilities resulting from these agreements will not have a material adverse effect on the business, financial position, results of operations, or cash flows.

Legal Matters
The Company is a party to various legal proceedings and claims which arise in the ordinary course of business. The Company records a liability when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. If the Company determines that a loss is reasonably possible and the loss or range of loss can be reasonably estimated, the Company discloses the reasonably possible loss. The Company adjusts its accruals to reflect the impact of negotiations, settlements, rulings, advice of legal counsel and other information and events pertaining to a particular case. Legal costs are expensed as incurred. Although claims are inherently unpredictable, the Company is not aware of any matters that have a material adverse effect on the business, financial position, results of operations, or cash flows. The Company has recorded $1.9 million and $0.2 million as a loss contingency in accrued expenses and other current liabilities on the consolidated balance sheets as of December 31, 2022 and December 31, 2021, respectively, primarily associated with the pending settlement of the following legal matters.
Katerra Litigation
On July 22, 2022, Katerra, Inc. filed a complaint for breach of contract and turnover of property under Section 542(b) of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas. The complaint seeks damages for the amounts due under the Settlement Agreement and for attorney’s fees. The Company filed an answer to the complaint on September 6, 2022. No discovery has occurred.
Vendor Settlement
On January 10, 2023, a vendor entered into an agreement with the Company to settle past due performance related payments related to various tools. As part of the agreement, the Company agreed to pay $0.9 million in three equal installments. The Company paid the first installment on January 12, 2023 and will pay the second and third installments on March 31, 2023 and June 30, 2023, respectively.
SolarPark Litigation
In January 2023, SolarPark Korea Co., LTD (“
SolarPark
”) demanded approximately $80.0 million during discussions between the Company and SolarPark. In February 2023, the Company submitted its statement of claim seeking approximately $26.4 million in damages against SolarPark. The ultimate outcome of this arbitration is currently unknown and could result in a material liability to the Company. However, the Company believes that the allegations lack merit and intends to vigorously defend all claims asserted. No liability has been recorded in the Company’s consolidated financial statements as the likelihood of a loss is not probable at this time.
On March 16, 2023, SolarPark filed a complaint against Solaria and the Company in the United States District Court for the Northern District of California. The complaint alleges a civil conspiracy involving misappropriation of trade secrets, defamation, tortious interference with contractual relations, inducement to breach of contract, and violation of California’s Unfair Competition Law. The complaint indicates that SolarPark has suffered in excess of $220 million in damages. The ultimate outcome of this litigation is currently unknown and could result in a material liability to the Company. However, the Company believes that the allegations lack merit and intends to vigorously defend all claims asserted. No liability has been recorded in the Company’s consolidated financial statements as the likelihood of a loss is not probable at this time.
Letters of Credit
The Company had $3.5 million of outstanding letters of credit related to normal business transactions as of December 31, 2022. These agreements require the Company to maintain specified amounts of cash as collateral in segregated accounts to support the letters of credit issued thereunder. As discussed in Note 1, the cash collateral in these restricted cash accounts was $3.7 million as of December 31, 2022. The Company did not have any outstanding letters of credit as of December 31, 2021.

(18)	Income Taxes
The provision for income taxes consisted of the following (in thousands):

	Years Ended December 31,
	2022	2021	2020
Current:
Federal	$—	$—	$—
State	27	3	3
Foreign	—	—	—

Total current	$27	$3	$3

Deferred:
Federal	$—	$—	$—
State	—	—	—
Foreign	—	—	—

Total deferred	—	—	—

Total provision	$27	$3	$3

The reconciliation of federal statutory income tax rate to our effective income tax rate is as follows (in thousands):

	Years Ended December 31,
	2022	2021	2020
Statutory federal income tax	$(6,184)	$(1,918)	$(1,454)
State income taxes, net of federal tax benefits	(1,207)	(353)	(336)
Stock compensation	64	42	22
Non-deductible interest expense	78	689	257
Mark to market adjustments	397	—	—
Nondeductible Expenses	279	2	4
PPP Loan	—	(368)	—
Foreign earnings taxed at different rates	157	—	—
Other	(8)	—	—
Valuation allowance	6,451	1,910	1,510

Tax Provision	$27	$4	$3

Significant components of our deferred tax assets and liabilities are as follows (in thousands):

	Years Ended December 31,
	2022	2021
NOL carryforwards	$60,710	$7,931
Credits	195	—
Bad debt reserve	1,382	946
Inventory reserve	2,724	680
Warranty reserve	651	631
Revenue warranty	155	111
Interest expense carryover	3,445	170
Accrued compensation	678	687
Deferred revenue	195	639
ASC 842 leases	12	17
Assembled workforce	—	15
Fixed assets	328	—
Capitalized research and development	509	—
Other	2,837	28
Total	73,821	11,855
Valuation allowance	(63,737)	(11,348)

Net deferred tax assets	$10,084	$507

Deferred Tax Liabilities
Accounting method change	(18)	(38)
Capitalized software	(234)	(468)
Fixed assets	—	(1)
Intangibles	(9,084)	—
Convertible debt	(748)	—

Refundable and deferred income taxes	$—	$—

The Company has established a valuation allowance to offset the gross deferred tax assets as of December 31, 2022 and December 31, 2021, due to the uncertainty of realizing future tax benefits from its net operating loss carryforwards and other deferred tax assets. The valuation allowance balance was $63.7 million and $11.3 million for the years ended December 31, 2022 and December 31, 2021, respectively.
In assessing the realizability of deferred income tax assets, the Company considered whether it is more likely than not that some portion or all of its deferred income tax assets will be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Due to the uncertainty surrounding the Company’s ability to realize such deferred income tax assets, a full valuation allowance has been established. The valuation allowance increased by $52.4 million during the year ended December 31, 2022, and $1.9 million during the year ended December 31, 2021. During 2022 the valuation allowance increased $45.9 million due to acquired deferred tax assets.
As of December 31, 2022 and 2021, the Company had federal net operating loss carryforwards of approximately $237.7 million and $28.0 million and state net operating loss carryforwards of approximately $157.1 million and $30.2 million, respectively. Federal net operating losses that will expire between the years 2030 and 2037 total $114.6 million.
As of December 31, 2022 and 2021, the Company had state research and development credit carryforwards of approximately $1.6 million and zero, respectively. The credits do not expire.
The utilization of the Company’s net operating loss and R&D credit carryforwards may be subject to limitation due to the “change in ownership provisions” under Section 382 of the Internal Revenue Code and similar foreign provisions. Such limitations may result in the expiration of these carryforwards before their utilization. The Company’s acquired net operating loss carryforwards have been reduced based on the estimated amount which will be lost due to these limitations.
The Company is subject to income taxes in the U.S. federal jurisdiction, and various foreign jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. The Company’s tax years remain open for examination by all tax authorities since inception. The Company is not currently under examination in any tax jurisdictions.
As of December 31, 2022 and 2021, the Company had unrecognized tax benefits of $1.3 million and zero, respectively. The reversal of the uncertain tax benefits would not affect the Company’s effective tax rate to the extent that it continues to maintain a full valuation allowance against its deferred tax assets.
The Company applies the provisions set forth in FASB ASC Topic 740, Income Taxes, to account for the uncertainty in income taxes. In the preparation of income tax returns in federal and state jurisdictions, the Company asserts certain tax positions based on its understanding and interpretation of income tax laws.
The following is a tabular reconciliation of the total amounts of unrecognized tax benefits (in thousands):

Years Ended December 31,
	2022	2021
Unrecognized tax benefits as of beginning of year	$—	$—
Increases related to prior year tax positions	1,335	—
Increases related to current year tax positions	—	—
Decreases related to prior year tax positions	—	—
Unrecognized tax benefits as of end of year	—	—

	$1,335	$—

The Company recognizes interest and penalties related to unrecognized tax benefits within the income tax expense line in the statements of operations and comprehensive loss. Accrued interest and penalties are included as part of income tax payable in the consolidated balance sheets. No accrued interest or penalties have been recorded for year ended December 31, 2022 or December 31, 2021.
The Company has not provided U.S. income or foreign withholding taxes on the undistributed earnings of its foreign subsidiary as of December 31, 2022 and December 31, 2021 because it intends to permanently reinvest such earnings outside of the United States. If these foreign earnings were to be repatriated in the future, the related U.S. tax liability will be immaterial, due to the participation exemption put in place under the 2017 Tax Cuts and Jobs Act.
On March 18, 2020, the Families First Coronavirus Response Act (FFCR Act) and, on March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) were each enacted in response to the
COVID-19
pandemic. The FFCR Act and the CARES Act contain numerous income tax provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations and technical corrections to tax depreciation methods for qualified improvement property. The Company analyzed the provisions of the Act and determined there was no significant impact to its 2022 or 2021 tax provision.
On June 29, 2020, the California Governor signed Assembly Bill 85 (“A.B. 85”) which includes several tax measures, provides for a three-year suspension of the use of net operating losses for medium and large businesses and a three-year cap on the use of business incentive tax credits to offset no more than $5 million of tax per year. Generally, A.B. 85 suspends the use of net operating losses for taxable years 2020, 2021, and 2022 for taxpayers with taxable income of $1 million or more. The Company analyzed the provisions of the A.B. 85 and determined there was no significant impact to its 2022 or 2021 tax provision.

On December 27, 2020, the “Consolidated Appropriations Act, 2021” (the “CAA”) was signed into law. The CAA includes provisions meant to clarify and modify certain items put forth in CARES Act, while providing aid to businesses affected by the pandemic. The CAA allows deductions for expenses paid for by Paycheck Protection Program (“PPP”) and Economic Injury Disaster Loan (“EIDL”) . The Program, clarifies forgiveness of EIDL advances, and other business provisions. The Company analyzed the provisions of the CAA and determined there was no significant impact to its 2022 and 2021 tax provision.

(19)	Basic and Diluted Net Loss Per Share
The Company computes net loss per share in accordance with ASC 260. No dividends were declared or paid for the years ended December 31, 2022 and December 31, 2021. Undistributed earnings for each period are allocated to participating securities, including the redeemable convertible preferred stock, based on the contractual participation rights of the security to share in the current earnings as if all current period earnings had been distributed. As there is no contractual obligation for the redeemable convertible preferred stock to share in losses, the Company’s basic net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average shares of common stock outstanding during periods with undistributed losses.
The following table sets forth the computation of the Company’s basic and diluted net loss per share attributable to common stockholders for the years ended December 31, 2022, 2021 and 2020 (in thousands, except share and per share amounts):

	Years Ended December 31,
	2022	2021	2020
Numerator:
Net loss from continuing operations	$(28,023)	$(9,282)	$(5,682)
Net loss from discontinued operations	(1,454)	—	—

Net loss	$(29,477)	$(9,282)	$(5,682)

Denominator:
Weighted average common shares outstanding, basic and diluted	22,524,400	11,990,015	9,760,018
Net loss per share:
Continuing operations – basic and diluted	$(1.24)	$(0.77)	$(0.58)
Discontinued operations – basic and diluted	$(0.07)	$—	$—
Net loss per share – basic and diluted	$(1.31)	$(0.77)	$(0.58)
Basic and diluted net loss per share attributable to common stockholders is the same for the years ended December 31, 2022, 2021 and 2020 because the inclusion of potential shares of common stock would have been anti-dilutive for the periods presented.
The following table presents the potential common shares outstanding that were excluded from the computation of diluted net loss per share of common stock as of the periods presented because including them would have been antidilutive:

	As of December 31,
	2022	2021	2020
Stock options issued and outstanding	4,970,419	2,135,464	1,968,590
Convertible notes	1,912,493	1,618,585	812,531
Preferred stock warrants	1,152,790	488,024	488,024
SAFE agreements	—	388,785	19,562
Common stock warrants	43,135	4,999	—

Potential common shares excluded from diluted net loss per share	8,078,837	4,635,857	3,288,706

(20)	Related Party Transactions
Related Party Convertible Promissory Notes
In 2020, the Company issued convertible promissory notes (“2020 Convertible Notes”) of approximately $3.8 million to various investors, out of which $3.3 million was issued to nine related parties. The related party debt is presented as convertible notes, net in the accompanying consolidated balance sheets, adjusted for deferred interest, allocated debt financing costs and derivative liability recorded as debt discount. The principal amount of the outstanding balance accrued interest at 2.0% per annum.
In 2021, the Company issued convertible promissory notes (“2021 Convertible Notes”) of approximately $4.8 million to various investors, out of which $3.6 million was issued to four related parties. The related party debt is presented as convertible notes, net’ in the accompanying consolidated balance sheets, adjusted for deferred interest, and allocated debt financing costs. The principal amount of the outstanding balance accrued interest at 2.0% per annum.
In March 2022, as part of the Company’s Series D redeemable convertible preferred stock issuance, the Company converted all of the outstanding convertible note series. As part of the conversion, the Company recognized a gain on the extinguishment of related party convertible notes of $1.4 million, which was recorded in other income (expense), net on the consolidated statements of operations and comprehensive loss.
In October through December 2022, the Company issued convertible promissory notes (“2022 Convertible Notes”) of approximately $12.0 million to various investors, out of which $8.6 million was issued to four related parties. Additionally, the Company acquired a related party convertible note, on the same terms as the 2022 Convertible Notes as part of the acquisition of Solaria with a fair value of $6.7 million at the time of the acquisition. The related party debt is presented as convertible notes, net due to related parties, noncurrent in the accompanying consolidated balance sheets. The principal amount of the outstanding balance on the 2022 Convertible Notes accrues at 5.0%, compounded annually. For the year-ended December 31, 2022, the Company has recognized $0.2 million in interest expense related to the related party 2022 Convertible Notes.
There were no other material related party transactions during the years ended December 31, 2022, 2021 or 2020.

(21)	Subsequent Events
In connection with the Business Combination Agreement, the Company has raised a series of convertible notes (“2023 Convertible Notes”) in January 2023 and February 2023 with additional investors, with an aggregate purchase price of $11.0 million. The 2023 Convertible Notes will convert to common shares of Complete Solaria, Inc. at the Closing. The 2022 Notes accrue interest at a rate of 5% per annum. Immediately prior to the Closing, the 2023 Convertible Notes will be converted into that number of shares of common stock of Complete Solaria equal to (x) the principal amount together with all accrued interest of the 2023 Convertible Notes divided by 0.75, divided by (y) the price of a share of common stock of Complete Solaria used to determine the conversion ratio in the Business Combination Agreement.
On March 10, 2023, the Federal Deposit Insurance Corporation (“FDIC”) announced the closure of Silicon Valley Bank (“SVB”). On March 13, 2023, pursuant to a joint statement released by the U.S. Department of the Treasury, the U.S. Federal Reserve, and the FDIC, the U.S. government reassured that all depositors will be fully protected. As of the date the accompanying consolidated financial statements were issued, the Company has transferred substantially all of its cash out of SVB to other financial institutions. The Company does not currently anticipate any disruption to its ongoing operations.

ITEM 1. FINANCIAL STATEMENTS
COMPLETE SOLARIA, INC.
Unaudited Condensed Consolidated Balance Sheets
(
in thousands except share and per share amounts
)

	As of
	October 1, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$1,661	$4,409
Accounts receivable, net of allowance for credit losses of $10,425 and $5,396 as of October 1, 2023 and December 31, 2022, respectively	26,003	27,717
Inventories	12,503	13,059
Prepaid expenses and other current assets	9,947	10,071

Total current assets	50,114	55,256
Restricted cash	3,758	3,907
Property and equipment, net	4,185	3,476
Operating lease right-of-use assets	1,465	2,182
Other noncurrent assets	198	1,330
Long-term assets held for sale – discontinued operations	12,299	162,032

Total assets	$72,019	$228,183

Liabilities and stockholders’ (deficit) equity
Current liabilities:
Accounts payable	$14,571	$14,474
Accrued expenses and other current liabilities	26,674	19,830
Notes payable, net (1)	27,934	20,403
Deferred revenue, current	2,421	5,407
Short-term debt with CS Solis	29,194	—
Forward purchase agreement liabilities (2)	6,586	—

Total current liabilities	107,380	60,114
Warranty provision, noncurrent	3,416	3,214
Warrant liability	10,240	14,152
Long-term debt with CS Solis	—	25,204
Convertible notes, net, noncurrent	—	3,434
Convertible notes due to related parties, noncurrent	—	15,510
Deferred revenue, noncurrent	976	—
Operating lease liabilities, net of current portion	790	1,274

Total liabilities	122,802	122,902

Commitments and contingencies (Note 19)
Stockholders’ (deficit) equity:
Common stock, $0.0001 par value. 1,000,000,000 shares and 60,000,000 shares authorized at October 1, 2023 and December 31, 2022, respectively; 45,312,243 shares and 19,932,429 shares issued and outstanding at October 1, 2023 and December 31, 2022, respectively	7	3
Additional paid-in capital	276,438	190,624
Accumulated other comprehensive income	51	27
Accumulated deficit	(327,279)	(85,373)

Total stockholders’ (deficit) equity	(50,783)	105,281

Total liabilities and stockholders’ deficit	$72,019	$228,183

(1)	Includes $0.5 million and zero due to related parties as of October 1, 2023 and December 31, 2022, respectively.
(2)	Includes $5.6 million and zero of liabilities due to related parties as of October 1, 2023 and December 31, 2022, respectively.
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

COMPLETE SOLARIA, INC.
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)
(
in thousands except share and per share amounts
)

	Thirteen Weeks Ended October 1, 2023	Three Months Ended September 30, 2022	Thirty-Nine Weeks Ended October 1, 2023	Nine Months Ended September 30, 2022
Revenues	$24,590	$12,260	$66,887	$48,974
Cost of revenues	18,354	8,266	51,788	33,792

Gross profit	6,236	3,994	15,099	15,182
Operating expenses:
Sales commissions	8,755	3,572	23,221	15,694
Sales and marketing	2,214	1,604	5,216	4,607
General and administrative	6,345	2,027	22,965	6,194

Total operating expenses	17,314	7,203	51,402	26,495

Loss from continuing operations	(11,078)	(3,209)	(36,303)	(11,313)
Interest expense (1)	(1,902)	(941)	(8,870)	(2,672)
Interest income	9	—	26	—
Other income (expense), net (2)	(38,003)	4	(28,302)	3,180

Loss from continuing operations before income taxes	(50,974)	(4,146)	(73,449)	(10,805)
Income tax benefit (provision)	1	—	1	(4)

Net loss from continuing operations	(50,973)	(4,146)	(73,448)	(10,809)
Discontinued operations (Note 8):
Loss from discontinued operations, net of tax	(8,404)	—	(20,953)	—
Impairment loss from discontinued operations	(147,505)	—	(147,505)	—

Net loss from discontinued operations	(155,909)	—	(168,458)	—

Net loss	$(206,882)	$(4,146)	$(241,906)	$(10,809)

Comprehensive income (loss):
Foreign currency translation adjustment	10	—	24	—

Comprehensive income (loss), net of tax	$(206,872)	$(4,146)	$(241,882)	$(10,809)

Net loss from continuing operations per share attributable to common stockholders, basic and diluted	$(1.28)	$(0.31)	$(4.33)	$(0.83)

Net loss from discontinued operations per share attributable to common stockholders, basic and diluted	$(3.92)	—	$(9.92)	—

Net loss per share attributable to common stockholders, basic and diluted	$(5.20)	$(0.31)	$(14.25)	$(0.83)

Weighted-average shares used to compute net loss per share attributable to common stockholders, basic and diluted	39,821,078	13,431,410	16,969,979	13,053,367

(1)
Includes interest expense to related parties of less than $0.1 million and $0.4 million during the thirteen and thirty-nine weeks ended October 1, 2023, respectively, and zero and $0.1 million during the three and nine months ended September 30, 2022, respectively.

(2)
Other income (expense), net includes other expense, net to related parties of $36.9 million for each of the thirteen and thirty-nine weeks ended October 1, 2023, and other income, net of zero and $1.4 million during the three and nine months ended September 30, 2022, respectively.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

COMPLETE SOLARIA, INC.
Unaudited Condensed Consolidated Statements of Stockholders’ Deficit
(
in thousands except number of shares
)

	Thirteen Week Period Ended October 1, 2023
	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ (Deficit) Equity
	Shares	Amount	Shares	Amount
Balance as of July 2, 2023, as previously reported	34,311,133	$155,630	7,089,948	$—	$37,096	$(120,397)	$41	$(83,260)
Retroactive application of recapitalization (Note 4)	(34,311,133)	(155,630)	12,909,773	3	155,627	—	—	155,630

Balance as of July 2, 2023, as adjusted	—	—	19,999,721	3	192,723	(120,397)	41	72,370
Conversion of 2022 Convertible Notes into common stock	—	—	5,460,075	2	40,950	—	—	40,952
Issuance of common stock upon the reverse capitalization, net of offering costs	—	—	13,458,293	2	5,218	—	—	5,220
Reclassification of prepaid PIPE (2)	—	—	350,000	—	3,500	—	—	3,500
Reclassification of warrant liabilities to equity	—	—	—	—	4,697	—	—	4,697
Reclassification of Legacy Complete Solaria common stock into Complete Solaria Common Stock	—	—	—	(1)	2	—	—	1
Issuance of common stock in connection with forward purchase agreements (3)	—	—	5,558,488	1	35,489	—	—	35,490
Issuance of common stock bonus shares in connection with Mergers (4)	—	—	463,976	—	2,394	—	—	2,394
Residual Mergers proceeds	—	—	—	—	161	—	—	161
Modification of Carlyle warrant	—	—	—	—	(10,862)	—	—	(10,862)
Stock-based compensation	—	—	—	—	2,114	—	—	2,114
Vesting of restricted stock units	—	—	21,690	—	52	—	—	52
Foreign currency translation	—	—	—	—	—	—	10	10
Net loss	—	—	—	—	—	(206,882)	—	(206,882)

Balance as of October 1, 2023	—	$—	45,312,243	$7	$276,438	$(327,279)	$51	$(50,783)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

COMPLETE SOLARIA, INC.
Unaudited Condensed Consolidated Statements of Stockholders’ Deficit (continued)
(
in thousands except number of shares
)

	Thirty-Nine Week Period Ended October 1, 2023
	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ (Deficit) Equity
	Shares	Amount	Shares	Amount
Balance as of December 31, 2022, as previously reported	34,311,133	$155,630	6,959,618	$—	$34,997	$(85,373)	$27	$(50,349)
Retroactive application of recapitalization (Note 4)	(34,311,133)	(155,630)	12,972,811	3	155,627	—	—	155,630

Balance as of December 31, 2022, as adjusted	—	—	19,932,429	3	190,624	(85,373)	27	105,281
Conversion of 2022 Convertible Notes into common stock	—	—	5,460,075	2	40,950	—	—	40,952
Issuance of common stock upon the reverse capitalization, net of offering costs	—	—	13,458,293	2	5,218	—	—	5,220
Reclassification of prepaid PIPE (2)	—	—	350,000	—	3,500	—	—	3,500
Reclassification of warrant liabilities to equity	—	—	—	—	4,697	—	—	4,697
Reclassification of Legacy Complete Solaria common stock into Complete Solaria Common Stock	—	—	—	(1)	2	—	—	1
Issuance of common stock in connection with forward purchase agreements (3)	—	—	5,558,488	1	35,489	—	—	35,490
Issuance of common stock bonus shares in connection with Mergers (4)	—	—	463,976	—	2,394	—	—	2,394
Residual Mergers proceeds	—	—	—	—	161	—	—	161
Modification of Carlyle warrant	—	—	—	—	(10,862)	—	—	(10,862)
Exercise of common stock options	—	—	67,292	—	57	—	—	57
Stock-based compensation	—	—	—	—	4,156	—	—	4,156
Vesting of restricted stock units	—	—	21,690	—	52	—	—	52
Foreign currency translation	—	—	—	—	—	—	24	24
Net loss	—	—	—	—	—	(241,906)	—	(241,906)

Balance as of October 1, 2023	—	$—	45,312,243	$7	$276,438	$(327,279)	$51	$(50,783)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

COMPLETE SOLARIA, INC.
Unaudited Condensed Consolidated Statements of Stockholders’ Deficit (continued)
(
in thousands except number of shares
)

	Three Month Period Ended September 30, 2022
	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ (Deficit) Equity
	Shares	Amount	Shares	Amount
Balance as of June 30, 2022, as previously reported	19,335,921	$42,959	3,931,068	$—	$6,703	$(62,559)	$—	$(55,856)
Retroactive application of recapitalization (Note 4)	(19,335,921)	(42,959)	7,306,130	1	42,958	—	—	42,959

Balance as of June 30, 2022, as adjusted	—	—	11,237,198	1	49,661	(62,559)	—	(12,897)
Exercise of common stock options	—	—	10,867	—	9	—	—	9
Stock-based compensation	—	—	—	—	85	—	—	85
Net loss	—	—	—	—	—	(4,146)	—	(4,146)

Balance as of September 30, 2022, as adjusted	—	$—	11,248,065	$1	$49,755	$(66,705)	$—	$(16,949)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

COMPLETE SOLARIA, INC.
Unaudited Condensed Consolidated Statements of Stockholders’ Deficit (continued)
(
in thousands except number of shares
)

	Nine Month Period Ended September 30, 2022
	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ (Deficit) Equity
	Shares	Amount	Shares	Amount
Balance as of December 31, 2021, as previously reported	16,564,370	$31,401	3,739,572	$—	$3,105	$(55,896)	$—	$(52,791)
Retroactive application of recapitalization (Note 4)	(16,564,370)	(31,401)	6,066,571	1	31,400	—	—	31,401

Balance at December 31, 2021, as adjusted	—	—	9,806,143	1	34,505	(55,896)	—	(21,390)
Issuance of Series D-1, D-2, and D-3 redeemable convertible preferred stock upon conversion of convertible notes and SAFEs (1)	2,771,551	11,558	—	—	—	—	—	—
Issuance of common stock options	—	—	103,353	—	28	—	—	28
Issuance of common stock warrants	—	—	—	—	3,447	—	—	3,447
Stock-based compensation	—	—	—	—	217	—	—	217
Net loss	—	—	—	—	—	(10,809)	—	(10,809)

Balance as of September 30, 2022, as previously reported	2,771,551	11,558	9,909,496	1	38,197	(66,705)	—	(28,507)
Retroactive application of recapitalization (Note 4)	(2,771,551)	(11,558)	1,338,569	—	11,558	—	—	11,558

Balance as of September 30, 2022, as adjusted	—	$—	11,248,065	$1	$49,755	$(66,705)	$—	$(16,949)

(1)	Includes 1,315,287 shares of Series D-1 redeemable convertible preferred stock with a carrying value of $6.3 million, issued to related parties.
(2)	Reclassification of pre-funded PIPE was transacted with a related party.
(3)	Includes 4,508,488 shares of Complete Solaria Common Stock issued to related parties.
(4)	Includes 120,000 shares of Complete Solaria Common Stock issued to related parties.
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

COMPLETE SOLARIA, INC.
Unaudited Condensed Consolidated Statements of Cash Flows
(
in thousands except number of shares
)

	Thirty-Nine Weeks Ended October 1, 2023	Nine Months Ended September 30, 2022
Cash flows from operating activities from continuing operations
Net loss	$(241,906)	$(10,809)
Loss from discontinued operations, net of income taxes	(168,458)	—

Net loss from continuing operations, net of tax	(73,448)	(10,809)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities:
Stock-based compensation expense	2,321	217
Non-cash interest expense (1)	4,009	(76)
Non-cash lease expense	717	304
Gain on extinguishment of convertible notes and SAFEs (2)	—	(3,235)
Depreciation and amortization	622	463
Provision for credit losses	4,269	716
Change in reserve for excess and obsolete inventory	2,144	3,091
Issuance of forward purchase agreements (3)	(76)	—
Change in fair value of forward purchase agreement liabilities (4)	6,661	—
Loss on CS Solis debt extinguishment	10,338	—
Change in fair value of warrant liabilities	(26,314)	142
Accretion of debt in CS Solis	2,493	2,581
Issuance of common stock in connection with forward purchase agreements (5)	35,490	—
Issuance of common stock bonus shares in connection with the Mergers (6)	2,394	—
Issuance of restricted stock units in connection with vendor services	52	—
Changes in operating assets and liabilities:
Accounts receivable, net	(11,823)	(3,036)
Inventories	(3,896)	(5,047)
Prepaid expenses and other current assets	(8,326)	504
Other noncurrent assets	1,132	(15)
Accounts payable	4,372	190
Accrued expenses and other current liabilities	1,587	(2,056)
Operating lease liabilities	(359)	(316)
Warranty provision, noncurrent	255	(584)
Deferred revenue	(1,766)	(231)

Net cash used in operating activities from continuing operations	(47,152)	(17,197)
Net cash provided by operating activities from discontinued operations	190	—

Net cash used in operating activities	(46,962)	(17,197)

Cash flows from investing activities from continuing operations
Purchase of property and equipment	(29)	—
Capitalization of internal-use software costs	(1,505)	(1,048)

Net cash used in investing activities from continuing operations	(1,534)	(1,048)

Cash flows from financing activities from continuing operations
Proceeds from issuance of notes payable, net	14,102	—
Principal repayment of notes payable	(9,653)	(9,507)
Proceeds from issuance of convertible notes, net of issuance cost	17,750	—
Proceeds from issuance of convertible notes, net of issuance cost, due to related parties	3,500	—
Repayment of convertible notes to related parties	—	(500)
Proceeds from issuance of long-term debt with CS Solis, net of issuance cost	—	25,000
Proceeds from exercise of common stock options	57	28
Proceeds from Mergers and PIPE Financing	4,219	—
Proceeds from Mergers and PIPE Financing from related parties	15,600	—
Payments for issuance of Series D redeemable convertible preferred stock	—	(1,317)

Net cash provided by financing activities from continuing operations	45,575	13,704

Effect of exchange rate changes	24	—

Net decrease in cash, cash equivalents and restricted cash	(2,897)	(4,541)
Cash, cash equivalents, and restricted cash at beginning of period	8,316	5,276

Cash, cash equivalents, and restricted cash at end of period	$5,419	$735

	Thirty-Nine Weeks Ended October 1, 2023	Nine Months Ended September 30, 2022
Supplemental disclosures of cash flow information:
Cash paid during the year for interest	1,602	1
Cash paid during the year for income taxes	—	38
Supplemental schedule of noncash investing and financing activities:
Operating lease right-of-use assets obtained in exchange for new operating lease liabilities	—	245
Carlyle warrant modification	(10,862)	—
Reclassification of liability-classified warrants to equity-classified warrants	30,625	—
Issuance of common stock warrants	202	3,447
Issuance of Series D redeemable convertible preferred stock upon conversion of SAFE	—	6,550
Issuance of Series D redeemable convertible preferred stock upon conversion of convertible debt	—	10,680
Conversion of 2022 Convertible Notes into common stock	21,561	—
Conversion of 2022 Convertible Notes issued to related parties into common stock	19,390	—
Conversion of preferred stock into common stock	155,630	—
Issuance of common stock in connection with forward purchase agreements (5)	35,490	—
Issuance of common stock bonus shares in connection with the Mergers (6)	2,394	—
Recapitalization of Legacy Complete Solaria Common stock into Complete Solaria Common Stock	1	—
Reclassification of investor related to PIPE funds	3,500	—

(1)
Non-cash
interest expense to related parties of $0.1 million and $0.4 million during the thirteen and thirty-nine weeks ended October 1, 2023, respectively, and zero and $0.1 million during the three and nine months ended September 30, 2022, respectively.

(2)
Gain on extinguishment of convertible notes and SAFEs includes other income from related parties of zero during each of the thirteen and thirty-nine weeks ended October 1, 2023, and zero and $1.4 million during the three and nine months ended September 30, 2022, respectively.

(3)
Issuance of forward purchase agreements includes other income from related parties of $0.3 million for each of the thirteen and thirty-nine weeks ended October 1, 2023, and zero for each of the three and nine months ended September 30, 2022.

(4)
Change in fair value of forward purchase agreement liabilities includes other expense from related parties of $5.9 million for each of the thirteen and thirty-nine weeks ended October 1, 2023, and zero for each of the three and nine months ended September 30, 2022.

(5)
Issuance of common stock in connection with forward purchase agreements includes other expense from related parties of $30.7 million for each of the thirteen and thirty-nine weeks ended October 1, 2023, and zero for each of the three and nine months ended September 30, 2022.

(6)
Issuance of common stock bonus shares to related parties in connection with the Mergers includes other expense of $0.7 million for each of the thirteen and thirty-nine weeks ended October 1, 2023, and zero for each of the three and nine months ended September 30, 2022.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Notes to Condensed Consolidated Financial Statements

(1)	Organization

(a)	Description of Business
Complete Solaria, Inc. (the “Company” or “Complete Solaria”) is a residential solar installer headquartered in Fremont, California, which was formed through Complete Solar Holding Corporation’s acquisition of The Solaria Corporation (“Solaria”).
Complete Solar, Inc. (“Complete Solar”) was incorporated in Delaware on February 22, 2010. Through February 2022, the Company operated as a single legal entity as Complete Solar, Inc. In February 2022, the Company implemented a holding company reorganization (the “Reorganization”) in which the Company created and incorporated Complete Solar Holding Corporation (“Complete Solar Holdings”). As a result of the Reorganization, Complete Solar Holdings became the successor entity to Complete Solar, Inc. The capitalization structure was not changed because of the Reorganization as all shares of Complete Solar, Inc common stock and preferred stock were exchanged on a one for one basis with shares of Complete Solar Holdings common stock and preferred stock. The Reorganization was accounted for as a change in reporting entity for entities under common control. The historical assets and liabilities of Complete Solar, Inc. are transferred to Complete Solar Holdings at their carrying value, and there is no change to net income, other comprehensive income (loss), or any related per share amounts reported in the unaudited condensed consolidated financial statements requiring retrospective application.
In October 2022, the Company entered into a business combination agreement, as amended on December 26, 2022 and January 17, 2023 (“Original Business Combination Agreement”) and as amended on May 26, 2023 (“Amended and Restated Business Combination Agreement”), with Jupiter Merger Sub I Corp., a Delaware corporation and a wholly owned subsidiary of Freedom Acquisition I Corp. (“FACT”) (“First Merger Sub”), Jupiter Merger Sub II LLC, a Delaware limited liability company and a wholly owned subsidiary of FACT (“Second Merger Sub”), Complete Solar Holding Corporation, a Delaware corporation, and Solaria, a Delaware corporation.
The transactions contemplated by the Amended and Restated Business Combination Agreement were consummated on July 18, 2023 (“Closing Date”). Following the consummation of the Merger on the Closing Date, FACT changed its name to “Complete Solaria, Inc.”
As part of the transactions contemplated by the Amended and Restated Business Combination Agreement, FACT affected a deregistration under the Cayman Islands Companies Act and a domestication under Section 388 of the Delaware’s General Corporation Law (the “DGCL” or “Domestication”). On the Closing Date, following the Domestication, First Merger Sub merged with and into Complete Solaria, with Complete Solaria surviving such merger as a wholly owned subsidiary of FACT (the “First Merger”), and immediately following the First Merger, Complete Solaria merged with and into Second Merger Sub, with Second Merger Sub surviving as a wholly owned subsidiary of FACT (the “Second Merger”), and Second Merger Sub changed its name to CS, LLC, and immediately following the Second Merger, Solaria merged with and into a newly formed Delaware limited liability company and wholly-owned subsidiary of FACT and changed its name to The Solaria Corporation LLC (“Third Merger Sub”), with Third Merger Sub surviving as a wholly-owned subsidiary of FACT (the “Additional Merger”, and together with the First Merger and the Second Merger, the “Mergers”).
In connection with the closing of the Mergers:

•
Each share of the Company’s capital stock, inclusive of shares converted from 2022 Convertible Notes, issued and outstanding immediately prior to the Closing (“Legacy Complete Solaria Capital Stock”) were cancelled and exchanged into an aggregate of 25,494,332 shares of Complete Solaria Common Stock.

In July 2023, (i) Meteora Special Opportunity Fund I, LP (“MSOF”), Meteora Capital Partners, LP (“MCP”) and Meteora Select Trading Opportunities Master, LP (“MSTO”) (with MSOF, MCP, and MSTO collectively as “Meteora”); (ii) Polar Multi-Strategy Master Fund (“Polar”), and (iii) Diametric True Alpha Market Neutral Master Fund, LP, Diametric True Alpha Enhanced Market Neutral Master Fund, LP, and Pinebridge Partners Master Fund, LP (collectively, “Sandia”) (together, the “FPA Funding PIPE Investors”) entered into separate subscription agreements (the “FPA Funding Amount PIPE Subscription Agreements”) pursuant to which, the FPA Funding PIPE Investors subscribed for on the Closing Date, an aggregate of 6,300,000 shares of FACT Class A Ordinary Shares, less, in the case of Meteora, 1,161,512 FACT Class A Ordinary Shares purchased by Meteora separately from third parties through a broker in the open market (“Recycled Shares”) in connection with the Forward Purchase Agreements (“FPAs”). Subsequent to the Closing Date, Complete Solaria entered into an additional FPA Funding PIPE Subscription Agreement with Meteora, to subscribe for and purchase, and Complete Solaria agreed to issue and sell, an aggregate of 420,000 shares of Complete Solaria Common Stock. The Company issued shares of Complete Solaria Common Stock underlying the FPAs as of the latter of the closing of the Mergers or execution of the FPAs.

•
All certain investors (the “PIPE Investors”) purchased from the Company an aggregate of 1,570,000 shares of Complete Solaria Common Stock (the “PIPE Shares”) for a purchase price of $10.00 per share, for aggregate gross proceeds of $15.7 million (the “PIPE Financing”), including $3.5 million that was funded prior to the Closing Date, pursuant to subscription agreements (the “Subscription Agreements”). At the time of the PIPE Financing, Complete Solaria issued an additional 60,000 shares to certain investors as an incentive to participate in the PIPE Financing.

•
On or around the Closing Date, pursuant to the New Money PIPE Subscription Agreements, certain investors affiliated with the New Money PIPE Subscription Agreements (“New Money PIPE Investors”) agreed to subscribe for and purchase, and Complete Solaria agreed to issue and sell to the New Money PIPE Investors an aggregate of 120,000 shares of Complete Solaria Common Stock for a purchase price of $5.00 per share, for aggregate gross proceeds of $0.6 million. Pursuant to its New Money PIPE Subscription Agreement, Complete Solaria issued an additional 60,000 shares of Complete Solaria Common Stock in consideration of certain services provided by it in the structuring of its FPA and the transactions described therein.

•
Subsequent to the Closing, Complete Solaria issued an additional 193,976 shares of Complete Solaria Common Stock to the sponsors for reimbursing sponsors’ transfer to certain counterparties and issued an additional 150,000 shares of Complete Solaria Common Stock to an FPA investor for services provided in connection with the Mergers.

•
In March 2023, holders of 23,256,504 of the originally issued 34,500,000 FACT Class A Ordinary shares exercised their rights to redeem those shares for cash, and immediately prior to the Closing there were 11,243,496 FACT Class A Ordinary Shares that remained outstanding. At the Closing, holders of 7,784,739 shares of Class A common stock of FACT exercised their rights to redeem those shares for cash, for an aggregate of approximately $82.2 million which was paid to such holders at Closing. The remaining FACT Class A Ordinary Share converted, on a one-for-one
basis, into one share of Complete Solaria Common Stock;

•	Each issued and outstanding FACT Class B Ordinary Share converted, on a one-for-one basis, into one share of Complete Solaria Common Stock.
In November 2022, Complete Solar Holdings acquired Solaria (as described in Note 6 – Business Combination) and changed its name to Complete Solaria, Inc. On August 18, 2023, the Company entered into a
Non-Binding
Letter of Intent to sell certain of Complete Solaria’s North American solar panel assets to Maxeon, Inc. (“Maxeon”). In October 2023, the Company completed the sale of its solar panel business to Maxeon. The disposition met the criteria for held for sale and discontinued operations classification as of October 1, 2023. Refer to Note 1(c) – Divestiture, Note 8 – Divestiture, and Note 22 – Subsequent Events.

(b)	Basis of Presentation of Unaudited Interim Condensed Consolidated Financial Statements
The accompanying unaudited interim condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions for interim reporting as prescribed by the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by GAAP for complete condensed consolidated financial statements. The unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Intercompany accounts and transactions are eliminated upon consolidation.
Effective January 1, 2023, the Company changed its fiscal quarters to four thirteen-week periods within a standard calendar year. Each annual reporting period begins on January 1 and ends on December 31. Since the fiscal quarter change was made after the end of fiscal 2022, the Company will continue to report prior year financial information based on its prior year fiscal calendar. The Company’s financial results for the thirteen and thirty-nine weeks ended October 1, 2023 are compared to its results for the three and nine months ended September 30, 2022. The comparison of these periods is primarily affected by the difference of one day between the first three quarters of fiscal 2023 and first three quarters of 2022, which the Company notes is immaterial.
In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary to make the unaudited condensed consolidated financial statements not misleading have been included. The information included in this report should be read in conjunction with the audited consolidated financial statements as of and for the year ended December 31, 2022, as filed with the Securities and Exchange Commission (“SEC”) on Form
S-4.
The condensed consolidated balance sheet as of December 31, 2022 included herein was derived from the audited consolidated financial statements as of that date.
Interim financial results are not necessarily indicative of the results that may be expected for any future period.

(c)	Divestiture
On August 18, 2023, the Company entered into a
Non-Binding
Letter of Intent to sell certain of Complete Solaria’s North American solar panel assets to Maxeon. On September 20, 2023, the Company and Maxeon entered into an Asset Purchase Agreement (the “Disposal Agreement”) for the sale of certain assets, inclusive of certain intellectual property and customer contracts, to Maxeon. On October 6, 2023, the Company completed the sale of certain of Complete Solaria’s North American solar panel assets, inclusive of certain intellectual property and customer contracts, to Maxeon, pursuant to the terms of the Disposal Agreement. Under the terms of the Disposal Agreement, Maxeon agreed to acquire certain assets and employees of Complete Solaria, for an aggregate purchase price consisting of 1,100,000 shares of Maxeon common stock.
This divestiture represents a strategic shift in Complete Solaria’s business and qualifies as held for sale and as a discontinued operation as of October 1, 2023. Based on the held for sale classification of the assets, the Company has reduced the carrying value of the disposal group to its fair value, less cost to sell and recorded an impairment loss associated with the held for sale intangible assets and goodwill. As a result, the Company classified the results of its solar panel business in discontinued operations in its unaudited condensed consolidated statements of operations and comprehensive income (loss) for all periods presented. The cash flows related to discontinued operations have been segregated and are included in the unaudited condensed consolidated statements of cash flows for all periods presented. Unless otherwise noted, discussion within the notes to the unaudited condensed consolidated financial statements relates to continuing operations only and excludes the historical activities of the North American panel business. See Note 8 – Divestiture for additional information.

(d)	Liquidity and Going Concern
Since inception, the Company has incurred recurring losses and negative cash flows from operations. The Company incurred net losses of $51.0 million and $73.4 million during the thirteen and thirty-nine weeks ended October 1, 2023, respectively, and net losses of $4.1 million and $10.8 million during the three and nine months ended September 30, 2022, respectively, and had an accumulated deficit of $327.3 million as of October 1, 2023. The Company had cash and cash equivalents of $1.7 million as of October 1, 2023. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. These unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Historically, the Company’s activities have been financed through private placements of equity securities, debt and proceeds from the Merger. The Company expects to incur significant operating expenses as it continues to grow its business. The Company believes that its operating losses and negative operating cash flows will continue into the foreseeable future. The Company’s history of recurring losses, negative operating cash flows since inception and the need to raise additional funding to meet its obligations and finance its operations raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern requires that the Company obtains sufficient funding to meet its obligations and finance its operations. If the Company is not able to secure adequate additional funding when needed, the Company will need to reevaluate its operating plan and may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, or suspend or curtail planned programs or cease operations entirely. These actions could materially impact the Company’s business, results of operations and future prospects. While the Company has been able to raise multiple rounds of financing, there can be no assurance that in the event the Company requires additional financing, such financing will be available on terms that are favorable, or at all. Failure to generate sufficient cash flows from operations, raise additional capital or reduce certain discretionary spending would have a material adverse effect on the Company’s ability to achieve its intended business objectives.
Therefore, there is substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the unaudited condensed consolidated financial statements are issued. The accompanying unaudited condensed consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business. They do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to its ability to continue as a going concern.

(e)	Immaterial Correction of Prior Period Financial Statements
Subsequent to the issuance of the Company’s unaudited condensed consolidated financial statements for the three and nine months ended September 30, 2022, the Company identified a misstatement in redeemable convertible preferred stock and other income (expense), net, related to the accounting for the issuance of its Series D preferred stock and conversion of SAFEs and convertible notes. Such misstatement relates to the use of an incorrect factor for the conversion of these instruments into preferred stock.
The Company considered both quantitative and qualitative factors and determined the effect of the misstatement was immaterial to the previously issued unaudited condensed consolidated financial statements for the three and nine months ended September 30, 2022. The Company identified and corrected the misstatement prior to the issuance of the consolidated financial statements for the year ended December 31, 2022, which were filed in FACT’s
S-4
registration statement. The adjustment in the fourth quarter resulted in a $4.4 million decrease in redeemable convertible preferred stock and other income (expense), net, as well as net loss.
The accompanying unaudited condensed consolidated statements of operations and comprehensive income (loss) and statements of stockholders’ deficit for the three and nine months ended September 30, 2022 reflect such adjustment. Accordingly, the accompanying unaudited condensed consolidated statements of cash flows reflect such adjustment, and there was no change to net cash used in operating activities from continuing operations, net cash used in investing activities from continuing operations, or net cash provided by financing activities from continuing operations for the nine months ended September
30
,
2022
.

(2)	Summary of Significant Accounting Policies

(a)	Use of Estimates
The preparation of the Company’s unaudited condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses, as well as related disclosure of contingent assets and liabilities. Significant estimates and assumptions made by management include, but are not limited to, the determination of:

•	the allocation of the transaction price to identified performance obligations;

•	fair value of warrant liabilities;

•	the fair value of assets acquired and liabilities assumed for business combinations;

•	the reserve methodology for inventory obsolescence;

•	the reserve methodology for product warranty;

•	the reserve methodology for the allowance for credit losses; and

•	the fair value of the forward purchase agreements.
To the extent that there are material differences between these estimates and actual results, the Company’s financial condition or operating results will be affected.

(b)	Supply Chain Constraints and Risk
The Company relies on a very small number of suppliers of solar energy systems and other equipment. If any of the Company’s suppliers was unable or unwilling to provide the Company with contracted quantities in a timely manner at prices, quality levels and volumes acceptable to the Company, the Company would have very limited alternatives for supply, and the Company may not be able find suitable replacements for the Company’s customers, or at all. Such an event could materially adversely affect the Company’s business, prospects, financial condition and results of operations.
In addition, the global supply chain and the Company’s industry have experienced significant disruptions in recent periods. The Company has seen supply chain challenges and logistics constraints increase, including shortages of panels, inverters, batteries and associated component parts for inverters and solar energy systems available for purchase. In certain cases, this has caused delays in critical equipment and inventory, longer lead times, and has resulted in cost volatility. These shortages and delays can be attributed in part to the
COVID-19
pandemic and resulting government action, broader macroeconomic conditions, and have been exacerbated by the ongoing conflicts in Ukraine and Israel. While the Company believes that a majority of the Company’s suppliers have secured sufficient supply to permit them to continue delivery and installations through the end of 2023, if these shortages and delays persist into 2024, they could adversely affect the timing of when battery energy storage systems can be delivered and installed, and when (or if) the Company can begin to generate revenue from those systems. In addition, the Company has experienced and is experiencing varying levels of volatility in costs of equipment and labor resulting in part from disruptions caused by general global economic conditions, including inflationary pressures and the
COVID-19
pandemic.

The Company cannot predict the full effects these events will have on the Company’s business, cash flows, liquidity, financial condition and results of operations at this time due to numerous uncertainties. In the event the Company is unable to mitigate the impact of delays or price volatility in solar energy systems, raw materials, and freight, it could materially adversely affect the Company’s business, prospects, financial condition and results of operations.

(c)	Segment Information
The Company conducts its business in one operating segment that provides custom solar solutions through a standardized platform to its residential solar providers and companies to facilitate the sale and installation of solar energy systems under a single product group. The Company’s Chief Executive Officer (“CEO”) is the Chief Operating Decision Maker (“CODM”). The CODM allocates resources and makes operating decisions based on financial information presented on a consolidated basis. The profitability of the Company’s product group is not a determining factor in allocating resources and the CODM does not evaluate profitability below the level of the consolidated company. All the Company’s long-lived assets are maintained in the United States of America.

(d)	Restricted Cash
The Company classifies all cash for which usage is limited by contractual provisions as restricted cash. Restricted cash balance as of October 1, 2023 and December 31, 2022, was $3.8 million and $3.9 million, respectively. The restricted cash consists of deposits in money market accounts, which is used as cash collateral backing letters of credit related to customs duty authorities’ requirements. The Company has presented these balances under restricted cash, as a long-term asset, in the unaudited condensed consolidated balance sheets. The Company reconciles cash, cash equivalents, and restricted cash reported in the unaudited condensed consolidated balance sheets that aggregate to the beginning and ending balances shown in the unaudited condensed consolidated statements of cash flows as follows (in thousands):

	As of
	October 1, 2023	December 31, 2022
Cash and cash equivalents	$1,661	$4,409
Restricted cash	3,758	3,907

Total cash, cash equivalents, and restricted cash	$5,419	$8,316

(e)	Revenue Recognition
Disaggregation of revenue
Refer to the table below for the Company’s revenue recognized by product and service type (in thousands):

	Thirteen Weeks Ended October 1, 2023	Three Months Ended September 30, 2022	Thirty-Nine Weeks Ended October 1, 2023	Nine Months Ended September 30, 2022
Solar energy system installations	$23,915	$11,120	$64,511	$46,214
Software enhanced services	675	1,140	2,376	2,760

Total revenue	$24,590	$12,260	$66,887	$48,974

All of the Company’s revenue recognized by geography based on the location of the customer for the thirteen and thirty-nine weeks ended October 1, 2023 and three and nine months ended September 30, 2022 was in the United States.

Remaining performance obligations
The Company has elected the practical expedient not to disclose remaining performance obligations for contracts that are less than one year in length. The Company has deferred $1.0 million and $1.3 million associated with a long-term service contract as of October 1, 2023 and December 31, 2022, respectively.
Incremental costs of obtaining customer contracts
Incremental costs of obtaining customer contracts consist of sales commissions, which are costs paid to third-party vendors who source residential customer contracts for the sale of solar energy systems by the Company. The Company defers sales commissions and recognizes expense in accordance with the timing of the related revenue recognition. Amortization of deferred commissions is recorded as sales commissions in the accompanying unaudited condensed consolidated statements of operations and comprehensive income (loss). As of October 1, 2023 and December 31, 2022, deferred commissions were $5.5 million and $2.8 million, respectively, which were included in prepaid expenses and other current assets in the accompanying unaudited condensed consolidated balance sheets.
Deferred revenue
The Company typically invoices its customers upon completion of set milestones, generally upon installation of the solar energy system with the remaining balance invoiced upon passing the final building inspection. Standard payment terms to customers range from 30 to 60 days. When the Company receives consideration, or when such consideration is unconditionally due, from a customer prior to delivering goods or services to the customer under the terms of a customer agreement, the Company records deferred revenue. As installation projects are typically completed within
12-months,
the majority of the Company’s deferred revenue is reflected in current liabilities in the accompanying unaudited condensed consolidated balance sheets. The Company also has deferred revenue associated with a long-term service contract which is reflected in non-current
liabilities in the accompanying unaudited condensed consolidated balance sheets. The amount of revenue recognized during the thirty-nine weeks ended October 1, 2023 and the nine months ended September 30, 2022 that was included in deferred revenue at the beginning of the year was $2.5 million and $3.9 million, respectively.

(f)	Fair Value Measurements
The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market.
When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•	Level 1 inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•
Level 2 inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•
Level 3 inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

Financial assets and liabilities held by the Company measured at fair value on a recurring basis as of October 1, 2023 and December 31, 2022 include cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, the warrant liabilities and FPA liabilities.

The carrying amounts of cash, accounts receivable, accounts payable and accrued expenses approximate their fair value because of their short-term nature (classified as Level 1).
The warrant liabilities and FPA liabilities are measured at fair value using Level 3 inputs. The Company records subsequent adjustments to reflect the increase or decrease in estimated fair value at each reporting date within the unaudited condensed consolidated statements of operations and comprehensive income (loss) as a component of other income (expense), net.

(g)	Direct Offering Costs
Direct offering costs represent legal, accounting and other direct costs related to the Mergers, which was consummated in July 2023. In accounting for the Mergers, direct offering costs of approximately $5.7 million were reclassified to additional paid-in
capital and netted against the Mergers proceeds received upon close. As of October 1, 2023 and December 31, 2022, the Company had no deferred offering costs included within prepaid expenses and other current assets in its unaudited condensed consolidated balance sheets.

(h)	Warrant Liabilities
The Company accounts for its warrant liabilities in accordance with the guidance in ASC
815-40,
Derivatives and Hedging – Contracts in Entity’s Own Equity
, under which the warrants that do not meet the criteria for equity classification and must be recorded as liabilities. The warrant liabilities are measured at fair value at inception and at each reporting date in accordance with the guidance in ASC 820,
Fair Value Measurement
, with any subsequent changes in fair value recognized in other income (expense), net on the unaudited condensed consolidated statements of operations and comprehensive income (loss). Refer to Note 3 – Fair Value Measurements and Note 15 – Warrants.

(i)	Forward Purchase Agreements
The Company accounts for its FPAs in accordance with the guidance in ASC 480,
Distinguishing Liabilities from Equity
, as the agreements embody an obligation to transfer assets to settle a forward contract. The warrant liabilities are measured at fair value at inception and at each reporting date in accordance with the guidance in ASC 820,
Fair Value Measurement
, with any subsequent changes in fair value recognized in other income (expense), net on the unaudited condensed consolidated statements of operations and comprehensive income (loss). Refer to Note 3 – Fair Value Measurements and Note 5 – Forward Purchase Agreements.

(j)	Net Loss Per Share
The Company computes net loss per share following ASC 260,
Earnings Per Share
. Basic net loss per share is measured as the income or loss available to common stockholders divided by the weighted average common shares outstanding for the period. Diluted net loss per share presents the dilutive effect on a per-share
basis from the potential exercise of options and/or warrants. The potentially dilutive effect of options or warrants are computed using the treasury stock method. Securities that potentially have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the diluted loss per share calculation.

(k)	Recently Adopted Accounting Pronouncements
In June 2016, the FASB issued ASU
2016-13,
Financial instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments
, and subsequent related ASUs, which amends the guidance on the impairment of financial instruments by requiring measurement and recognition of expected credit losses for financial assets held. ASU
2016-13
is effective for public and private companies’ fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2019, and December 15, 2022, respectively. The Company adopted ASU
2016-13
under the private company transition guidance beginning January 1, 2023. The adoption did not have a material impact on the Company’s unaudited condensed consolidated financial statements.

(3)	Fair Value Measurements
The following table sets forth the Company’s financial assets and liabilities that were measured at fair value, on a recurring basis (in thousands):

	As of October 1, 2023
	Level 1	Level 2	Level 3	Total
Financial Liabilities
Carlyle warrants	$—	$—	$7,683	$7,683
Public warrants	1,413	—	—	1,413
Private placement warrants	—	1,027	—	1,027
Working capital warrants	—	117	—	117
Forward purchase agreement liabilities	—	—	6,586	6,586

Total	$1,413	$1,144	$14,269	$16,826

	As of December 31, 2022
	Level 1	Level 2	Level 3	Total
Financial Liabilities
Redeemable convertible preferred stock warrant liability	$—	$—	$14,152	$14,152

Total	$—	$—	$14,152	$14,152

Carlyle Warrants
As part of the Company’s amended and restated warrant agreement with CRSEF Solis Holdings, LLC (“Carlyle”), the Company issued Carlyle a warrant to purchase up to 2,745,879 shares of Complete Solaria Common Stock at a price per share of $0.01, which is inclusive of the outstanding warrant to purchase 1,995,879 shares at the time of modification. The warrant, which expires on July 18, 2030, provides Carlyle with the right to purchase shares of Complete Solaria Common Stock based on (a) the greater of (i) 1,995,879 shares and (ii) the number of shares equal to 2.795% of Complete Solaria’s issued and outstanding shares of common stock, on a fully-diluted basis; plus (b) on and after the date that is ten (10) days after the date of the amended and restated warrant agreement, an additional 350,000 shares; plus (c) on and after the date that is thirty (30) days after the date of the amended and restated warrant agreement, if the original investment amount has not been repaid, an additional 150,000 shares; plus (d) on and after the date that is ninety (90) days after the date of the amended and restated warrant agreement, if the original investment amount has not been repaid, an additional 250,000 shares, in each case, of Complete Solaria Common Stock at a price of $0.01 per share. As the warrant is exercisable into a variable number of shares based on the Company’s fully diluted capitalization table, the Company has classified the warrants as liabilities. The Company valued the warrants based on a Black-Scholes Option Pricing Method, which included the following inputs:

	October 1, 2023	December 31, 2022
Expected term	7.0 years	—
Expected volatility	77.0%	—
Risk-free interest rate	3.92%	—
Expected dividend yield	0.0%	—

Public, Private Placement and Working Capital Warrants
The public, private placement and working capital warrants are measured at fair value on a recurring basis. The public warrants were valued based on the closing price of the publicly traded instrument. The private placement and working capital warrants were valued using observable inputs for similar publicly traded instruments.
Forward Purchase Agreement Liabilities
The FPA liabilities are measured at fair value on a recurring basis using a Monte Carlo simulation analysis. The expected volatility is determined based on the historical equity volatility of comparable companies over a period that matches the simulation period, which included the following inputs:

	October 1, 2023	December 31, 2022
Common stock trading price	$2.10	—
Simulation period	1.8 years	—
Risk-free rate	5.12%	—
Volatility	178.0%	—
Redeemable Convertible Preferred Stock Warrant Liabilities
The Company historically issued redeemable convertible warrants, which were classified as liabilities and adjusted to fair value using the Black Scholes Option Pricing Method. The terms of the redeemable convertible preferred stock warrants are described in Note 15 – Warrants.
Series B Redeemable Convertible Preferred Stock Warrant

	October 1, 2023	December 31, 2022
Expected term	—	3.1 years
Expected volatility	—	72.5%
Risk-free interest rate	—	4.2%
Expected dividend yield	—	0.0%
Series C Redeemable Convertible Preferred Stock Warrant

	October 1, 2023	December 31, 2022
Expected term	—	3.6 years
Expected volatility	—	72.5%
Risk-free interest rate	—	4.0%
Expected dividend yield	—	0.0%
Series
D-7
Redeemable Convertible Preferred Stock Warrant

	October 1, 2023	December 31, 2022
Expected term	—	1.5 years
Expected volatility	—	78.5%
Risk-free interest rate	—	4.7%
Expected dividend yield	—	0.0%

The redeemable convertible preferred stock warrant liabilities were measured at fair value at the issuance date and as of each subsequent reporting period with changes in the fair value recorded within other income (expense), net in the accompanying unaudited condensed consolidated statements of operations and comprehensive income (loss). As described in Note 15 – Warrants, the redeemable convertible preferred stock warrant liabilities were reclassified to additional paid-in
capital upon the closing of the Mergers.

(4)	Reverse Recapitalization
As discussed in Note 1 – Organization, on July 18, 2023, the Company consummated the Mergers pursuant to the Amended and Restated Business Combination Agreement. The Mergers was accounted for as a reverse recapitalization, rather than a business combination, for financial accounting and reporting purposes. Accordingly, Complete Solaria was deemed the accounting acquirer (and legal acquiree) and FACT was treated as the accounting acquiree (and legal acquirer). Complete Solaria has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	Complete Solaria’s pre-combination stockholders have the majority of the voting power in the post-merged company;

•	Legacy Complete Solaria’s stockholders have the ability to appoint a majority of the Complete Solaria Board of Directors;

•	Legacy Complete Solaria’s management team is considered the management team of the post-merged company;

•	Legacy Complete Solaria’s prior operations is comprised of the ongoing operations of the post-merged company;

•	Complete Solaria is the larger entity based on historical revenues and business operations; and

•	the post-merged company has assumed Complete Solaria’s operating name.
Under this method of accounting, the reverse recapitalization was treated as the equivalent of Complete Solaria issuing stock for the net assets of FACT, accompanied by a recapitalization. The net assets of FACT are stated at historical cost, with no goodwill or other intangible assets recorded. The consolidated assets, liabilities, and results of operations prior to the Mergers are those of Legacy Complete Solaria. All periods prior to the Mergers have been retrospectively adjusted in accordance with the Amended and Restated Business Combination Agreement for the equivalent number of preferred or common shares outstanding immediately after the Mergers to effect the reverse recapitalization.
Upon the closing of the Mergers and the PIPE Financing in July 2023, the Company received net cash proceeds of $19.7 million. The following table reconciles the elements of the Mergers to the unaudited condensed consolidated statements of cash flows and the unaudited condensed consolidated statements of stockholders’ deficit for the thirty-nine week ended October 1, 2023 (in thousands):

Recapitalization
Cash proceeds from FACT, net of redemptions	$36,539
Cash proceeds from PIPE Financing	12,800
Less: cash payment of FACT transaction costs and underwriting fees	(10,680)
Less: cash payment to FPA investors for rebates and recycled shares	(17,831)
Less: cash payment for Promissory Note	(1,170)

Net cash proceeds upon the closing of the Mergers and PIPE financing	19,658
Less: non-cash net liabilities assumed from FACT	(10,135)

Net contributions from the Mergers and PIPE financing upon closing	$9,523

Immediately upon closing of the Mergers, the Company had 45,290,553 shares issued and outstanding of Class A Common Stock. The following table presents the number of shares of Complete Solaria Common Stock outstanding immediately following the consummation of the Mergers:

Recapitalization
FACT Class A Ordinary Shares, outstanding prior to Mergers	34,500,000
FACT Class B Ordinary Shares, outstanding prior to Mergers	8,625,000
Bonus shares issued to sponsor	193,976
Bonus shares issued to PIPE investors	120,000
Bonus shares issued to FPA investors	150,000
Shares issued from PIPE financing	1,690,000
Shares issued from FPA agreements, net of recycled shares	5,558,488
Less: redemption of FACT Class A Ordinary Shares	(31,041,243)

Total shares from the Mergers and PIPE Financing	19,796,221
Legacy Complete Solaria shares	20,034,257
2022 Convertible Note Shares	5,460,075

Shares of Complete Solaria Common stock immediately after Mergers	45,290,553

In
connection
with the Mergers, the Company incurred direct and incremental costs of approximately $15.8 million related to legal, accounting, and other professional fees, which were offset against the Company’s additional paid-in
capital. Of the $15.8 million, $5.2 million was incurred by Legacy Complete Solaria and $10.6 million was incurred by FACT. As of October 1, 2023, the Company made cash payments totaling $5.4 million to settle transaction costs. As a result of the Closing, outstanding 2022 Convertible Notes were converted into shares of Complete Solaria Common Stock.

(5)	Forward Purchase Agreements
In July 2023, FACT and Legacy Complete Solaria, Inc. entered into FPAs with each of (i) Meteora; (ii) Polar, and (iii) Sandia (each individually, a “Seller”, and together, the “FPA Sellers”).
Pursuant to the terms of the FPAs, the FPA Sellers may (i) purchase through a broker in the open market, from holders of Shares other than the Company or affiliates thereof, FACT’s ordinary shares, par value of $0.0001 per share, (the “Shares”). While the FPA Sellers have no obligation to purchase any Shares under the FPAs, the aggregate total Shares that may be purchased under the FPAs shall be no more than 6,720,000 in aggregate. The FPA Sellers may not beneficially own greater than 9.9% of issued and outstanding Shares following the Mergers as per the Amended and Restated Business Combination Agreement.
The key terms of the forward contracts are as follows:

•
The FPA Sellers can terminate the transaction following the Optional Early Termination (“OET”) Date which shall specify the quantity by which the number of shares is to be reduced (such quantity, the “Terminated Shares”). Seller shall terminate the transaction in respect of any shares sold on or prior to the maturity date. The counterparty is entitled to an amount from the seller equal to the number of terminated shares multiplied by a reset price. The reset price is initially $10.56 (the “Initial Price”) and is subject to a $5.00 floor.

•
The FPA contains multiple settlement outcomes. Per the terms of the agreements, the FPAs will (1) settle in cash in the event the Company is due cash upon settlement from the FPA Sellers or (2) settle in either cash or shares, at the discretion of the Company, should the settlement amount adjustment exceed the settlement amount. Should the Company elect to settle via shares, the equity will be issued in Complete Solaria Common Stock, with a per share price based on the volume-weighted average price (“VWAP”) Price over 15 scheduled trading days. The magnitude of the settlement is based on the Settlement Amount, an amount equal to the product of: (1) Number of shares issued to the

FPA Seller pursuant to the FPA, less the number of Terminated Shares multiplied by (2) the VWAP Price over the valuation period. The Settlement amount will be reduced by the Settlement Adjustment, an amount equal to the product of (1) Number of shares in the Pricing Date Notice, less the number of Terminated Shares multiplied by $2.00.

•
The Settlement occurs as of the Valuation Date, which is the earlier to occur of (a) the date that is two years after the date of the Closing Date of the Mergers (b) the date specified by Seller in a written notice to be delivered to Counterparty at Seller’s discretion (which Valuation Date shall not be earlier than the day such notice is effective) after the occurrence of certain triggering events; and (c) 90 days after delivery by the Counterparty of a written notice in the event that for any 20 trading days during a 30 consecutive trading day-period
(the “Measurement Period”) that occurs at least 6 months after the Closing Date, the VWAP Price is less than the then applicable Reset Price.

The Company entered into four separate FPAs, three of which, associated with the obligation to issue 6,300,000 Shares, were entered into prior to the closing of the Mergers. Upon signing the FPAs, the Company incurred an obligation to issue a fixed number of shares to the FPA Sellers contingent upon the closing of the Mergers in addition to the terms and conditions associated with the settlement of the FPAs. The Company accounted for the contingent obligation to issue shares in accordance with ASC 815,
Derivatives and Hedging
, and recorded a liability and other income (expense), net based on the fair value upon of the obligation upon the signing of the FPAs. The liability was extinguished in July 2023 upon the issuance of Complete Solaria Common Stock to the FPA sellers.
Additionally, in accordance with ASC 480,
Distinguishing Liabilities from Equity
, the Company has determined that the prepaid forward contract is a financial instrument other than a share that represent or are indexed to obligations to repurchase the issuer’s equity shares by transferring assets, referred to herein as the “prepaid forward purchase liability” on its unaudited condensed consolidated balance sheets. The Company initially measured the prepaid forward purchase liability at fair value and has subsequently remeasured at fair value with changes in fair value recognized in earnings.
Through the date of issuance of the Complete Solaria Common Stock in satisfaction of the Company’s obligation to issue shares around the closing of the Mergers, the Company recorded $35.5 million to other income (expense), net associated with the issuance of 6,720,000 shares of Complete Solaria Common Stock.
As of the closing of the Mergers and issuance of the Complete Solaria Common Stock underlying the FPAs, the fair value of the prepaid FPAs was an asset balance of $0.1 million and was recorded on the Company’s unaudited condensed consolidated balance sheets and within other income (expense), net on the unaudited condensed consolidated statements of operations and comprehensive income (loss). Subsequently, the change of fair value of the prepaid forward purchase liability amounted to an expense of $6.7 million for the thirteen and thirty-nine weeks ended October 1, 2023. As of October 1, 2023, the prepaid forward purchase liabilities amounted to $6.6 million.

(6)	Business Combination
Solaria Acquisition
On November 4, 2022, Complete Solar Holdings acquired Solaria for aggregate consideration paid of $89.1 million, comprising of $0.1 million in cash, 2,844,550 shares of common stock with an aggregate fair value of $17.3 million, 6,803,549 shares of preferred stock with an aggregate fair value of $52.2 million, 78,962 common stock warrants for an aggregate value of $0.2 million, 1,376,414 preferred stock warrants for an aggregate fair value of $7.8 million, 5,382,599 stock options with an aggregate fair value of $10.0 million attributable to services provided prior to the acquisition date, and the payment of seller incurred transaction expenses of $1.5 million. In addition, the Company assumed $14.1 million of unvested Solaria stock options, which has been and will be recorded as stock-based expense over the remaining service period. Solaria designs, develops, manufactures, and generates revenue from the sale of silicon photovoltaic solar panels and licensing of its technology to third parties. At the time of the acquisition, the

Company believed that the acquisition of Solaria would establish the Company as a full system operator, with a compelling customer offering with best-in-class
technology, financing, and project fulfilment, which would enable the Company to sell more product across more geographies in the United States and Europe. This transaction was accounted for as a business combination in accordance with ASC 805,
Business Combinations
. Refer to Note 8 – Divestiture for further details.
The following table summarized the provisional fair value of identifiable assets acquired and liabilities assumed (in thousands):

Amount
Cash, cash equivalents and restricted cash	$5,402
Accounts receivable	4,822
Inventories	5,354
Prepaid expenses and other current assets	8,569
Property and equipment	830
Operating lease right-of-use assets	1,619
Intangible assets	43,100
Other non-current assets	112

Total identifiable assets acquired	69,808
Accounts payable	4,210
Accrued expenses and other current liabilities	11,845
Notes payable	20,823
Deferred revenue	73
Operating lease liabilities, net of current portion	1,132
Warranty provision, noncurrent	1,566
SAFE agreements	60,470

Total identifiable liabilities assumed	100,119

Net identifiable liabilities assumed	30,311
Goodwill	119,422

Total aggregate consideration paid	$89,111

Goodwill represents the excess of the preliminary estimated consideration transferred over the fair value of the net tangible and intangible assets acquired and has been allocated to the Company’s single reporting unit. Goodwill is primarily attributable to expected post-acquisition synergies from assembled workforce and also from the expectation of integrating Solaria’s products and solutions into the Company’s own businesses to provide access to more features and resources and offers incremental revenue opportunities. Goodwill of $119.4 million is deductible over 15 years for U.S. income tax purposes.
Intangible assets acquired are as follows (in thousands):

Amount
Trademarks	$5,700
Developed technology	12,700
Customer relationships	24,700

Total intangible assets	$43,100

The income approach, using the relief from royalty method, was used to value trademarks and developed technology. Significant assumptions included in the valuation of trademarks and developed technology include projected revenues, the selected royalty rate and the economic life of the underlying asset.
The income approach, using the multi-period excess earning method, was used to value customer relationships. Significant assumptions included in the valuation of customer relationships include projected revenues, customer attrition and expense growth over the forecasted period.

As a result of the Solaria acquisition, the Company recognized $45.9 million of deferred tax assets. Due to the uncertainty surrounding the Company’s ability to realize such deferred income tax assets, a full valuation allowance has been established.
As of October 1, 2023, the goodwill and intangible assets recognized from the Solaria acquisition have been included in long-term held for sale – discontinued operations on the unaudited condensed consolidated balance sheets, as further described in Note 8 – Divestiture.
Unaudited Pro Forma Information
The following unaudited pro forma financial information gives effect to the acquisition of Solaria as if it were consummated on January 1, 2022 including pro forma adjustments relating to the valuation and allocation of the aggregate consideration paid, amortization of intangible assets, incremental stock-based compensation and direct transaction costs. The historical condensed consolidated financial statements have been adjusted in the unaudited combined financial information to give effect to events that are directly attributable to the Business Combination and are factually supportable. This data is presented for informational purposes only and is not intended to represent or be indicative of the results of operations that would have been reported had the acquisition occurred on January 1, 2022. Actual results may differ from the unaudited combined pro forma information presented below (in thousands):

	Three Months Ended September 30, 2022	Nine Months Ended September 30, 2022
Revenues	$22,267	$79,800
Net loss	$(26,498)	$(49,935)

(7)	Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consists of the following (in thousands):

	As of
	October 1, 2023	December 31, 2022
Inventory deposits	$3,497	$6,255
Prepaid sales commissions	5,509	2,838

Other	941	978

Total prepaid expenses and other current assets	$9,947	$10,071

(8)	Divestiture
Discontinued operations
As previously described in Note 1 – Organization, on August 18, 2023, the Company entered into a
Non-Binding
Letter of Intent to sell certain of Complete Solaria’s North American solar panel assets, inclusive of intellectual property and customer contracts, to Maxeon. In October 2023, the Company completed the sale of its solar panel business to Maxeon. The Company determined that this divestiture represented a strategic shift in the Company’s business and qualified as a discontinued operation. Accordingly, the results of operations and cash flows relating to Solaria have been reflected as discontinued operations in the unaudited condensed consolidated statements of operations and comprehensive income (loss) for the thirteen and thirty-nine weeks ended October 1, 2023 and the unaudited condensed consolidated statements of cash flows for the thirty-nine weeks ended October 1, 2023.

Components of amounts reflected in the unaudited condensed consolidated statements of operations and comprehensive income (loss) related to discontinued operations are presented in the table, as follows (in thousands):

	Thirteen Weeks Ended October 1, 2023	Thirty-Nine Weeks Ended October 1, 2023
Revenues	$3,774	$29,048
Cost of revenues	4,102	30,609

Gross loss	(328)	(1,561)
Operating expenses:
Sales and marketing	2,425	6,855
General and administrative	5,681	12,572

Total operating expenses	8,106	19,427

Loss from discontinued operations	(8,434)	(20,988)
Other income (expense), net	31	32

Loss from discontinued operations before income taxes	(8,403)	(20,956)
Income tax benefit (provision)	(1)	3
Impairment loss from discontinued operations	(147,505)	(147,505)

Net loss from discontinued operations	$(155,909)	$(168,458)

Held for sale
As previously described in Note 1 – Organization, certain assets of the Solaria, Inc. have been reflected as assets held for sale in the periods preceding the divestiture.
The following is a summary of the major categories of assets and liabilities held for sale (in thousands):

	As of
	October 1, 2023	December 31, 2022
Intangible assets, net	$12,299	$42,610
Goodwill	—	119,422

Long-term assets held for sale	$12,299	$162,032

(9)	Property and Equipment, Net
Property and equipment, net consists of the following (in thousands, except year data):

	Estimated	As of
	Useful Lives (Years)	October 1, 2023	December 31, 2022
Developed software	5	$6,559	$5,054
Manufacturing equipment	3	131	102
Furniture and equipment	3	90	90
Leasehold improvements	5	708	708

Total property and equipment		7,488	5,954
Less: accumulated depreciation and amortization		(3,303)	(2,478)

Total property and equipment, net		$4,185	$3,476

Depreciation and amortization expense on tangible assets totaled $0.3 million and $0.6 million for the thirteen and thirty-nine weeks ended October 1, 2023, respectively, and $0.2 million and $0.4 million for the three and nine months ended September 30, 2022, respectively. There were no impairment charges on tangible assets recognized for the thirteen or thirty-nine weeks ended October 1, 2023, or for the three or nine months ended September 30, 202
2
.

(10)	Goodwill and Intangible Assets
Goodwill
During the thirteen and thirty-nine weeks ended October 1, 2023, the Company recorded $119.4 million of goodwill impairment related to the goodwill assigned to Solaria, Inc. See Note 8 – Divestiture for additional information regarding the divestiture. The goodwill balances as of October 1, 2023 and December 31, 2022 were zero and $119.4 million, respectively. See Note 6 – Business Combination for additional information regarding the Company’s acquisitions including recognition of goodwill.
Intangible Assets
The following table provides a reconciliation of intangible assets reported as of October 1, 2023 and December 31, 2022 (in thousands, except years data):

	As of October 1, 2023
	Gross Carrying Amount	Impairment	Held for Sale	Accumulated Amortization	Net Amount
Assembled workforce	$137	$—	$—	(137)	$—
Trademarks	5,700	(3,714)	(1,463)	(523)	—
Customer relationship	24,700	(16,094)	(7,577)	(1,029)	—
Developed technology	12,700	(8,275)	(3,259)	(1,166)	—

Total intangible assets	$43,237	$(28,083)	$(12,299)	$(2,855)	$—

	As of December 31, 2022
	Weighted- Average Remaining Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net Amount
Assembled workforce	0.1	$137	$(133)	$4
Trademarks	9.8	5,700	(95)	5,605
Customer relationship	21.8	24,700	(187)	24,513
Developed technology	9.8	12,700	(212)	12,488

Total intangible assets		$43,237	$(627)	$42,610

Amortization expense related to intangible assets for the thirteen and thirty-nine weeks ended October 1, 2023 and the three and nine months ended September 30, 2022 were as follows (in thousands):

	Thirteen Weeks Ended October 1, 2023	Three Months Ended September 30, 2022	Thirty-Nine Weeks Ended October 1, 2023	Nine Months Ended September 30, 2022
Assembled workforce	$—	$17	$4	$51
Trademarks	142	—	428	—
Customer relationship	279	—	843	—
Developed technology	317	—	953	—

Total amortization expense	$738	$17	$2,228	$51

Amortization expense for the thirteen and thirty-nine weeks ended October 1, 2023 was recorded as loss from discontinued operations on the accompanying unaudited condensed consolidated statements of operations and comprehensive income (loss). For the three and nine months ended September 30, 2022, amortization expense related to intangible assets of less than $0.1 million was recorded to general and administrative expense on the accompanying unaudited condensed consolidated statements of operations and comprehensive income (loss).
The Company does not expect to recognize any future amortization expense of intangible assets as of October 1, 2023.

(11)	Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consist of the following (in thousands):

	As of
	October 1, 2023	December 31, 2022
Accrued compensation and benefits	$3,666	$3,940
Customer deposits	1,167	930
Uninvoiced contract costs	3,554	1,914
Inventory received but not invoiced	1,391	972
Accrued term loan and revolving loan amendment and final payment fees	2,175	2,400
Accrued legal settlements	2,955	1,853
Accrued taxes	931	1,245
Accrued rebates and credits	880	1,076
Operating lease liabilities, current	720	958
Revenue warranty	918	—
Deferred underwriters’ discount payable	3,019	—
Accrued warranty, current	605	767
Other accrued liabilities	4,693	3,775

Total accrued expenses and other current liabilities	$26,674	$19,830

(12)	Employee Benefit Plan
The Company sponsors a 401(k) defined contribution and profit-sharing plan (“401(k) Plan”) for its eligible employees. This 401(k) Plan provides for tax-deferred
salary deductions for all eligible employees. Employee contributions are voluntary. Employees may contribute the maximum amount allowed by law, as limited by the annual maximum amount as determined by the Internal Revenue Service. The Company may match employee contributions in amounts to be determined at the Company’s sole discretion. The Company made no contributions to the 401(k) Plan for the thirteen or thirty-nine weeks ended October 1, 2023 and for the three or nine months ended September 30, 2022.

(13) Other Income (Expense), Net
Other income (expense), net consists of the following (in thousands):

	Thirteen Weeks Ended October 1, 2023	Three Months Ended September 30, 2022	Thirty-Nine Weeks Ended October 1, 2023	Nine Months Ended September 30, 2022
Change in fair value of redeemable convertible preferred stock warrant liability	$39	$3	$9,455	$(142)
Change in fair value of Carlyle warrants	12,689	—	12,689	—
Change in fair value of FACT public, private placement and working capital warrants	4,170	—	4,170	—
Gain on extinguishment of convertible notes and SAFE agreements (1)	—	—	—	3,235
Loss on CS Solis debt extinguishment	(10,338)	—	(10,338)	—
Bonus shares issued in connection with the Mergers (2)	(2,394)	—	(2,394)	—
Issuance of forward purchase agreements (3)	76	—	76	—
Change in fair value of forward purchase agreement liabilities (4)	(6,661)	—	(6,661)	—
Issuance of shares in connection with the forward purchase agreements (5)	(35,490)	—	(35,490)	—
Other, net	(94)	1	191	87

Total other income (expense), net	$(38,003)	$4	$(28,302)	$3,180

(1)	Includes zero and $1.4 million of other income for the three and nine months ended September 30, 2022, respectively, recognized upon the conversion of related party convertible notes and SAFEs.
(2)	Includes $0.7 million of other expense for each of the thirteen and thirty-nine weeks ended October 1, 2023 for bonus shares issued to related parties in connection with the Mergers.
(3)	Includes $0.3 million of other income for each of the thirteen and thirty-nine weeks ended October 1, 2023 for forward purchase agreements entered into with related parties.
(4)	Includes $5.9 million of other expense for each of the thirteen and thirty-nine weeks ended October 1, 2023 for forward purchase agreements entered into with related parties.
(5)	Includes $30.7 million of other expense for each of the thirteen and thirty-nine weeks ended October 1, 2023 for shares issued to related parties in connection with the forward purchase agreements.

(14)	Common Stock
The Company has authorized the issuance of 1,000,000,000 shares of common stock and 10,000,000 shares of preferred stock as of October 1, 2023. No preferred stock has been issued.
The Company has reserved shares of common stock for issuance related to the following:

As of October 1, 2023
Common stock warrants	27,637,266
Employee stock purchase plan	2,628,996
Stock options and RSUs, issued and outstanding	7,013,514
Stock options and RSUs, authorized for future issuance	8,625,023

Total shares reserved	45,904,799

(15)	Warrants
Series B Warrants (Converted to Common Stock Warrants)
In February 2016, the Company issued a warrant to purchase 5,054 shares of Series B preferred stock (the “Series B warrant”) in connection with a 2016 credit facility. The Series B warrant is immediately exercisable at an exercise price of $4.30 per share and has an expiration date of February 2026. The fair value of the Series B warrant was less than $0.1 million as of December 31, 2022 and as of July 18, 2023, when the Series B warrant was reclassified from warrant liability to additional paid-in
capital, as the warrant is exercisable into shares of Complete Solaria Common Stock upon the close of the Mergers. The relative fair value of the Series B warrant at issuance was recorded as a debt issuance cost within other non-current
liabilities on the accompanying unaudited condensed consolidated balance sheets, and changes in fair value have been recorded in other income (expense), net on the accompanying unaudited condensed consolidated statements of operations and comprehensive income (loss) for the thirteen and thirty-nine weeks ended October 1, 2023 and the three and nine months ended September 30, 2022.
Series C Warrants (Converted to Common Stock Warrants)
In July 2016, the Company issued a warrant to purchase 148,477 shares of Series C preferred stock (the “Series C warrant”) in connection with the Series C financing. The Series C warrant agreement also provided for an additional number of Series C shares calculated on a monthly basis commencing on June 2016 based on the principal balance outstanding of the notes payable outstanding. The maximum number of shares exercisable under the Series C warrant agreement is 482,969 shares of Series C preferred stock. The Series C warrant was immediately exercisable at an exercise price of $1.00 per share and has an expiration date of July 2026. The fair value of the Series C warrant was $6.3 million as of December 31, 2022. The fair value of the Series C warrant was $2.3 million as of July 18, 2023, when the Series B warrant was reclassified from redeemable convertible preferred stock warrant liability to additional paid-in
capital, as the warrant is exercisable into shares of Complete Solaria Common Stock upon the close of the Mergers. The relative fair value of the Series C warrant at issuance was recorded as Series C preferred stock issuance costs and redeemable convertible preferred stock warrant liability on the accompanying unaudited condensed consolidated balance sheets, and changes in fair value have been recorded in other income (expense), net on the accompanying unaudited condensed consolidated statements of operations and comprehensive income (loss) for the thirteen and thirty-nine weeks ended October 1, 2023 and the three and nine months ended September 30, 2022.
Series
C-1
Warrants (Converted to Common Stock Warrants)
In January 2020, the Company issued a warrant to purchase 173,067 shares of common stock in conjunction with the Series
C-1
preferred stock financing. The warrant is immediately exercisable at an exercise price of $0.01 per share and has an expiration date of January 2030. The warrant remains outstanding as of October 1, 2023. At issuance, the relative fair value of the warrant was determined to be $0.1 million using the Black-Scholes model with the following weighted average assumptions: expected term of 10 years; expected volatility of 62.5%; risk-free interest rate of 1.5%; and no dividend yield. The fair value of the warrant was recorded within additional paid-in
capital on the unaudited condensed consolidated balance sheets. The warrant is not remeasured in future periods as it meets the conditions for equity classification.
SVB Common Stock Warrants
In May and August 2021, the Company issued warrants to purchase 2,473 and 2,525 shares of common stock, respectively, in conjunction with the Fifth and Sixth Amendments to the Loan and Security Agreement (“Loan Agreement”) with Silicon Valley Bank (“SVB”). The warrants are immediately exercisable at exercise prices of $0.38 and $0.62 per share, respectively, and have expiration dates in 2033. The warrants remain outstanding as of October 1, 2023. At issuance, the relative fair value of the warrants were determined to be less than $0.1 million in aggregate using the Black-Scholes model with the following weighted average assumptions: expected term of 12 years; expected volatility of 73.0%; risk-free interest rate of 1.7% and 1.3% for the May and August 2021 warrants, respectively; and no dividend yield. The fair value of the warrant was recorded within additional paid-in-capital
on the accompanying unaudited condensed consolidated balance sheets. The warrants are not remeasured in future periods as they meet the conditions for equity classification.
Promissory Note Common Stock Warrants
In October 2021, the Company issued a warrant to purchase 24,148 shares of common stock in conjunction with the issuance of a short-term promissory note. The warrant is immediately exercisable at an exercise price of $0.01 per share and has an expiration date of October 2031. The warrant remains outstanding as of October 1, 2023. At issuance, the relative fair value of the warrant was determined to be less than $0.1 million using the Black-Scholes model with the following weighted average assumptions: expected term of 10 years; expected volatility of 73.0%; risk-free interest rate of 1.5%; and no dividend yield. The fair value of the warrant was recorded within additional paid-in
capital on the unaudited condensed consolidated balance sheets. The warrant is not remeasured in future periods as it meets the conditions for equity classification.
Carlyle Warrants
In February 2022, as part of a debt financing from Carlyle (refer to Note 16 – Borrowing Arrangements), the Company issued a warrant to purchase 2,886,952 shares of common stock in conjunction with the redeemable investment in CS Solis. The warrant contained two tranches, the first of which is immediately exercisable for 1,995,879 shares. The second tranche, which was determined to be a separate unit of account, was exercisable upon a subsequent investment from Carlyle in CS Solis. No subsequent investment was made and the investment period expired on December 31, 2022 and the second tranche of warrants expired prior to becoming exercisable. The vested warrant had an exercise price of $0.01 per share and had an expiration date of February 2029.
At issuance, the relative fair value of the warrant was determined to be $3.4 million using the Black-Scholes model with the following weighted average assumptions: expected term of 7 years; expected volatility of 73.0%; risk-free interest rate of 1.9%; and no dividend yield. The fair value of the warrant was recorded within additional paid-in
capital and as a discount on the long-term debt in CS Solis on the unaudited condensed consolidated balance sheets as of December 31, 2022.
In July 2023, and in connection with the closing of the Mergers, the Carlyle debt and warrants were modified. Based on the exchange ratio included in the Mergers, the 1,995,879 outstanding warrants to purchase Legacy Complete Solaria Common Stock prior to modification were exchanged into warrants to purchase 1,995,879 shares of Complete Solaria Common Stock. As part of the modification, the warrant, which expires on July 18, 2030, provides Carlyle with the right to purchase shares of Complete Solaria Common Stock based on (a) the greater of (i) 1,995,879 shares and (ii) the number of shares equal to 2.795% of Complete Solaria’s issued and outstanding shares of common stock, on a fully-diluted basis; plus (b) on and after the date that is ten (10) days after the date of the agreement, an additional 350,000 shares; plus (c) on and after the date that is thirty (30) days after the date of the agreement, if the original investment amount has not been repaid, an additional 150,000 shares; plus (d) on and after the date that is ninety (90) days after the date of the agreement, if the original investment amount has not been repaid, an additional 250,000 shares, in each case, of Complete Solaria Common Stock at a price of $0.01 per share. Of the additional warrants that become exercisable after the modification, the tranches of 350,000 warrants vesting ten days after the date of the agreement and 150,000 warrants vesting thirty days after the date of the agreement are exercisable as of October 1, 2023.
The modification of the warrant resulted in the reclassification of previously equity classified warrants to liability classification, which was accounted for in accordance with ASC 815 and ASC 718. The Company recorded the fair value of the modified warrants as a warrant liability of $20.4 million, the pre-modification
fair value of the warrants as a reduction to additional
paid-in
capital of $10.9 million and $9.5 million to other income (expense), net equal to the incremental value of the warrants upon the modification. The fair value of the warrant was determined based on its intrinsic value, given a nominal exercise price. At issuance, the relative fair value of the warrant was determined to be less than $20.4 million using the
Black-Scholes
model with the following weighted average assumptions: expected term of 7 years; expected volatility of 77.0%; risk-free interest rate of 3.9%; and no dividend yield. As of October 1, 2023, the fair value of the warrant was $7.7 million, and the Company recorded the adjustment of $12.7 million as other income (expense), net on the unaudited condensed consolidated statements of operations and comprehensive income (loss).
Series
D-7
Warrants (Converted to Common Stock Warrants)
In November 2022, the Company issued warrants to purchase 656,630 shares of Series
D-7
preferred stock (the “Series
D-7
warrants”) in conjunction with the Business Combination. The warrant contains two tranches. The first tranche of 518,752 shares of Series
D-7
preferred stock is exercisable at an exercise price of $2.50 per share upon consummation of a merger transaction, or at an exercise price of $2.04 per share upon remaining private and has an expiration date of April 2024. The second tranche of 137,878 shares of Series
D-7
preferred stock is exercisable at an exercise price of $5.00 per share upon consummation of a merger transaction, or at an exercise price of $4.09 per share upon remaining private and has an expiration date of April 2024. The fair value of the Series
D-7
warrants was $7.8 million as of December 31, 2022 and $2.4 million as of July 18, 2023 when the warrants were reclassified from redeemable convertible preferred stock warrant liability to additional paid-in
capital, as the exercise price of the warrants is fixed at $2.50 per share of Complete Solaria Common Stock for the first tranche and $5.00 per share of Complete Solaria Common Stock for the second tranche upon the closing of the Mergers. The Series
D-7
Warrants remain outstanding as of October 1, 2023.
November 2022 Common Stock Warrants
In November 2022, the Company issued a warrant to a third-party service provider to purchase 78,962 shares of common stock in conjunction with the Business Combination. The warrant was immediately exercisable at an exercise price of $8.00 per share and had an expiration date of April 2024. In May 2023, the Company amended the warrant, modifying the shares of common stock to be purchased to 31,680, the exercise price to $0.01, and the expiration date to the earlier of October 2026 or the closing of an IPO. The impact of the modification was not material to the unaudited condensed consolidated financial statements. At issuance and upon the modification, the relative fair value of the warrant was determined to be $0.1 million using the Black-Scholes model with the following weighted average assumptions: expected term of 1.5 years; expected volatility of 78.5%; risk-free interest rate of 4.7%; and no dividend yield. The fair value of the warrant was recorded within additional paid-in
capital on the unaudited condensed consolidated balance sheets. The warrant is not remeasured in future periods as it meets the conditions for equity classification. Upon the Closing of the Mergers, the warrant was net exercised into 31,680 shares of Complete Solaria Common Stock.
July 2023 Common Stock Warrants
In July 2023, the Company issued a warrant to a third-party service provider to purchase 38,981 shares of common stock in exchange for services provided in obtaining financing at the Closing of the Mergers. The warrant is immediately exercisable at a price of $0.01 per share and has an expiration date of July 2028. At issuance, the fair value of the warrant was determined to be $0.2 million, based on the intrinsic value of the warrant and the $0.01 per share exercise price. As the warrant is accounted for as an equity issuance cost, the warrant is recorded only within additional paid-in
capital on the unaudited condensed consolidated balance sheets. The warrant is not remeasured in future periods as it meets the conditions for equity classification.

Warrant Consideration
In July 2023, in connection with the Mergers, the Company issued 6,266,572 warrants to purchase Complete Solaria Common Stock to holders of Legacy Complete Solaria Redeemable Convertible Preferred Stock, Legacy Complete Solaria Common Stock. The exercise price of the common stock warrants is $11.50 per share and the warrants expire 10 years from the date of the Mergers. The warrant consideration was issued as part of the close of the Mergers and was recorded within additional paid-in
capital, net of the issuance costs of the Mergers. As of October 1, 2023, all warrants issued as warrant consideration remain outstanding.
Public, Private Placement, and Working Capital Warrants
In conjunction with the Mergers, Complete Solaria, as accounting acquirer, was deemed to assume 6,266,667 warrants to purchase FACT Class A Ordinary Shares that were held by the sponsor at an exercise price of $11.50 (“Private Placement Warrants”) and 8,625,000 warrants to purchase FACT’s shareholders FACT Class A Ordinary Shares at an exercise price of $11.50 (“Public Warrants”). Subsequent to the Mergers, the Private Placement Warrants and Public Warrants are exercisable for shares of Complete Solaria Common Stock and meet liability classification requirements since the warrants may be required to be settled in cash under a tender offer. In addition, Private Placement Warrants are potentially subject to a different settlement amount as a result of being held by the Sponsor which precludes the Private Placement Warrants from being considered indexed to the entity’s own stock. Therefore, these warrants are classified as liabilities on the unaudited condensed consolidated balance sheets.
The Company determined the Public and Private warrants to be classified as a liability and fair valued the warrants on the issuance date using the publicly available price for the warrants of $6.4 million. The fair value of these warrants was $2.4 million as of October 1, 2023, and the Company recorded the change in fair value of $4.0 million in other income (expense), net in the unaudited condensed consolidated statements of operations and comprehensive income (loss) for the thirteen and thirty-nine weeks ended October 1, 2023.
Additionally, at the closing of the Mergers, the Company issued 716,668 Working Capital warrants, which have identical terms as the Private Placement Warrants to the sponsor in satisfaction of certain liabilities of FACT. The warrants were fair valued at $0.3 million upon the closing of the Mergers, which was recorded in warrant liability on the unaudited condensed consolidated balance sheets. As of October 1, 2023, the Working Capital warrants had a fair value of $0.1 million, and the Company recorded the change in fair value of $0.2 million as other income (expense), net on the unaudited condensed consolidated statements of operations and comprehensive income (loss).

(16)	Borrowing Arrangements
Convertible notes, net and convertible notes, net, due to related parties
As of October 1, 2023 and December 31, 2022, the Company’s convertible notes consisted of the following (in thousands):

	As of
	October 1, 2023	December 31, 2022
Convertible notes, net, noncurrent
2022 Convertible Notes	$—	$3,434
2022 Convertible Notes due to related parties	—	15,510

Total convertible notes	$—	$18,944

Convertible Promissory Notes with Ecosystem Integrity Fund II, LP.
On April 30, 2021, the Company issued a short-term Subordinated Convertible Promissory Note to Ecosystem Integrity Fund II, LP (“EIF”) for a total principal of $0.5 million plus accrued interest of 3.0% per annum due on June 30, 2021. The Note included a conversion feature which allows the holder to convert any portion of the note plus any unpaid accrued interest (“Conversion Amount”) into shares of Series
C-1
Preferred Stock on the maturity date of June 30, 2021 or thereafter. As of December 31, 2021 the principal and accrued interest remained outstanding and the holder did not elect to covert the note into Series
C-1
Preferred shares. The principal and accrued interest of $0.5 million was repaid in February 2022, and as such, the balance remaining at December 31, 2022 and thereafter remained zero.
2019-A
Convertible Notes
In 2019, the Company issued a series of convertible notes
(“2019-A
Convertible Notes”) for $0.1 million in proceeds, with immaterial debt issuance costs, and which were due and payable on demand by the holders after August 2020. The notes carried simple interest of 6.0% and contained a conversion feature whereby the notes would convert at 80% of the issuance price of the preferred shares in the next equity financing. The notes also contained other embedded features such as conversion options that were exercisable upon the occurrence of various contingencies. All of the embedded features were analyzed to determine whether they should be bifurcated and separately accounted for as a derivative. Pursuant to such analysis, the Company valued and bifurcated the share-settled redemption feature, which enabled the holders to convert the notes to the preferred shares at a predefined discount from the issuance price and recorded its initial fair value of less than $0.1 million as a discount on the convertible notes face amount. The debt discount was amortized to interest expense at a weighted-average effective interest rate of 17.6% through the maturity dates of the notes.
The fair value of the share-settled redemption feature was estimated based on a probability-weighted analysis of the discounted value of the notes converting under a Next Equity Financing, a change in control, default, or maturity, and the changes in fair value were recognized as a component of other income (expense), net in the accompanying unaudited condensed consolidated statements of operations and comprehensive income (loss). The Company recorded zero in expense during the thirteen and thirty-nine weeks ended October 1, 2023 and the three and nine months ended September 30, 2022, related to the change in the fair value of the convertible notes embedded derivative liability. The convertible notes were carried within the accompanying unaudited condensed consolidated balance sheets at their original issuance value, net of unamortized debt discount and issuance costs. In March 2022, as part of the Company’s Series D Preferred Stock issuance, the
2019-A
Convertible Notes converted into 62,500 shares of Series
D-2
redeemable convertible preferred stock. The Company recognized a gain on the conversion of less than $0.1 million in other income (expense), net on the unaudited condensed consolidated statements of operations and comprehensive income (loss). As the full carrying value of the note was converted to Series D Preferred Stock, the balance remaining for the note at December 31, 2022 and thereafter remained zero.
The Company did not recognize any interest expense related to the
2019-A
Convertible Notes during the thirteen and thirty-nine weeks ended October 1, 2023 and the three months ended September 2022. Interest expense recognized related to the
2019-A
Convertible Notes during the nine months ended September 30, 2022 was immaterial.
2020-A
Convertible Notes
In 2020, the Company issued a series of convertible notes
(“2020-A
Convertible Notes”) for $3.8 million in proceeds, with immaterial debt issuance costs, and which are due and payable on demand by the holders after April 2021. The notes carried simple interest of 2.0% and contained a conversion feature whereby the notes would convert at 80% of the issuance price of the preferred shares in the next equity financing. The notes also contained other embedded features such as conversion options that were exercisable upon the occurrence of various contingencies. All of the embedded features were analyzed to determine whether they should be bifurcated and separately accounted for as a derivative. Pursuant to such analysis, the Company valued and bifurcated the share-settled redemption feature, which enables the holders to convert the notes to the preferred shares at a predefined discount from the issuance price and recorded its initial fair value of $0.5 million as a discount on the convertible notes face amount. The debt discount was amortized to interest expense at a weighted-average effective interest rate of 25.6% through the maturity dates of the notes.
The fair value of the share-settled redemption feature was estimated based on a probability-weighted analysis of the discounted value of the notes converting under a Next Equity Financing, a change in control, default, or maturity, and the changes in fair value were recognized as a component of other income (expense), net in the accompanying unaudited condensed consolidated statements of operations and comprehensive income (loss). The Company recorded zero in expense during the thirteen and thirty-nine weeks ended October 1, 2023 and the three and nine months ended September 30, 2022, related to the change in the fair value of the convertible notes embedded derivative liability. The convertible notes were carried within the accompanying unaudited condensed consolidated balance sheets at their original issuance value, net of unamortized debt discount and issuance costs. In March 2022, as part of the Company’s Series D Preferred Stock issuance, the
2020-A
Convertible Notes converted into 785,799 shares of
Series D-1
redeemable convertible preferred stock. The Company recognized a gain on the conversion of $0.9 million in other income (expense), net on the unaudited condensed consolidated statements of operations and comprehensive income (loss). As the full carrying value of the note was converted to Series D Preferred Stock, the balance remaining for the note at December 31, 2022 and thereafter remained zero.
The Company did not recognize any interest expense related to the
2020-A
Convertible Notes during the thirteen and thirty-nine weeks ended October 1, 2023 and the three months ended September 2022. Interest expense recognized during the nine months ended September 30, 2022 was immaterial.
2021-A
Convertible Notes
In 2020, the Company issued a series of convertible notes
(“2021-A
Convertible Notes”) for $4.3 million in proceeds, with immaterial debt issuance costs, and which are due and payable on demand by the holders after February 2022. The holders are existing investors and are not expected to demand cash settlement, as the Company expects to raise additional preferred financing under which the notes will convert into preferred shares. The notes carry simple interest of 2.0% and contained a conversion feature whereby the notes would convert at 80% of the issuance price of the preferred shares in the next equity financing. The notes also contained other embedded features such as conversion options that were exercisable upon the occurrence of various contingencies. All of the embedded features were analyzed to determine whether they should be bifurcated and separately accounted for as a derivative. Pursuant to such analysis, the Company valued and bifurcated the share-settled redemption feature, which enables the holders to convert the notes to the preferred shares at a predefined discount from the issuance price and recorded its initial fair value of $0.6 million as a discount on the convertible notes face amount. The debt discount is amortized to interest expense at a weighted-average effective interest rate of 18.1% through the maturity dates of the notes.
The fair value of the share-settled redemption feature was estimated based on a probability-weighted analysis of the discounted value of the notes converting under a Next Equity Financing, a change in control, default, or maturity, and the changes in fair value were recognized as a component of other income (expense), net in the unaudited condensed consolidated statements of operations and comprehensive income (loss). The Company recorded zero in expense during the thirteen and thirty-nine weeks ended October 1, 2023 and the three and nine months ended September 30, 2022, related to the change in the fair value of the convertible notes embedded derivative liability. The convertible notes were carried on the unaudited condensed consolidated balance sheets at their original issuance value, net of unamortized debt discount and issuance costs. In March 2022, as part of the Company’s Series D Preferred Stock issuance, the
2021-A
Convertible Notes converted into 869,640 shares of Series
D-1
redeemable convertible preferred stock. The Company recognized a gain on the conversion of $0.8 million in other income (expense), net on the unaudited condensed consolidated statements of operations and comprehensive income (loss). As the full carrying value of the note was converted to Series D Preferred Stock, the balance remaining for the note at December 31, 2022 and thereafter remained zero.
As part of the
2021-A
Convertible Notes financing, the Company entered into an additional convertible note with an existing investor for $0.5 million. The note carries PIK interest of 3.0% and is due and payable on demand at any time after June 30, 2021. The note contains an embedded conversion feature, which allows the holder to convert the note into a fixed number of shares of Series
C-1
preferred stock at any time after June 30, 2021. The Company concluded the conversion feature is not required to be bifurcated as an embedded derivative liability, and the note is carried at its principal plus accrued PIK interest. As the full carrying value of the note was converted to Series D Preferred Stock, the balance remaining for the note at December 31, 2022 and thereafter remained zero.
The Company did not recognize any interest expense related to the
2021-A
Convertible Notes during the thirteen and thirty-nine weeks ended October 1, 2023 and the three months ended September 30, 2022. Interest expense recognized during the nine months ended September 30, 2022 was immaterial.
2022 Convertible Notes
In connection with the Original Business Combination Agreement, the Company has raised a series of convertible notes (“2022 Convertible Notes”) during the fiscal year ended December 31, 2022 with an aggregate purchase price of $12.0 million, and during the thirty-nine weeks ended October 1, 2023 for an additional total purchase price of $21.3 million. Additionally, as part of the acquisition of Solaria, the Company assumed a note from an existing investor for its fair value of $6.7 million. The note contained the same terms as the other 2022 Convertible Notes. The Company did not incur significant issuance costs associated with the 2022 Convertible Notes. The 2022 Convertible Notes accrued interest at a rate of 5% per annum. Immediately prior to the closing of the Mergers, the 2022 Convertible Notes were converted into the number of shares of common stock of Complete Solaria equal to (x) the principal amount together with all accrued interest of the 2022 Convertible Notes divided by 0.75, divided by (y) the price of a share of common stock of Complete Solaria used to determine the conversion ratio in the Amended and Restated Business Combination Agreement. This resulted in the issuance of 5,316,460 shares of Complete Solaria common stock to the noteholders and no debt remains outstanding associated with the 2022 Convertible Notes as of October 1, 2023.
The Company has recognized interest expense of less than $0.1 million and $0.7 million related to the 2022 Convertible Notes during the thirteen and thirty-nine weeks ended October 1, 2023. The Company did not recognize any interest expense related to the 2022 Convertible Notes during the three and nine months ended September 30, 2022.
SAFE Agreements
2019 SAFE
In September 2019, the Company issued the 2019 SAFE for $0.1 million in proceeds, with immaterial debt issuance costs. No interest was accrued on the 2019 SAFE. The 2019 SAFE contained conversion features that allowed the holder to convert the 2019 SAFE into shares of preferred stock upon the next equity financing, subject to a valuation cap. The 2019 SAFE was reported at fair value based on the probability-weighted expected return method (“PWERM”), which assigns value to the multiple settlement scenarios based on the probability of occurrence. The fair value of the 2019 SAFE was $0.2 million as of December 31, 2021 was recorded in SAFE Agreements in the accompanying unaudited condensed consolidated balance sheets. In March 2022, the Company converted the 2019 SAFE into 48,258 shares of Series
D-3
redeemable convertible preferred stock. The Company recognized a gain on the conversion of the 2019 SAFE of less than $0.1 million in other income (expense), net on the unaudited condensed consolidated statements of operations and comprehensive income (loss). As the full carrying value of the SAFE was converted to Series D Preferred Stock, the balance remaining for the SAFE at December 31, 2022 and thereafter remained zero.
2021 SAFE
In December 2021, the Company issued the 2021 SAFE for $5.0 million in proceeds, with immaterial debt issuance costs. No interest is accrued on the 2021 SAFE. The 2021 SAFE contained conversion features that allowed the holder to convert the 2021 SAFE into shares of preferred stock upon the next equity financing, subject to a valuation cap. The 2019 SAFE was reported at fair value based on the PWERM, which assigns value to the multiple settlement scenarios based on the probability of occurrence. The fair value of the 2021 SAFE was $6.3 million as of December 31, 2021 is recorded in SAFE Agreements in the accompanying unaudited condensed consolidated balance sheets. In March 2022, the Company converted the 2021 SAFE into 1,005,366 shares of Series
D-1
redeemable convertible preferred stock. The Company recognized a gain on the conversion of the 2021 SAFE of $1.4 million in other income (expense), net on the unaudited condensed consolidated statements of operations and comprehensive income (loss). As the full carrying value of the SAFE was converted to Series D Preferred Stock, the balance remaining for the SAFE at December 31, 2022 and thereafter remained zero.
Solaria SAFE
As part of the acquisition of Solaria (refer to Note 6 – Business Combination) the Company acquired the Solaria SAFEs. The number of shares to be issued upon conversion of the SAFE notes contained various features to convert or redeem the Solaria SAFEs in the event of an equity financing, public offering, change of control or a dissolution event.
The Company historically elected to account for all of the SAFE notes at estimated fair value pursuant to the fair value option and recorded the change in estimated fair value as other income (expense), net in the unaudited condensed consolidated statements of operations and comprehensive income (loss) until the notes are converted or settled. The SAFE notes were amended through the SAFE Assumption Amendment, Assignment and Assumption Agreement on November 4, 2022, as part of the Business Combination with Complete Solar, whereby all the SAFE notes were assumed by Complete Solar. As part of the purchase price accounting discussed in Note 4 – Reverse Recapitalization, the estimated fair value of the SAFE notes was determined to be $60.5 million. Post consummation of the Business Combination the SAFE notes were converted to 8,171,662 shares of Series
D-8
preferred stock as discussed in Note 6 – Business Combination.
Notes Payable
Loan and Security Agreement
In January 2020, the Company entered into the Loan Agreement with SVB. The Loan Agreement, as amended, provided for a line of credit up to $7.0 million and has a maturity date of February 2022. Advances under the line of credit bore interest at the greater of 5.25% or the prime rate (as published in the Wall Street Journal) plus 3.5% per annum. All borrowings under the line of credit were to be secured by substantially all of the Company’s assets.
During 2021, the Company entered into several amendments to the Loan Agreement, and in May and August 2021 in connection with the Fifth and Sixth Amendments, the Company issued warrants to purchase 5,122 shares and 5,229 shares of common stock at exercise prices of $0.38 per share and $0.62 per share, respectively. The fair value of the warrants were recorded as deferred issuance costs and amortized to interest expense. As of December 31, 2022 and thereafter, there were no unamortized debt issuance costs.

Under the Loan Agreement, the Company was subject to certain reporting covenants, such as a requirement for the Company’s monthly unaudited condensed consolidated financial statements and compliance certificate, as well as a financial covenant to maintain a minimum liquidity ratio of 1.75 to 1.00. In 2021, the Loan Agreement was amended to add a new financial covenant, requiring the Company to obtain new equity of at least $15.0 million by a specified date, which the Company did not meet; however, the default was later waived by SVB.
In February 2022, as part of the transaction to raise long-term debt in CS Solis, the Company repaid the principal and accrued interest of the Loan Agreement of $6.7 million, which terminated the agreement with SVB. As such, as of December 31, 2022 and thereafter, there was no debt related to this agreement on the Company’s balance sheet.
2021 Promissory Notes
In July 2021, the Company issued a short-term promissory note for $0.5 million in proceeds, with immaterial debt issuance costs. The promissory note carried simple interest of 2.0% and were due and payable after February 2022. In February 2022, the Company repaid the 2021 Promissory Note.
In October 2021, the Company issued a short-term promissory note for $2.0 million in proceeds, with immaterial debt issuance costs. The promissory note contained a financing fee of $0.3 million, which was due and payable along with the principal amount in January 2022. In connection with the promissory note, the Company issued a warrant to purchase 50,000 shares of common stock at an exercise price of $0.01 per share. The principal and accrued interest of the note payable was repaid in January 2022, and no amounts remained outstanding as of December 31, 2022 and thereafter.
Current Insight Promissory Note
In January 2021, the Company issued a promissory note for a principal amount of $0.1 million in connection with the purchase of Current Insight, with immaterial debt issuance costs. The promissory note bears interest at 0.14% per annum and has equal monthly installments due and payable through the maturity date of January 2022. The principal and accrued interest was repaid in January 2022, and no amounts remained outstanding as of December 31, 2022 and thereafter.
2018 Bridge Notes
In December 2018, Solaria Corporation issued senior subordinated convertible secured notes (“2018 Notes”) totaling approximately $3.4 million in exchange for cash. The notes bear interest at the rate of 8% per annum and the investors are entitled to receive twice of the face value of the notes at maturity. The 2018 Notes are secured by substantially all of the assets of Solaria Corporation. In 2021, the 2018 Notes were amended extending the maturity date to December 13, 2022. In connection with the 2021 amendment, Solaria had issued warrants to purchase shares of Series
E-1
redeemable convertible preferred stock of Solaria. The warrants were exercisable immediately in whole or in part at and expire on December 13, 2031. As part of the Business Combination with Complete Solar, all the outstanding warrants issued to the lenders were assumed by the parent company, Complete Solaria as discussed in Note 6 – Business Combination.
In December 2022, the Company entered into an amendment to the 2018 Bridge Notes extending the maturity date from December 13, 2022 to December 13, 2023. In connection with the amendment, the notes will continue to bear interest at 8% per annum and are entitled to an increased repayment premium from 110% to 120% of the principal and accrued interest at the time of repayment.
The Company concluded that the modification was a troubled debt restructuring as the Company was experiencing financial difficulty and the amended terms resulted in a concession to the Company. As the future undiscounted cash payments under the modified terms exceeded the carrying amount of the Solaria

Bridge Notes on the date of modification, the modification was accounted for prospectively. The incremental repayment premium is being amortized to interest expense using the effective interest rate method. As of October 1, 2023 and December 31, 2022, the carrying value of the Bridge Notes was $10.7 million and $9.8 million, respectively. Interest expense recognized for the thirteen and thirty-nine weeks ended October 1, 2023 was $0.3 million and $1.0 million, respectively. The Company did not recognize any interest expense related to the 2018 Bridge Notes during the three and nine months ended September 30, 2022. As of October 1, 2023, the carrying value of the 2018 Bridge Notes approximates their fair value.
SCI Term Loan and Revolver Loan
In October 2020, Solaria entered into a loan agreement (“SCI Loan Agreement”) with Structural Capital Investments III, LP (“SCI”).
The SCI Loan Agreement comprises of two facilities, a term loan (the “Term Loan”) and a revolving loan (the “Revolving Loan”) (together “Original Agreement”) for $5.0 million each with a maturity date of October 31, 2023. Both the Term Loan and the Revolving Loan were fully drawn upon closing. The Term Loan was repaid prior to the acquisition of Solaria by Complete Solar and was not included in the Business Combination.
The Revolving Loan also has a term of
thirty-six
months, principal repayments at the end of the term and an annual interest rate of 7.75% or Prime rate plus 4.5%, whichever is higher. The SCI Loan Agreement required the Company to meet certain financial covenants relating to maintenance of specified restricted cash balance, achieving specified revenue target and maintaining specified contribution margin (“Financial Covenants”) over the term of each of the Revolving Loan. The Revolving Loan is collateralized substantially by all assets and property of the Company.
In the years ended December 31, 2022 and December 31, 2021, Solaria entered into several Amended and Restated Loan and Security Agreements as a forbearance agreement for SCI to forbear from exercising any rights and remedies available to it as a result of Company not meeting certain Financial Covenants required by the Original Agreement. As a result of these amendment changes were made to the Financial Covenants and Solaria recorded a total of $1.9 million amendment fees in Other Liabilities and was included in the acquired liabilities for purchase price accounting.
Solaria had historically issued warrants to purchase shares of Series
E-1
redeemable convertible preferred stock of Solaria (“SCI Series
E-1
warrants”). The warrants were fully exercisable in whole or in part at any time during the term of the Original agreement. As part of the Business Combination with Complete Solar, all the outstanding SCI Series
E-1
warrants were assumed by the parent company, Complete Solaria as discussed in Note 6 – Business Combination.
The Revolving Loan outstanding on the date of the Business Combination was fair valued at $5.0 million for the purpose of purchase price accounting discussed in Note 6 – Business Combination. The Revolving Loan principal balance at October 1, 2023 and December 31, 2022 amounted to $5.0 million. Interest expense recognized for the thirteen and thirty-nine weeks ended October 1, 2023 was $0.2 million and $0.5 million, respectively. The Company was in compliance with all the Financial Covenants as of October 1, 2023. In October 2023, the Company entered into an Assignment and Acceptance Agreement whereby Structural Capital Investments III, LP assigns the SCI debt to Kline Hill Partners Fund LP, Kline Hill Partners IV SPV LLC, Kline Hill Partners Opportunity IV SPV LLC, and Rodgers Massey Revocable Living Trust for a total purchase price of $5.0 million, as discussed in Note 22 – Subsequent Events.
Secured Credit Facility
In December 2022, the Company entered into a secured credit facility agreement with Kline Hill Partners IV SPV LLC and Kline Hill Partners Opportunity IV SPV LLC. The secured credit facility agreement allows the Company to borrow up to 70% of the net amount of its eligible vendor purchase orders with a maximum amount of $10.0 million at any point in time. The purchase orders are backed by relevant customer sales orders which serves as a collateral. The amounts drawn under the secured credit facility may be reborrowed provided that the aggregate borrowing does not exceed $20.0 million. The repayment under the secured credit facility is the borrowed amount multiplied by 1.15x if repaid within 75 days and borrowed amount multiplied by 1.175x if repaid after 75 days. The Company may prepay any borrowed amount without premium or penalty. Under the original terms, the secured credit facility agreement was due to mature in April 2023. The Company is in the process of amending the secured credit facility agreement to extend its maturity date.
At October 1, 2023, the outstanding net debt amounted to $11.7 million, including accrued financing cost of $4.1 million, compared to December 31, 2022, where the outstanding net debt amounted to $5.6 million, including accrued financing cost of $0.1 million. The Company has recognized interest expense of zero and $3.1 million related to the Secured Credit Facility during the thirteen and thirty-nine weeks ended October 1, 2023, respectively. The Company did not recognize any interest expense related to the Secured Credit Facility during the three and nine months ended September 30, 2022. As of October 1, 2023, the total estimated fair value of the Secured Credit Facility approximates its carrying value.
Polar Settlement Agreement
In September 2023, in connection with the Mergers, the Company entered into a settlement and release agreement with Polar Multi-Strategy Master Fund (“Polar”) for the settlement of a working capital loan that had been made by Polar to the Sponsor, prior to the closing of the Mergers. As part of the settlement agreement, the Company agreed to pay Polar $0.5 million as a return of capital, which is paid in ten equal monthly installments and does not accrue interest. During the thirteen and thirty-nine weeks ended October 1, 2023, the Company made one payment of less than $0.1 million, and as of October 1, 2023, and $0.5 million remains outstanding.
Debt in CS Solis
As described above, as part of the reorganization in February 2022 of the Company, the Company received an investment from Carlyle. The investment was made pursuant to a subscription agreement, under which Carlyle contributed $25.6 million in exchange for 100 Class B Membership Units of CS Solis and the Company contributed the net assets of Complete Solar, Inc. in exchange for 100 Class A Membership Units. The Class B Membership Units are mandatorily redeemable by the Company on the three-year anniversary of the effective date of the CS Solis amended and restated LLC agreement (February 14, 2025). The Class B Membership Units accrue interest that is payable upon redemption at a rate of 10.5% (which is structured as a dividend payable based on 25% of the investment amount measured quarterly), compounded annually, and subject to increases in the event the Company declares any dividends. In connection with the investment, the Company issued a warrant to purchase 5,978,960 shares of the Company’s common stock at a price of $0.01 per share, of which, 4,132,513 shares are immediately exercisable. The Company has accounted for the mandatorily redeemable investment from Carlyle in accordance with ASC 480, Distinguishing Liabilities from Equity, and has recorded the investment as a liability, which was accreted to its redemption value under the effective interest method. The Company has recorded the warrants as a discount to the liability. Refer to Note 14 – Common Stock, for further discussion of the warrants issued in connection with the Class B Membership Units.
On July 17 and July 18, 2023, and in connection with obtaining consent for the Mergers, Legacy Complete Solaria, FACT and Carlyle entered into an Amended and Restated Consent to the Business Combination Agreement (“Carlyle Debt Modification Agreement”) and an amended and restated warrant agreement (“Carlyle Warrant Amendment”), which modified the terms of the mandatorily redeemable investment made by Carlyle in Legacy Complete Solaria.

The Carlyle Debt Modification Agreement accelerates the redemption date of the investment, which was previously February 14, 2025 and is March 31, 2024 subsequent to the modification. Additionally, as part of the amendment, the parties entered into an amended and restated warrant agreement. As part of the Carlyle Warrant Amendment, Complete Solaria issued Carlyle a warrant to purchase up to 2,745,879 shares of Complete Solaria Common Stock at a price per share of $0.01, which is inclusive of the outstanding warrant to purchase 1,995,879 shares at the time of modification. The warrant, which expires on July 18, 2030, provides Carlyle with the right to purchase shares of Complete Solaria Common Stock based on (a) the greater of (i) 1,995,879 shares and (ii) the number of shares equal to 2.795% of Complete Solaria’s issued and outstanding shares of common stock, on a fully-diluted basis; plus (b) on and after the date that is ten (10) days after the date of the agreement, an additional 350,000 shares; plus (c) on and after the date that is thirty (30) days after the date of the agreement, if the original investment amount has not been repaid, an additional 150,000 shares; plus (d) on and after the date that is ninety (90) days after the date of the agreement, if the original investment amount has not been repaid, an additional 250,000 shares, in each case, of Complete Solaria Common Stock at a price of $0.01 per share. The warrants are classified as liabilities under ASC 815 and are recorded within warrant liability on the unaudited condensed consolidated statements of operations and comprehensive income (loss).
The Company accounted for the modification of the long-term debt in CS Solis as a debt extinguishment in accordance with ASC 480 and ASC 470. As a result of the extinguishment, the Company recorded a loss on extinguishment, of $10.3 million, which is recorded within other expense on the unaudited condensed consolidated statements of operations and comprehensive income (loss). As of the modification date, the Company recorded the fair value of the new debt of $28.4 million as short-term debt in CS Solis, and the amount will be accreted to its redemption value of $31.9 million under the effective interest method.
The Company has recorded a liability of $29.2 million and zero included in short-term debt in CS Solis on the unaudited condensed consolidated balance sheets as of October 1, 2023 and December 31, 2022, respectively. The Company has recorded a liability of zero and $25.2 million included in long-term debt in CS Solis on the unaudited condensed consolidated balance sheets as of October 1, 2023 and December 31, 2022, respectively. The Company has recorded accretion of the liability as interest expense of $1.2 million and $2.7 million for the thirteen and thirty-nine weeks ended October 1, 2023, respectively, and made payments of interest expense of $0.2 million for each of the thirteen and thirty-nine weeks ended October 1, 2023. The Company has recorded accretion of the liability as interest expense of $0.7 million and $1.7 million for the three and nine months ended September 30, 2022, respectively. During the thirteen and thirty-nine weeks ended October 1, 2023, the Company recorded amortization of issuance costs as interest expense of less than $0.1 million and $0.7 million, respectively. During the three and nine months ended September 30, 2022, the Company recorded the amortization of issuance costs as interest expense of $0.4 million and $0.9 million, respectively. As of October 1, 2023, the total estimated fair value of the Company’s debt in CS Solis was $29.1 million, which was estimated based on Level 3 inputs.

(17)	Stock-Based Compensation
In July 2023, the Company’s board of directors adopted and stockholders approved the 2023 Incentive Equity Plan (the “2023 Plan”). The 2023 Plan became effective immediately upon the closing of the Amended and Restated Business Combination Agreement. Initially, a maximum number of 8,763,322 shares of Complete Solaria Common Stock may be issued under the 2023 Plan. In addition, the number of shares of Complete Solaria Common Stock reserved for issuance under the 2023 Plan will automatically increase on January 1 of each year, starting on January 1, 2024 and ending on January 1, 2033, in an amount equal to the lesser of (1) 4% of the total number of shares of Complete Solaria’s Common Stock outstanding on December 31 of the preceding year, or (2) a lesser number of shares of Complete Solaria Common Stock determined by Complete Solaria’s Board prior to the date of the increase. The maximum number of shares of Complete Solaria Common Stock that may be issued on the exercise of ISOs under the 2023 Plan is three times the number of shares available for issuance upon the 2023 Plan becoming effective (or 26,289,966 shares).

Historically, awards were granted under the Amended and Restated Complete Solaria Omnibus Incentive Plan (“2022 Plan”), the Complete Solar 2011 Stock Plan (“2011 Plan”), the Solaria Corporation 2016 Stock Plan (“2016 Plan”) and the Solaria Corporation 2006 Stock Plan (“2006 Plan”) (together with the Complete Solaria, Inc. 2023 Incentive Equity Plan (“2023 Plan”), “the Plans”). The 2022 Plan is the successor of the Complete Solar 2021 Stock Plan, which was amended and assumed in connection with the acquisition of Solaria. The 2011 Plan is the Complete Solar 2011 Stock Plan that was assumed by Complete Solaria in the Required Transaction. The 2016 Plan and the 2006 Plan are the Solaria stock plans that were assumed by Complete Solaria in the Required Transaction.
Under the Plans, the Company has granted service and performance-based stock options and restricted stock units (“RSUs”).
A summary of stock option activity for the thirty-nine weeks ended October 1, 2023 under the Plans is as follows:

	Options Outstanding
	Number of Shares	Weighted Average Exercise Price per Share	Weighted Average Contractual Term (Years)	Aggregate Intrinsic Value (in thousands)
Outstanding—December 31, 2022	4,970,419	$4.86	6.99	$34,180
Options granted	2,164,946	5.18
Options exercised	(67,292)	0.83
Options canceled	(142,218)	9.46

Outstanding—October 1, 2023	6,925,855	$4.91	7.80	$2,727

Vested and expected to vest—October 1, 2023	6,925,855	$4.91	7.80	$2,727

Vested and exercisable—October 1, 2023	3,037,856	$5.16	6.40	$2,245

A summary of RSU activity for the thirty-nine weeks ended October 1, 2023 under the Plans is as follows:

	Number of RSUs	Weighted Average Grant Date Fair Value
Unvested at December 31, 2022	—
Granted	728,600	$5.00
Vested and released	(155,473)	$4.84
Cancelled or forfeited	(485,468)	$5.07

Unvested at October 1, 2023	87,659	$5.07

Stock-based compensation expense
The following table summarizes stock-based compensation expense and its allocation within the accompanying unaudited condensed consolidated statements of operations and comprehensive income (loss) (in thousands):

	Thirteen Weeks Ended October 1, 2023	Three Months Ended September 30, 2022	Thirty-Nine Weeks Ended October 1, 2023	Nine Months Ended September 30, 2022
Cost of revenues	$20	$1	$51	$6
Sales and marketing	143	37	337	91
General and administrative	1,416	47	1,933	120
Loss from discontinued operations, net of tax	535	—	1,835	—

Total stock-based compensation expense	$2,114	$85	$4,156	$217

As of October 1, 2023, there was a total of $16.4 million and $0.2 million of unrecognized stock-based compensation costs related to service-based options and RSUs, respectively. Such compensation cost is expected to be recognized over a weighted-average period of approximately 2.13 years and 4.75 years for service-based options and RSUs, respectively.
In July 2023, the Company’s board of directors approved the modification to accelerate the vesting of 52,167 options for employees that were terminated. Additionally, at the same time, the board of directors approved an extension of the post termination exercise period for 280,412 vested options of terminated employees. In connection with the modifications, the Company recorded incremental stock-based compensation expense of $0.1 million.

(18)	Employee Stock Purchase Plan
The Company adopted an Employee Stock Purchase Plan (the “ESPP Plan”) in connection with the consummation of the Mergers in July 2023. All qualified employees may voluntarily enroll to purchase the Company’s common stock through payroll deductions at a price equal to 85% of the lower of the fair market values of the stock of the offering periods or the applicable purchase date. As of October 1, 2023, 2,628,996 shares were reserved for future issuance under the ESPP Plan.

(19)	Commitments and Contingencies
Operating Leases
The Company leases its facilities under
non-cancelable
operating lease agreements. The Company’s leases have remaining terms of 0.3 years to 3.1 years. Options to renew or extend leases beyond their initial term have been excluded from measurement of the ROU assets and lease liabilities as exercise is not reasonably certain. Operating leases are reflected on the unaudited condensed consolidated balance sheets within operating lease ROU assets and the related current and non-current
operating lease liabilities. ROU assets represent the right to use an underlying asset for the lease term, and lease liabilities represent the obligation to make lease payments arising from lease agreement. Operating lease ROU assets and liabilities are recognized at the commencement date, or the date on which the lessor makes the underlying asset available for use, based upon the present value of the lease payments over the respective lease term. Lease expense is recognized on a straight-line basis over the lease term, subject to any changes in the lease or expectation regarding the terms. Variable lease costs such as common area maintenance, property taxes and insurance are expensed as incurred. Variable lease cost was $0.1 million and $0.3 million for the thirteen and thirty-nine weeks ended October 1, 2023, respectively, and $0.1 million and $0.2 million for the three and nine months September 30, 2022, respectively. Total lease expense for the thirteen and thirty-nine weeks ended October 1, 2023 was $0.3 million and $1.0 million, respectively, and for the three and nine months ended September 30, 2022 was $0.2 million and $0.5 million, respectively.

The Company made $0.3 million and $0.8 million of cash payments related to operating leases during the thirteen and thirty-nine weeks ended October 1, 2023, respectively and made $0.1 million and $0.4 million of cash payments related to operating leases during the three and nine months ended September 30, 2022, respectively. New operating lease right-of-use
assets obtained in exchange for operating lease liabilities were zero during the thirteen and thirty-nine weeks ended October 1, 2023 and zero and $0.2 million during the three and nine months ended September 30, 2022, respectively.
The weighted average remaining lease term and the discount rate for the Company’s operating leases are as follows:

October 1, 2023
Remaining average remaining lease term	2.61 years
Weighted average discount rate	15.20%
Future minimum lease payments under
non-cancelable
operating leases as of October 1, 2023 are as follows (in thousands):

2023 (excluding the thirty-nine weeks ended October 1, 2023)	$263
2024	743
2025	592
2026	477
2027 and thereafter	—

Total undiscounted liabilities	2,075

Less: imputed interest	(565)

Present value of operating lease liabilities	$1,510

Warranty Provision
The Company typically provides a
10-year
warranty on its solar energy system installations, which provides assurance over the workmanship in performing the installation, including roof leaks caused by the Company’s performance. For solar panel sales, the Company provides a
30-year
warranty that the products will be free from defects in material and workmanship. The Company will retain its warranty obligation associated with its panel sales, subsequent to the disposal of its panel business.
The Company accrues warranty costs when revenue is recognized for solar energy systems sales and panel sales, based primarily on the volume of new sales that contain warranties, historical experience with and projections of warranty claims, and estimated solar energy system and panel replacement costs. The Company records a provision for estimated warranty expenses in cost of revenues within the accompanying unaudited condensed consolidated statements of operations and comprehensive income (loss). Warranty costs primarily consist of replacement materials and equipment and labor costs for service personnel.

Activity by period relating to the Company’s warranty provision was as follows (in thousands):

	Thirty-Nine Weeks Ended October 1, 2023	Year Ended December 31, 2022
Warranty provision, beginning of period	$3,981	$2,281
Warranty liability from Business Combination	—	1,943
Accruals for new warranties issued	2,100	1,492
Settlements	(2,060)	(1,735)

Warranty provision, end of period	$4,021	$3,981

Warranty provision, current	$605	$767
Warranty provision, noncurrent	$3,416	$3,214
Indemnification Agreements
From time to time, in its normal course of business, the Company may indemnify other parties, with which it enters into contractual relationships, including customers, lessors, and parties to other transactions with the Company. The Company may agree to hold other parties harmless against specific losses, such as those that could arise from breach of representation, covenant or third-party infringement claims. It may not be Possible to determine the maximum potential amount of liability under such indemnification agreements due to the unique facts and circumstances that are likely to be involved in each particular claim and indemnification provision. Historically, there have been no such indemnification claims. In the opinion of management, any liabilities resulting from these agreements will not have a material adverse effect on the business, financial position, results of operations, or cash flows.
Legal Matters
The Company is a party to various legal proceedings and claims which arise in the ordinary course of business. The Company records a liability when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. If the Company determines that a loss is reasonably possible and the loss or range of loss can be reasonably estimated, the Company discloses the reasonably possible loss. The Company adjusts its accruals to reflect the impact of negotiations, settlements, rulings, advice of legal counsel and other information and events pertaining to a particular case. Legal costs are expensed as incurred. Although claims are inherently unpredictable, the Company is not aware of any matters that have a material adverse effect on the business, financial position, results of operations, or cash flows. The Company has recorded $3.0 million and $1.9 million as a loss contingency in accrued expenses and other current liabilities on the unaudited condensed consolidated balance sheets as of October 1, 2023 and December 31, 2022, respectively, primarily associated with the pending settlement of the following legal matters.
Katerra Litigation
On July 22, 2022, Katerra, Inc. filed a complaint for breach of contract and turnover of property under Section 542(b) of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas. The complaint seeks damages for the amounts due under the Settlement Agreement and for attorney’s fees. The Company filed an answer to the complaint on September 6, 2022. On May 11, 2023, the parties reached a settlement in which Solaria agreed to pay Katerra $0.8 million, paid in monthly payments beginning on May 25, 2023 and ending by October 25, 2023. As of October 1, 2023, the remaining balance of payments owed in relation to the settlement was $0.1 million.

SolarPark Litigation
In January 2023, SolarPark Korea Co., LTD (“SolarPark”) demanded approximately $80.0 million during discussions between the Company and SolarPark. In February 2023, the Company submitted its statement of claim seeking approximately $26.4 million in damages against SolarPark. The ultimate outcome of this arbitration is currently unknown and could result in a material liability to the Company. However, the Company believes that the allegations lack merit and intends to vigorously defend all claims asserted. No liability has been recorded in the Company’s unaudited condensed consolidated financial statements as the likelihood of a loss is not probable at this time.
On March 16, 2023, SolarPark filed a complaint against Solaria and the Company in the United States District Court for the Northern District of California (“the court”). The complaint alleges a civil conspiracy involving misappropriation of trade secrets, defamation, tortious interference with contractual relations, inducement to breach of contract, and violation of California’s Unfair Competition Law. The complaint indicates that SolarPark has suffered in excess of $220.0 million in damages.
On May 11, 2023, SolarPark filed a motion for preliminary injunction to seek an order restraining the Company from using or disclosing SolarPark’s trade secrets, making or selling shingled modules other than those produced by SolarPark, and from soliciting solar module manufacturers to produce shingled modules using Solaria’s shingled patents. On May 18, 2023, the Company responded by filing a motion for partial dismissal and stay. On June 1, 2023, SolarPark filed an opposition to the Company’s motion for dismissal and stay and a reply in support of their motion for preliminary injunction. On June 8, 2023, the Company replied in support of its motion for partial dismissal and stay. On July 11, 2023, the court conducted a hearing to consider SolarPark and the Company’s respective motions. On August 3, 2023, the court issued a ruling, which granted the preliminary injunction motion with respect to any purported misappropriation of SolarPark’s trade secrets. The court’s ruling does not prohibit the Company from producing shingled modules or from utilizing its own patents for the manufacture of shingled modules. The court denied SolarPark’s motion seeking a defamation injunction. The court denied the Company’s motion to dismiss and granted the Company’s motion to stay the entire litigation pending the arbitration in Singapore. On September 1, 2023, the Company filed a Limited Notice of Appeal to appeal the August 2023 order granting SolarPark’s motion for preliminary injunction. On September 26, 2023, Solaria filed a Notice of Withdrawal of Appeal and will not appeal the Court’s Preliminary Injunction Order. No liability has been recorded in the Company’s unaudited condensed consolidated financial statements as the likelihood of a loss is not probable at this time.
Siemens Litigation
On July 22, 2021, Siemens filed a lawsuit for breach of contract and warranty against the Company and demanded $6.9 million plus legal fees. The case is currently in trial. The Company has recorded $2.0 million and zero as a loss contingency related to this litigation in accrued expenses and other current liabilities on the unaudited condensed consolidated balance sheets as of October 1, 2023 and December 31, 2022, respectively.
China Bridge Litigation
On August 24 2023, China Bridge Capital Limited (“China Bridge”) alleged breach of contract and demanded $6.0 million. The complaint names FACT as the defendant. The complaint alleges China Bridge and FACT entered into a financial advisory agreement in October 2022 whereby FACT engaged China Bridge to advise and assist FACT in identifying a company for FACT to acquire. As part of the agreement, China Bridge claims that FACT agreed to pay China Bridge a $6.0 million advisory fee if FACT completed such an acquisition. China Bridge claims it introduced Complete Solaria to FACT and is therefore owed the $6.0 million advisory fee. The Company believes that the allegations lack merit and intends to vigorously defend all claims asserted. No liability has been recorded in the Company’s unaudited condensed consolidated financial statements as the likelihood of a loss is not probable at this time.

Letters of Credit
The Company had $3.5 million of outstanding letters of credit related to normal business transactions as of October 1, 2023. These agreements require the Company to maintain specified amounts of cash as collateral in segregated accounts to support the letters of credit issued thereunder. As discussed in Note 2 – Summary of Significant Accounting Policies, the cash collateral in these restricted cash accounts was $3.8 million and $3.9 million as of October 1, 2023 and December 31, 2022, respectively.

(20)	Basic and Diluted Net Loss Per Share
The Company uses the
two-class
method to calculate net loss per share. No dividends were declared or paid for the thirteen or thirty-nine weeks ended October 1, 2023 or for the three or nine months ended September 30, 2022. Undistributed earnings for each period are allocated to participating securities, including the redeemable convertible preferred stock, based on the contractual participation rights of the security to share in the current earnings as if all current period earnings had been distributed. As there is no contractual obligation for the redeemable convertible preferred stock to share in losses, the Company’s basic net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average shares of common stock outstanding during periods with undistributed losses.
The unaudited basic and diluted shares and net loss per share for the three and nine months ended September 30, 2022 have been retroactively restated to give effect to the conversion of shares of legal acquiree’s convertible instruments into shares of legal acquiree common stock as though the conversion had occurred as of the beginning of the period. The retroactive restatement is consistent with the presentation on the accompanying unaudited condensed consolidated statements of stockholders’ deficit.
The following table sets forth the computation of the Company’s basic and diluted net loss per share attributable to common stockholders for the thirteen and thirty-nine weeks ended October 1, 2023 and three and nine months ended September 30, 2022 (in thousands, except share and per share amounts):

	Thirteen Weeks Ended October 1, 2023	Three Months Ended September 30, 2022	Thirty-Nine Weeks Ended October 1, 2023	Nine Months Ended September 30, 2022
Numerator:
Net loss from continuing operations	$(50,973)	$(4,146)	$(73,448)	$(10,809)
Net loss from discontinued operations	(155,909)	—	(168,458)	—

Net loss	$(206,882)	$(4,146)	$(241,906)	$(10,809)
Denominator:
Weighted average common shares outstanding, basic and diluted	39,821,078	13,431,410	16,969,979	13,053,367
Net loss per share:
Continuing operations – basic and diluted	$(1.28)	$(0.31)	$(4.33)	$(0.83)

Discontinued operations – basic and diluted	$(3.92)	$—	$(9.92)	$—

Net loss per share – basic and diluted	$(5.20)	$(0.31)	$(14.25)	$(0.83)

Basic and diluted net loss per share attributable to common stockholders is the same for the thirteen and thirty-nine weeks ended October 1, 2023 and three and nine months ended September 30, 2022 because the inclusion of potential shares of common stock would have been anti-dilutive for the periods presented.

The following table presents the potential common shares outstanding that were excluded from the computation of diluted net loss per share of common stock as of the periods presented because including them would have been antidilutive:

	As of
	October 1, 2023	December 31, 2022
Common stock warrants	23,626,132	2,000,878
Preferred stock warrants	—	488,024
Stock options and RSUs issued and outstanding	7,013,514	2,430,949

Potential common shares excluded from diluted net loss per share	30,639,646	4,919,851

(21)	Related Party Transactions
Related Party Convertible Promissory Notes
In 2020, the Company issued convertible promissory notes
(“2020-A
Convertible Notes”) of approximately $3.8 million to various investors, out of which $3.3 million was issued to nine related parties. The principal amount of the outstanding balance accrued interest at 2.0% per annum. In 2021, the Company subsequently issued convertible promissory notes
(“2021-A
Convertible Notes”) of approximately $4.8 million to various investors, out of which $3.6 million was issued to four related parties. The principal amount of the outstanding balance accrued interest at 2.0% per annum. Refer to Note 16 – Borrowing Arrangements for further details.
In March 2022, as part of the Company’s Series D redeemable convertible preferred stock issuance, the Company converted all of the outstanding convertible note series. As part of the conversion, the Company recognized a gain on the extinguishment of related party convertible notes of $1.4 million, which was recorded in other income (expense), net on the unaudited condensed consolidated statements of operations and comprehensive income (loss).
In October 2022 through June 2023, the Company issued convertible promissory notes (“2022 Convertible Notes”) of approximately $33.3 million to various investors, out of which $12.1 million was issued to five related parties. Additionally, the Company acquired a related party convertible note, on the same terms as the 2022 Convertible Notes as part of the acquisition of Solaria, with a fair value of $6.7 million at the time of the acquisition. The related party debt is presented as convertible notes, net, due to related parties, noncurrent in the accompanying unaudited condensed consolidated balance sheets. The principal amount of the outstanding balance on the 2022 Convertible Notes accrues at 5.0%, compounded annually. For the thirteen and thirty-nine weeks ended October 1, 2023, the Company has recognized less than $0.1 million and $0.4 million, respectively, in interest expense related to the related party 2022 Convertible Promissory Notes.
In June 2023, the Company received $3.5 million of prefunded PIPE proceeds from a related party investor in conjunction with the Company’s merger with Freedom Acquisition I Corp (refer to Note 1(a) – Description of Business and Note 4 – Reverse Recapitalization). The $3.5 million investment converted to equity for reclassification of prepaid PIPE, which is reflected in the unaudited condensed consolidated statements of redeemable convertible preferred stock and stockholders’ deficit for the thirteen and thirty-nine weeks ended October 1, 2023.
In July 2023, in connection with the Mergers, in addition to the $3.5 million of related party PIPE proceeds noted above, the Company received additional PIPE proceeds from related parties of $12.1 million, which is reflected in the unaudited condensed consolidated statements of redeemable convertible preferred stock and stockholders’ deficit for the thirteen and thirty-nine weeks ended October 1, 2023.

In July 2023, in connection with the Mergers, the Company issued 120,000 shares to a related party as a transaction bonus. As a result of the issuance, the Company recognized $0.7 million of expense within other income (expense), net in its unaudited condensed consolidated statements of operations and comprehensive income (loss) for the thirteen and thirty-nine weeks ended October 1, 2023.
In July 2023, the Company entered into a series of FPAs as described in Note 5 – Forward Purchase Agreements. In connection with the FPAs, the Company recognized other expense of $30.7 million for each of the thirteen and thirty-nine weeks ended October 1, 2023 in connection with the issuance of 5,670,000 shares of Complete Solaria Common Stock to the related party FPA Sellers. The Company also recognized other income of $0.3 million in connection with the issuance of the FPAs with related parties. As of October 1, 2023, the Company has recognized a liability associated with the FPAs of $5.6 million due to related parties in its unaudited condensed consolidated balance sheets, and the Company has recognized other expense associated with the change in fair value of the FPA liability due to related parties of $5.9 million in its unaudited condensed consolidated statements of operations and comprehensive income (loss) for both the thirteen and thirty-nine weeks ended October 1, 2023.
In September 2023, in connection with the Mergers, the Company entered into a settlement and release agreement with a related party for the settlement of a working capital loan made to the Sponsor, prior to the closing of the Mergers. As part of the settlement agreement, the Company agreed to pay the related party $0.5 million as a return of capital, which is paid in ten equal monthly installments and does not accrue interest. During each of the thirteen and thirty-nine weeks ended October 1, 2023, the Company made one payment of $0.1 million. As of October 1, 2023, $0.5 million remains outstanding.
There were no other material related party transactions during the thirteen and thirty-nine weeks ended October 1, 2023 or the three and nine months ended September 30, 2022.
(22) Subsequent Events
In preparing the unaudited condensed consolidated financial statements as of and for the thirty-nine weeks ended October 1, 2023, the Company evaluated subsequent events for recognition and measurement purposes through November 14, 2023, which is the date the financial statements were available to be issued. The Company noted no subsequent events through November 14, 2023 that would materially impact the unaudited condensed consolidated financial statements, except for the following:
In October 2023, the Company entered into an Assignment and Acceptance Agreement (“Assignment Agreement”), whereby Structural Capital Investments III, LP assigns the SCI debt to Kline Hill Partners Fund LP, Kline Hill Partners IV SPV LLC, Kline Hill Partners Opportunity IV SPV LLC, and Rodgers Massey Revocable Living Trust for a total purchase price of $5.0 million. The Company has identified this as a related party transaction.
In October 2023, in connection with the Assignment Agreement, the Company also entered into the First Amendment to Warrant to Purchase Stock Agreements with the holders of the Series
D-7
warrants. Pursuant to the terms of the agreement, the warrants to purchase 1,376,414 shares of Series
D-7
preferred stock converted into warrants to purchase 656,630 shares of common stock (the “replacement warrants”). As a result of the warrant amendment, the Company reclassified the replacement warrants from equity to liability. The replacement warrants were remeasured to the fair value on the amendment effective date and the Company will record subsequent changes in fair value in other income (expense), net on the unaudited condensed consolidated statements of operations and comprehensive income (loss).
In October 2023, the Company completed the sale of its solar panel business to Maxeon, pursuant to the terms of the Asset Purchase Agreement (the “Disposal Agreement”). Under the terms of the Disposal Agreement, Maxeon agreed to acquire certain assets and employees of Complete Solaria, for an aggregate purchase price of approximately $11.0 million consisting of 1,100,000 shares of Maxeon ordinary shares. The Company recorded an impairment charge of $1.7 million related to a decline in the fair value of the Maxeon shares between the end of the fiscal quarter on October 1, 2023 and the disposal date of October 6, 2023. No significant transaction costs were incurred subsequent to the balance sheet date.